


                                                                                               Exhibit 99.1




TXU CORP. AND SUBSIDIARIES

INDEX TO FINANCIAL INFORMATION
December 31, 2003

                                                                                                        Page
   Glossary.................................................................................             ii

Selected Financial Data - Consolidated Financial Statistics.................................            A-1
Management's Discussion and Analysis of Financial Condition and Results of Operations.......            A-2
Report of Independent Registered Public Accounting Firm.....................................           A-41
Financial Statements:
   Statements of Consolidated Income........................................................           A-42
   Statements of Consolidated Comprehensive Income..........................................           A-43
   Statements of Consolidated Cash Flows....................................................           A-44
   Consolidated Balance Sheets..............................................................           A-45
   Statements of Consolidated Shareholders' Equity..........................................           A-46
   Notes to Financial Statements............................................................           A-48




                                    GLOSSARY

When the following terms and abbreviations appear in the text of this report, they have the meanings indicated below.
1999 Restructuring Legislation........Legislation that restructured the electric utility industry in Texas to provide for competition

2002 Form 8-K.........................the Form 8-K of TXU Corp. filed September 23, 2003, reflecting the impact of adopting SFAS 145 on the financial information reported in the 2002 Form 10-K

2002 Form 10-K........................TXU Corp.'s Annual Report on Form 10-K for the year ended December 31, 2002

2003 Form 10-K........................TXU Corp.'s Annual Report on Form 10-K for the year ended December 31, 2003

APB Opinion 30........................Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations -
                                      Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual
                                      and Infrequently Occurring Events and Transactions"

Bcf...................................billion cubic feet

Commission............................Public Utility Commission of Texas

EITF..................................Emerging Issues Task Force

EITF 98-10 ...........................EITF Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk
                                      Management Activities"

EITF 01-8.............................EITF Issue No. 01-8, "Determining Whether an Arrangement Contains a Lease"

EITF 02-3 ............................EITF Issue No. 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading
                                      Purposes and Contracts Involved in Energy Trading and Risk Management Activities"

EITF 03-11............................EITF Issue No. 03-11, "Reporting Realized Gains and Losses on Derivative Instruments That Are
                                      Subject to FASB Statement No. 133 and Not `Held for Trading Purposes As Defined' in EITF No.
                                      02-3"

Electric Delivery.................... refers to TXU Electric Delivery Company (formerly Oncor Electric Delivery Company), a subsidiary of US Holdings, or Electric Delivery and its consolidated bankruptcy remote financing subsidiary, TXU Electric Delivery Transition Bond Company LLC (formerly Oncor
                                      Electric Delivery Transition Bond Company LLC), depending on context

Energy................................refers to TXU Energy Company LLC, a subsidiary of US Holdings, and/or its consolidated subsidiaries, depending on context

EPA...................................Environmental Protection Agency

ERCOT.................................Electric Reliability Council of Texas, the Independent System Operator and the regional reliability coordinator of the various electricity systems within Texas

ERISA.................................Employee Retirement Income Security Act

FASB..................................Financial Accounting Standards Board, the designated organization in the private sector for establishing standards for financial accounting and reporting

FERC..................................Federal Energy Regulatory Commission

FIN...................................Financial Accounting Standards Board Interpretation

FIN 45................................FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including
                                      Indirect Guarantees of Indebtedness of Others - an Interpretation of FASB Statements No. 5,
                                      57, and 107 and Rescission of FIN No. 34"

FIN 46................................FIN No. 46, "Consolidation of Variable Interest Entities"

Fitch.................................Fitch Ratings, Ltd.

FSP ..................................FASB Staff Position (new interpretations of standards issued by the staff of the FASB)

GWh...................................gigawatt-hours

historical............................service territory US Holdings' historical service territory, largely in north Texas, at the time of entering competition on January 1, 2002

IRS...................................Internal Revenue Service

kv....................................kilovolts

Moody's...............................Moody's Investors Services, Inc.

MW....................................megawatts

NRC...................................United States Nuclear Regulatory Commission

Pinnacle..............................Pinnacle One Partners, L.P., the holding company for the telecommunications business and formerly a joint venture

POLR..................................provider of last resort of electricity to certain customers under the Commission rules interpreting the 1999 Restructuring Legislation

Price-to-beat.........................rate residential and small business customer electricity rates established by the
                                      Commission in the restructuring of the Texas market that are required to be charged in a REP's historical service territories until January 1, 2005 or when 40% of the electricity consumed by such customer classes is supplied by competing REPs, adjusted periodically for changes in fuel costs, and required to be available to those customers until January 1, 2007

REP...................................retail electric provider

RRC...................................Railroad Commission of Texas

S&P...................................Standard & Poor's, a division of the McGraw Hill Companies

Sarbanes-Oxley........................Sarbanes - Oxley Act of 2002

SEC...................................United States Securities and Exchange Commission

Settlement Plan.......................regulatory settlement plan that received final approval by the Commission in January 2003

SFAS..................................Statement of Financial Accounting Standards issued by the FASB

SFAS 4................................SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt"

SFAS 34...............................SFAS No. 34, "Capitalization of Interest Cost"

SFAS 71...............................SFAS No. 71, "Accounting for the Effect of Certain Types of Regulation"

SFAS 87...............................SFAS No. 87, "Employers' Accounting for Pensions"

SFAS 101..............................SFAS No. 101, "Regulated Enterprises - Accounting for the Discontinuance of the Application of
                                      FASB Statement No. 71"

SFAS 106..............................SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions"

SFAS 109..............................SFAS No. 109, "Accounting for Income Taxes"

SFAS 121..............................SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets
                                      to be Disposed Of"

SFAS 123..............................SFAS No. 123, "Accounting for Stock-Based Compensation"

SFAS 132..............................Revised SFAS No. 132, "Employers' Disclosures about Pensions and Postretirement Benefits"

SFAS 133..............................SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities"

SFAS 140..............................SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments
                                      of Liabilities, a replacement of FASB Statement 125"

SFAS 142..............................SFAS No. 142, "Goodwill and Other Intangible Assets"

SFAS 143..............................SFAS No. 143, "Accounting for Asset Retirement Obligations"

SFAS 144..............................SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets"

SFAS 145..............................SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement 13,
                                      and Technical Corrections"

SFAS 146..............................SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities"

SFAS 148..............................SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure"

SFAS 149..............................SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities"

SFAS 150..............................SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both
                                      Liabilities and Equity"

SG&A..................................selling, general and administrative

SOP 98-1..............................American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for
                                      the Cost of Computer Software Developed or Obtained for Internal Use"

TCEQ..................................Texas Commission on Environmental Quality

TXU Australia.........................refers to TXU Australia Group Pty Ltd, a subsidiary of TXU Corp., and/or its consolidated subsidiaries, depending on context

TXU Business Services.................TXU Business Services Company, a subsidiary of TXU Corp.

TXU Communications....................TXU Communications Ventures Company, a subsidiary of Pinnacle

TXU Corp..............................refers to TXU Corp., a holding company, and/or its consolidated subsidiaries, depending on context

TXU Europe............................TXU Europe Limited, a former subsidiary of TXU Corp.

TXU Fuel..............................TXU Fuel Company, a subsidiary of Energy

TXU Gas...............................TXU Gas Company, a subsidiary of TXU Corp.

TXU Mining............................TXU Mining Company LP, a subsidiary of Energy

TXU Portfolio Management..............TXU Portfolio Management Company LP, a subsidiary of Energy

TXU SESCO.............................TXU SESCO Company, a subsidiary of Energy, which serves as a REP in ten counties in the eastern and central parts of Texas

UK....................................United Kingdom

US....................................United States of America

US GAAP...............................accounting principles generally accepted in the US

US Holdings...........................TXU US Holdings Company, a subsidiary of TXU Corp.

                                       TXU CORP. AND SUBSIDIARIES
                                         SELECTED FINANCIAL DATA


                                                                                     Year Ended December 31,
                                                                   --------------------------------------------------------
                                                                     2003         2002       2001        2000        1999
                                                                    ------       ------     ------      ------      ------
                                                                           (Millions of US Dollars, except ratios)

Operating revenues..............................................   $ 8,600      $ 8,094      $7,962      $7,680      $6,409
Income from continuing operations before extraordinary loss and
  cumulative effect of changes in accounting principles.........   $   566      $   105      $  533      $  560      $  670
Income (loss) from discontinued operations, net of tax effect      $    74      $(4,181)     $  201      $  356      $  315
Extraordinary loss, net of tax effect (a) ......................   $     -      $  (134)     $  (57)     $    -      $    -
Cumulative effect of changes in accounting principles, net
  of tax benefit (a)............................................   $   (58)     $     -      $    -      $    -      $    -
Preference stock dividends......................................   $    22      $    22      $   22      $   12      $    -
Net income (loss) available for common stock....................   $   560      $(4,232)     $  655      $  904      $  985

Common stock data (millions):
Basic shares outstanding - average..............................       322          278         259         264         279
Diluted shares outstanding - average............................       379          278         259         264         279
Shares outstanding - end of year ...............................       324          322         265         258         276

Basic earnings per share:
Income from continuing operations before extraordinary
  loss and cumulative effect of changes in accounting
   principles (a) ..............................................   $  1.76      $  0.37      $ 2.05      $ 2.12      $ 2.40
Income (loss) from discontinued operations, net of tax effect...   $  0.23      $(15.04)     $ 0.77      $ 1.35      $ 1.13
Extraordinary loss,  net of tax effect (a) .....................   $     -      $ (0.48)     $(0.22)     $    -      $    -
Cumulative effect of changes in accounting principles, net
    of tax benefit (a)..........................................   $ (0.18)     $     -      $    -      $    -      $    -
Preference stock dividends......................................   $ (0.07)     $ (0.08)     $(0.08)     $(0.04)     $    -
Net income (loss) available for common stock....................   $  1.74      $(15.23)     $ 2.52      $ 3.43      $ 3.53

Diluted earnings per share:
Income from continuing operations before extraordinary
  loss and cumulative effect of changes in accounting
  principles (a)...............................................    $ 1.63       $  0.37      $ 2.05      $ 2.12      $ 2.40
Income (loss) from discontinued operations, net of tax effect..    $ 0.20       $(15.04)     $ 0.77      $ 1.35      $ 1.13
Extraordinary loss, net of tax effect (a) .....................    $    -       $ (0.48)     $(0.22)     $    -      $    -
Cumulative effect of changes in accounting principles, net
   of tax benefit (a)..........................................    $(0.15)      $     -      $    -      $    -      $    -
Preference stock dividends.....................................    $(0.06)      $ (0.08)     $(0.08)     $(0.04)     $    -
Net income (loss) available for common stock...................    $ 1.62       $(15.23)     $ 2.52      $ 3.43      $ 3.53
Dividends declared per share...................................    $ 0.50       $ 1.925      $2.400      $2.400      $2.325
Book value per share - end of year.............................    $17.34       $ 14.80      $28.88      $28.97      $30.15
Return on average common stock equity (a) (b)..................      14.6%          3.3%        7.8%        8.7%        8.4%
Ratio of earnings to fixed charges.............................      1.95          1.23        1.87       1.91        2.13
Ratio of earnings to combined fixed charges
  and preference stock dividends................................     1.88          1.17        1.81       1.87        2.13



See notes on page A-2.

                                       TXU CORP. AND SUBSIDIARIES
                                     SELECTED FINANCIAL DATA (CONT.)

                                                                                     Year Ended December 31,
                                                                    --------------------------------------------------------
                                                                     2003         2002       2001        2000        1999
                                                                    ------       ------     ------     -------      ------
                                                                           (Millions of US Dollars, except ratios)
Total assets - end of year....................................     $31,720     $31,405     $42,598     $45,377     $41,259
Property, plant & equipment - net - end of year...............      16,803      16,526      16,579      16,281      16,368
  Capital expenditures........................................         721         813         988         827         675
Capitalization - end of year
  Equity-linked debt securities...............................      $1,440      $1,440      $1,350      $  700      $  700
  Exchangeable subordinated notes (c).........................           -         639           -           -           -
  Long-term debt held by subsidiary trusts (d)................         546         546         547       1,423       1,423
  All other long-term debt, less amounts due currently........       9,168       8,003       8,098       6,868       7,353
  Exchangeable preferred membership interests (c).............         646           -           -           -           -
  Preferred stock of subsidiaries:
    Not subject to mandatory redemption.......................         113         190         190         190         190
    Subject to mandatory redemption...........................           -          21          21          21          21
  Common stock repurchasable under equity forward contracts...           -           -           -         190           -
  Preference stock............................................         300         300         300         300           -
  Common stock equity.........................................       5,619       4,766       7,656       7,476       8,334
                                                                   -------     -------     -------     -------     -------
       Total..................................................     $17,832     $15,905     $18,162     $17,168     $18,021
                                                                   =======     =======     =======     =======     =======
Capitalization ratios - end of year
  Equity-linked debt securities...............................         8.1%        9.1%        7.4%        4.1%        3.9%
  Exchangeable subordinated notes.............................            -        4.0           -           -           -
  Long-term debt held by subsidiary trusts....................         3.1         3.4         3.0         8.3         7.9
  All other long-term debt, less amounts due currently........        51.4        50.3        44.6        40.0        40.8
  Exchangeable preferred membership interests.................         3.6           -           -           -           -
  Preferred stock of subsidiaries.............................          .6         1.3         1.2         1.2         1.2
  Common stock repurchasable under equity forward contracts              -           -           -         1.1           -
  Preference stock............................................         1.7         1.9         1.6         1.8           -
  Common stock equity.........................................        31.5        30.0        42.2        43.5        46.2
                                                                   -------     -------     -------     -------     -------
       Total..................................................       100.0%      100.0%      100.0%      100.0%      100.0%
                                                                   =======     =======     =======     =======     =======

Notes payable.................................................       $   -      $2,306      $1,671      $1,834      $1,763
Long-term debt due currently..................................         678         941         866       1,602         877

Embedded interest cost on long-term debt - end of year (e)....         6.3%        6.8%        5.9%        7.2%        7.0%
Embedded interest cost on long-term debt held by subsidiary            6.4%        7.8%        7.8%        9.8%        8.1%
  trusts......................................................
Embedded dividend cost on preferred stock of subsidiaries -
  end of year (f).............................................         9.7%        6.5%        6.5%        7.0%        7.0%

(a) See Results of Operations in MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. Amounts for 2002 and 2001 reflect reclassifications in accordance with the implementation of SFAS 145. See Note 1 to Financial Statements.
(b) Based on results from continuing operations.
(c) Exchanged for preferred membership interest in 2003. Amount is presented net of discount.
(d) The subsidiary financing trusts were deconsolidated in accordance with FIN 46. Amounts are subordinated to other long-term debt. (See Note 10 to Financial Statements.)
(e) Represents the annual interest using year-end rate for variable rate debt and reflecting effects of interest rate swaps and amortization of any discounts, premiums, issuance costs and any deferred gains/losses on reacquisitions divided by the carrying value of the debt plus or minus the unamortized balance of any discounts, premiums, issuance costs and gains/losses on reacquisitions at the end of the year.
(f) Includes the unamortized balance of the loss on reacquired preferred stock and associated amortization. The embedded dividend cost excluding the effects of the loss on reacquired preferred stock is 6.0% for 2002, 6.0% for 2001, 6.2% for 2000 and 6.2% for 1999.

Certain previously reported financial statistics have been reclassified to conform to current classifications.
Prior year periods have been restated to reflect certain operations as discontinued operations. (See Note 3 to Financial Statements.)

See Note 2 to Financial Statements for proforma amounts relating to adoption of SFAS 143.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                     RESULTS OF OPERATIONS

      In the second quarter of 2004, TXU Corp. finalized plans to dispose of its TXU Australia, TXU Gas and Pedricktown, New Jersey (power production) businesses. The TXU Australia business was sold in July 2004 and the operations of TXU Gas were disposed of in a merger by division transaction in October 2004. Negotiations for the sale of the Pedricktown facility are ongoing and a transaction is expected to be completed no later than the second quarter of 2005. The financial statements have been reclassified to reflect these businesses as discontinued operations. Except as required to reflect the effects of the reclassification and dispositions discussed above, the Management Discussion and Analysis has not been otherwise modified or updated.

BUSINESS

      Description of Business - TXU Corp. is a holding company conducting its operations principally through its Energy and Electric Delivery subsidiaries. Energy is engaged in electricity generation, retail and wholesale energy sales and hedging and risk management activities. Electric Delivery engages in regulated electricity transmission and distribution operations.

Changes in Business
-------------------

      Discontinued Businesses -

      See Note 3 to Financial Statements for detailed information about discontinued operations.

Exchange Rates

      The following exchange rates have been used to convert foreign currency denominated amounts into US dollars, unless they were determined using exchange rates on the date of a specific event:

                                                                                    Income Statement
                                            Balance Sheet                           (average for year
                                          (at December 31,)                        ended December 31,)
                                         ------------------------         -------------------------------------
                                          2003          2002                 2003         2002         2001
                                         -----         -----                ------       ------       ------
Australian dollars (A$) ..........      $0.7495       $0.5650              $0.6525      $0.5441        $0.5182

      All dollar amounts in Management's Discussion and Analysis of Financial Condition and Results of Operations and the tables therein, except per share amounts, are stated in millions of US dollars unless otherwise indicated.

MANAGEMENT'S CHALLENGES AND INITIATIVES

Management Change
-----------------

      On February 23, 2004, C. John Wilder was named president and chief executive of TXU Corp. Mr. Wilder was formerly executive vice president and chief financial officer of Entergy Corporation. Mr. Wilder is in the process of reviewing the operations of TXU Corp. and formulating strategic initiatives. This review is expected to take up to six months. Upon completion, TXU Corp. expects to fully describe the results of the review and subsequent actions intended to improve the financial performance of its operations.

      Areas to be reviewed include:

        o Performance in competitive markets, including profitability in new markets
        o  Cost structure, including organizational alignments and headcount
        o  Management of natural gas price risk
        o  Non-core business activities

      If any new strategic initiatives are undertaken, TXU Corp.'s financial results could be materially affected.

Competitive Markets
-------------------

      In the Texas market, 2003 was the second full year of competitive activity, and that activity has impacted customer counts and sales volumes. The area representing the historical service territory prior to deregulation, largely in north Texas, consisted of approximately 2.8 million consumers (measured by meter counts) as of year-end of 2003. Energy currently has approximately 2.4 million customers in that territory and has acquired approximately 200,000 customers in other competitive areas in Texas. Total customer counts declined 4% in 2003 and 0.5% in 2002. Retail sales volumes declined 12% in 2003 and 9% in 2002, reflecting competitive activity in the business market segment and to a lesser extent in the residential market. While wholesale sales volumes have increased significantly, gross margins have been compressed by the loss of the higher-margin retail volumes. Energy intends to aggressively compete, in terms of price and customer service, in all segments of the retail market, both within and outside the historical service territory. In particular, Energy anticipates regaining volumes in the large business market, reflecting contracting activity in late 2003. Because of the customer service and marketing costs associated with entering markets outside of the historical service territory, TXU Corp. has experienced operating losses in these new markets. TXU Corp. expects to be profitable in these markets as the customer base grows and economies of scale are achieved, but uncertainties remain and objectives may not be achieved.

Effect of Natural Gas Prices
----------------------------

      Wholesale electricity prices in the Texas market generally move with the price of natural gas because marginal demand is met with gas-fired generation plants. Natural gas prices increased significantly in 2003, but historically the price has moved up and down due to the effects of weather, industrial demand, supply availability and other economic factors. Consequently, sales price management and hedging activities are critical in achieving targeted gross margins. Energy continues to have price flexibility in the large business market and effective January 1, 2004, has price flexibility in the small business market, including the historical service territory. With respect to residential customers in the historical service territory, Energy is subject to regulated "price-to-beat" rates, but such rates can be adjusted up or down twice a year at Energy's option, subject to approval by the Commission, based on changes in natural gas prices. The challenge in adjusting these rates is determining the appropriate timing, considering past and projected movements in natural gas prices, such that targeted margins can be achieved while remaining competitive with other retailers who have price flexibility. Energy increased the price-to-beat rates twice in 2003, and these actions combined with unregulated price increases and hedging activities essentially offset higher costs of energy sold as compared to 2002.

      In its portfolio management activities, Energy enters into physical and financial energy-related (power and natural gas) contracts to hedge gross margins. Energy hedges prices of anticipated power sales against falling natural gas prices and, to a lesser extent, hedges costs of energy sold against rising natural gas prices. The results of hedging and risk management activities can vary significantly from one reporting period to the next as a result of market price movements on the values of hedging instruments. Such activity represents an effective management tool to reduce cash gross margin risk over time. The challenge, among others, with these activities is managing the portfolio of positions in a market in which prices can move sharply in a short period of time.

      One of Energy's cost advantages, particularly in a time of rising natural gas prices, is its nuclear-powered and coal/lignite-fired generation assets. Variable costs of this "base load" generation, which provided approximately 50% of sales volumes in 2003, have in recent history been, and are expected to be, less than the costs of gas-fired generation. Consequently, maintaining the efficiency and reliability of the base load assets is of critical importance in managing gross margin risk. Completing scheduled maintenance outages at the nuclear-powered facility on a timely basis, for example, is a critical management process. Because of the correlation of power and natural gas prices in the Texas market, structural decreases or increases in natural gas prices that are sustained over a multi-year period result in a correspondingly lower or higher value of TXU Corp.'s base load generation assets.

Operating Costs and SG&A Expenses
---------------------------------

      With the transition from a fully regulated environment to competition in the retail and wholesale electricity markets, TXU Corp. continues to seek opportunities to enhance productivity, reduce complexity and improve the effectiveness of its operating processes. Such efforts are balanced against the need to maintain the reliability, efficiency, and security of its electricity and gas delivery infrastructure and generation fleet. Cost reduction initiatives have resulted in lower headcounts, the exiting of marginal business activities and reduced discretionary spending. Total operating costs and SG&A expenses in Energy's continuing operations declined $151 million, or 10%, in 2003. These costs include TXU Corp. corporate expenses allocated to Energy. While upward cost pressures are expected for competitive sales and marketing initiatives, customer care and support activities, and employee and retiree benefits, increasing productivity levels will continue to be a management priority.

      In the regulated US electricity and gas delivery businesses, upward cost pressures, such as rising employee benefits expenses, have been mitigated by efficiency enhancements. Reported operating cost increases in those businesses were largely offset by revenues specific to those cost drivers.

Regulated Businesses
---------------------

      TXU Corp.'s electricity and gas delivery businesses in the US are subject to regulation by Texas authorities. The Electric Delivery electricity delivery business provides delivery services to REPs who sell electricity to retail customers; consequently, Electric Delivery has no commodity supply or price risk. Electric Delivery operates in a favorable regulatory environment, as evidenced by a regulatory provision that allows Electric Delivery to annually update its transmission rates to reflect changes in invested capital. This provision encourages investment in the transmission system to help ensure reliability and efficiency by allowing for timely recovery and return on new transmission investments. Electric Delivery has only one transmission-related rate case pending.

      The substantial majority of TXU Gas' business is subject to regulated transmission and distribution rates. Gas costs are passed through to customers; therefore, margins are driven by the delivery service rates and volumes sold. Results of the business are seasonal and significantly impacted by weather. A key initiative therefore is to establish service rates that are adequate to ensure a reasonable return and meet growing demands for gas services. In May 2003, TXU Gas, for the first time, filed a system-wide distribution rate case for all 437 cities served. In the second quarter of 2004, TXU Corp. finalized a plan to exit the TXU Gas operations, which were disposed of in October 2004 for cash proceeds of $1.905 billion.

TXU Australia
-------------

      The Australian operations represented approximately 10% of TXU Corp.'s revenues and 14% of ongoing earnings (before extraordinary items and discontinued operations) in 2003. Australia's reported results in 2003 benefited from the translation effect of the stronger Australian dollar as well as growth on a local currency basis. Similar to the US operations, the Australian business includes a mix of competitive and regulated operations involving electricity generation, retail sales and delivery as well as natural gas retail sales, delivery and storage, all largely in the states of Victoria and South Australia. Retail electricity markets have recently become competitive, and TXU Australia has been successful in driving volume growth, particularly in the business segment. Wholesale electricity prices declined in 2003 due to mild weather and increased generation capacity. The effect of such lower prices resulted in improved profitability in retail operations that more than offset a decline in the wholesale business. In the second quarter of 2004, TXU Corp. finalized a plan to exit the TXU Australia business, which was disposed of in July 2004 for $1.9 billion in cash and the assumption by the buyer of TXU Australia's debt totaling $1.7 billion.

Liquidity and Capital Structure
-------------------------------
      TXU Corp. believes that it has adequate liquidity, as represented by $2.5 billion in undrawn credit facility availability and $875 million in cash on hand as of year-end 2003. The majority of the facilities expire in 2005 but are expected to be renewed.

      With its large retail sales base, TXU Corp. generates operating cash flows anticipated to approximate $1.7 to $2.0 billion annually in the near term. Working capital management is critical in maintaining these cash flows. In the transition to competition during 2002, TXU Corp. experienced unfavorable working capital changes as data compilation and reconciliation issues among ERCOT and the market participants impacted the timeliness of billings and, as a result, slowed cash collections. These issues have lessened in significance, but refinements in credit and collection policies and processes remain a priority. The operating cash flows exceed capital expenditure needs and dividend payments and therefore allow for the reduction of debt.

      The net reduction in short-term borrowings, preferred securities of subsidiaries and long-term debt totaled $2.2 billion(1) in 2003. This amount includes repayments of $250 million in debt of the telecommunications holding company. A portion of this reduction was funded by cash on hand, which declined $698 million to $875 million at year-end 2003. Redemption of the remaining $560 million of debt in 2004 related to the telecommunications business is expected to be largely funded by proceeds from the sale of the business anticipated to be completed in the first half of 2004. Other debt repayments in 2004 are expected to total approximately $1.0 billion. Electric Delivery issued $500 million of securitization bonds in 2003 and expects to issue approximately $790 million in additional such bonds in the first half of 2004. These bonds relate to regulatory asset stranded costs and were issued under regulatory order. Proceeds from the bonds were, and will be, used to retire debt. Because the bond principal and interest payments are secured by the collection of rate surcharges by Electric Delivery, the debt is excluded from TXU Corp.'s capitalization by credit rating agencies. Total debt to capitalization, including short-term debt and securitization bonds, was 67% and 74% at year end 2003 and 2002, respectively. Reducing debt and strengthening the balance sheet remains a management priority.

      (1)For purposes of this calculation, debt balances are reduced by financing-related restricted cash of $525 million and $210 million at year-end 2003 and 2002, respectively, and the increase in debt in 2003 due to currency translation of $379 million.

CRITICAL ACCOUNTING POLICIES

      TXU Corp.'s significant accounting policies are detailed in Note 1 to Financial Statements. TXU Corp. follows accounting principles generally accepted in the United States of America. In applying these accounting policies in the preparation of TXU Corp.'s consolidated financial statements, management is required to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and revenue and expense during the periods covered.
 The following is a summary of certain critical accounting policies of TXU Corp. that are impacted by judgments and uncertainties and for which different amounts might be reported under a different set of conditions or using different assumptions.

      Financial Instruments and Mark-to-Market Accounting -- TXU Corp. enters into financial instruments, including options, swaps, futures, forwards and other contractual commitments primarily to hedge market risks related to changes in commodity prices as well as changes in interest rates and foreign currency exchange rates. These financial instruments are accounted for in accordance with SFAS 133 as well as, prior to October 26, 2002, EITF 98-10. The majority of financial instruments entered into by TXU Corp. and used in hedging activities are derivatives as defined in SFAS 133.

      SFAS 133 requires the recognition of derivatives in the balance sheet, the measurement of those instruments at fair value and the recognition in earnings of changes in the fair value of derivatives. This recognition is referred to as "mark-to-market" accounting. SFAS 133 provides exceptions to this accounting if
(a) the derivative is deemed to represent a transaction in the normal course of purchasing from a supplier and selling to a customer, or (b) the derivative is deemed to be a cash flow or fair value hedge. In accounting for cash flow hedges, derivative assets and liabilities are recorded on the balance sheet at fair value with an offset in other comprehensive income. Amounts are reclassified from other comprehensive income to earnings as the underlying transactions occur and realized gains and losses are recognized in earnings. Fair value hedges are recorded as derivative assets or liabilities with an offset to the carrying value of the related asset or liability. Any hedge ineffectiveness related to cash flow and fair value hedges is recorded in earnings.

      TXU Corp. documents designated commodity, debt-related and other hedging relationships, including the strategy and objectives for entering into such hedge transactions and the related specific firm commitments or forecasted transactions. TXU Corp. applies hedge accounting in accordance with SFAS 133 for these non-trading transactions, providing the underlying transactions remain probable of occurring. Effectiveness is assessed based on changes in cash flows of the hedges as compared to changes in cash flows of the hedged items. In its risk management activities, TXU Corp. hedges future electricity revenues using natural gas instruments; such cross-commodity hedges are subject to ineffectiveness calculations that can result in mark-to-market gains and losses.

      Pursuant to SFAS 133, the normal purchase or sale exception and the cash flow hedge designation are elections that can be made by management if certain strict criteria are met and documented. As these elections can reduce the volatility in earnings resulting from fluctuations in fair value, results of operations could be materially affected by such elections.

       Interest rate and currency swaps entered into in connection with indebtedness to manage interest rate and foreign currency exchange rate risks are accounted for as cash flow hedges if the swap converts rates from variable to fixed and are accounted for as fair value hedges if the swap converts rates from fixed to variable.

      EITF 98-10 required mark-to-market accounting for energy-related contracts, whether or not derivatives under SFAS 133, that were deemed to be entered into for trading purposes as defined by that rule. The majority of commodity contracts and energy-related financial instruments entered into by TXU Corp. to manage commodity price risk represented trading activities as defined by EITF 98-10 and were therefore marked-to-market. On October 25, 2002, the EITF rescinded EITF 98-10. Pursuant to this rescission, only financial instruments that are derivatives under SFAS 133 are subject to mark-to-market accounting.

      In June 2002, in connection with the EITF's consensus on EITF 02-3 additional guidance on recognizing gains and losses at the inception of a trading contract was provided. In November 2002, this guidance was extended to all derivatives. As a result, effective in 2003, TXU Corp. discontinued recording mark-to-market gains on inception of energy contracts. See discussion below in Results of Operations - "Commodity Contracts and Mark-to-Market Activities."

      Mark-to-market accounting recognizes changes in the value of financial instruments as reflected by market price fluctuations. In the energy market, the availability of quoted market prices is dependent on the type of commodity (e.g., natural gas, electricity, etc.), time period specified and location of delivery. In computing the mark-to-market valuations, each market segment is split into liquid and illiquid periods. The liquid period varies by region and commodity. Generally, the liquid period is supported by broker quotes and frequent trading activity. In illiquid periods, little or no market information may exist, and the fair value is estimated through market modeling techniques.

      For those periods where quoted market prices are not available, forward price curves are developed based on the available information or through the use of industry accepted modeling techniques and practices based on market fundamentals (e.g., supply/demand, replacement cost, etc.). TXU Corp. does not recognize income or loss from the illiquid periods unless credible price discovery exists.

      TXU Corp. recorded net unrealized losses arising from mark-to-market accounting, including hedge ineffectiveness, of $100 million and $113 million in 2003 and 2002, respectively. The 2003 amount excludes the cumulative effect of changes in accounting principles discussed in Note 2 to Financial Statements.

      Revenue Recognition -- TXU Corp. records revenue for retail and wholesale energy sales under the accrual method. Retail electric and gas revenues are recognized when the commodity is provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the value of the commodity consumed from the meter reading date to the end of the period. The unbilled revenue is calculated at the end of the period based on estimated daily consumption after the meter read date to the end of the period. Estimated daily consumption is derived using historical customer profiles adjusted for weather and other measurable factors affecting consumption. Electricity delivery revenues are recognized when delivery services are provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the delivery fee value of electricity provided from the meter reading date to the end of the period. Unbilled revenues reflected in accounts receivable totaled $411 million and $441 million at December 31, 2003 and 2002, respectively.

      Realized and unrealized gains and losses from transacting in energy-related contracts, principally for the purpose of hedging margins on sales of energy, are reported as a component of revenues. As discussed above under "Financial Instruments and Mark-to-Market Accounting," recognition of unrealized gains and losses involves a number of assumptions and estimates that could have a significant effect on reported revenues and earnings.

       Accounting for Contingencies -- The financial results of TXU Corp. may be affected by judgments and estimates related to loss contingencies. Accruals for loss contingencies are recorded when management determines that it is probable that an asset has been impaired or a liability has been incurred and that such economic loss can be reasonably estimated. Such determinations are subject to interpretations of current facts and circumstances, forecasts of future events and estimates of the financial impacts of such events.

      A significant contingency that TXU Corp. accounts for is the loss associated with uncollectible trade accounts receivable. The determination of such bad debts expense is based on factors such as historical write-off experience, agings of accounts receivable balances, changes in operating practices, regulatory rulings, general economic conditions and customers' behaviors. With the opening of the Texas electricity market to competition, many historical measures used to estimate bad debt experience may be less reliable. The changing environment, including recent regulatory changes that allow REPs in their historical service territories to disconnect non-paying customers, and customer churn due to competitor actions has added a level of complexity to the estimation process. Bad debt expense totaled $120 million, $160 million and $69 million for the years ended December 31, 2003, 2002 and 2001, respectively.

      In connection with the opening of the Texas market to competition, the Texas Legislature established a retail clawback provision intended to incent affiliated REPs of utilities to actively compete for customers outside their historical service territories. A retail clawback liability arises unless 40% of the electricity consumed by residential and small business customers in the historical service territory is supplied by competing REPs after the first two years of competition. This threshold was reached for small business customers in 2003, but not for residential customers. The amount of the liability is equal to the number of such customers retained by Energy as of January 1, 2004, less the number of new customers from outside the historical service territory, multiplied by $90. The credit, which will be funded by Energy, will be applied to delivery fees charged by Electric Delivery to REPs, including
Energy, over a two-year period beginning January 1, 2004. In 2002, Energy recorded a charge to cost of energy sold and delivery fees of $185 million ($120 million after-tax) to accrue an estimated retail clawback liability. In 2003, Energy reduced the liability to $173 million, with a credit to cost of energy sold and delivery fees of $12 million ($8 million after-tax), to reflect the calculation of the estimated liability applicable only to residential customers in accordance with the Settlement Plan.

      In 2002, TXU Corp.'s telecommunications business, then an unconsolidated joint venture, recorded impairments of long-lived assets and goodwill (see discussion below under "Impairment of Long-Lived Assets" and "Goodwill and Intangible Assets"). Consequently, TXU Corp. evaluated its potential obligations related to the partnership arrangement. TXU Corp. determined that it was probable, in light of the decline in value of the business, that an economic loss had occurred, and accordingly recorded a charge of $150 million (without tax benefit) in 2002, reported in other deductions.

      ERCOT Settlements - ERCOT's responsibilities include the balancing and settlement of electricity volumes and related ancillary services among the various participants in the deregulated Texas market. ERCOT settles balancing energy with market participants through a load and resource imbalance charge or credit for any differences between actual and scheduled volumes. Ancillary services and various fees are allocated to market participants based on each participant's load.

      Settlement information is due from ERCOT within two months after the operating day, and true-up settlements are due from ERCOT within twelve months after the operating day. The ERCOT settlement process has been delayed several times to address operational data management problems between ERCOT, the transmission and distribution service providers and the REPs. These operational data management issues are related to new processes and systems associated with opening the ERCOT market to competition, which have continued to improve. True-up settlements have been received for 2002, but true-up settlements for the year 2003 are currently scheduled to start on June 1, 2004. All periods continue to be subject to a dispute resolution process.

      As a result of the delay in the ERCOT settlements and the normal time lags described above, Energy's operating revenues and costs of energy sold contain estimates for load and resource imbalance charges or credits with ERCOT and for ancillary services and related fees that are subject to change and may result in charges or credits impacting future reported results of operations. The amounts recorded represent the best estimate of these settlements based on available information. During 2003, Energy recorded a net expense of $20 million to adjust amounts previously recorded for 2002 and 2001 ERCOT settlements.

      Impairment of Long-Lived Assets -- TXU Corp. evaluates long-lived assets for impairment whenever indications of impairment exist, in accordance with the requirement of SFAS 144. One of those indications is a current expectation that "more likely than not" a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The determination of the existence of this and other indications of impairment involves judgments that are subjective in nature and in some cases requires the use of estimates in forecasting future results and cash flows related to an asset or group of assets. Further, the unique nature of TXU Corp.'s property, plant and equipment, which includes a fleet of generation assets using different fuels and individual plants that have varying utilization rates, requires the use of significant judgments in determining the existence of impairment indications and grouping assets for impairment testing.

      In 2002, TXU Corp. recorded an impairment charge of $237 million ($154 million after-tax) for the writedown of two generation plant construction projects as a result of weaker wholesale electricity market conditions and reduced planned developmental capital spending. Fair value was determined based on appraisals of property and equipment. The charge is reported in other deductions.

      Also, in 2002, TXU Corp.'s telecommunications business, then an unconsolidated joint venture, recorded impairments of long-lived assets, of which TXU Corp. recognized its share, $28 million ($18 million after-tax). The charge is reported in other deductions as part of equity in losses of unconsolidated entities.

      Goodwill and Intangible Assets -- TXU Corp. evaluates goodwill for impairment at least annually (as of October 1) in accordance with SFAS 142. The impairment tests performed are based on discounted cash flow analyses. Such analyses require a significant number of estimates and assumptions regarding future earnings, working capital requirements, capital expenditures, discount rate, terminal year growth factor and other modeling factors. No goodwill impairment has been recognized for consolidated reporting units reflected in results from continuing operations.

      In 2002, TXU Corp.'s telecommunications business, then an unconsolidated joint venture, recorded a goodwill impairment charge, of which TXU Corp. recognized its share, $9 million ($6 million after-tax). The charge was reported in other deductions as part of equity in losses of unconsolidated entities.

      Regulatory Assets and Liabilities -- The financial statements of TXU Corp.'s regulated businesses, primarily its Texas electricity and gas delivery operations, reflect regulatory assets and liabilities under cost-based rate regulation in accordance with SFAS 71. As a result of the 1999 Restructuring Legislation, application of SFAS 71 to the generation operations was discontinued in 1999. The assumptions and judgments used by regulatory authorities continue to have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. (See discussion in Note 1 to Financial Statements under "Regulatory Assets and Liabilities.")

      Approximately $1.8 billion in regulatory asset stranded costs arising prior to the 1999 Restructuring Legislation became subject to recovery through issuance of transition (securitization) bonds in accordance with the Settlement Plan with the Commission as described in Note 16 to Financial Statements. As a result of the final approval of the Settlement Plan in January 2003, TXU Corp. recorded an extraordinary loss of $134 million (net of income tax benefit of $72 million) in the fourth quarter of 2002 principally to write down this regulatory asset. The carrying value of the regulatory asset after the write down represented the estimated future cash flows to be recovered from REPs, through a delivery fee surcharge, to service the principal and interest of the bonds. The carrying value of the regulatory asset is subject to further adjustment, which would be recorded as an extraordinary item, as the remaining portion (approximately $790 million) of the securitization bonds will be issued in 2004.

      Defined Benefit Pension Plans and Other Postretirement Benefit Plans -- TXU Corp. offers pension benefits through various defined benefit pension plans and also offers certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from TXU Corp. Reported costs of providing non-contributory defined pension benefits and other postretirement benefits are dependent upon numerous factors, assumptions and estimates. (See Note 13 to Financial Statements for information regarding retirement plans and other postretirement benefits.)

      These costs are impacted by actual employee demographics (including age, compensation levels and employment periods), the level of contributions made to retiree plans and earnings on plan assets. TXU Corp.'s retiree plan assets are primarily made up of equity and fixed income investments. Changes made to the provisions of the plans may also impact current and future benefit costs. Fluctuations in actual equity market returns as well as changes in general interest rates may result in increased or decreased benefit costs in future periods. Benefit costs may also be significantly affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets and the discount rates used in determining the projected benefit obligation.

      In accordance with accounting rules, changes in benefit obligations associated with these factors may not be immediately recognized as costs on the income statement, but are recognized in future years over the remaining average service period of plan participants. As such, significant portions of benefit costs recorded in any period may not reflect the actual level of cash benefits provided to plan participants. TXU Corp. recorded pension expense of $45 million and $6 million and income of $13 million for the years ended December 31, 2003, 2002 and 2001, respectively, in accordance with the provisions of SFAS 87. Other postretirement benefit expense recorded in accordance with SFAS 106 totaled $100 million, $84 million and $68 million for the years ended December 31, 2003, 2002 and 2001, respectively.

      During 2003, key assumptions of the US pension and other postretirement benefit plans were revised, including decreasing the assumed discount rate in 2003 from 6.75% to 6.25% to reflect current interest rates. The expected rate of return on pension plan assets remained at 8.5%, but declined to 8.01% from 8.26% for the other postretirement benefit plan assets. In selecting assumed discount rates, TXU Corp. considered fixed income security yield rates for AA rated portfolios as reported by Moody's. In selecting an assumed rate of return on plan assets, TXU Corp. considers past performance and economic forecasts for the types of investments held by the plan. (See Note 13 to Financial Statements.) Total asset values for the pension and other postretirement benefit plans increased $322 million in 2003 and declined $228 million and $76 million in 2002 and 2001, respectively. The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Medicare Act) was enacted in December 2003. TXU Corp. elected to begin recognition of the federal subsidy under the Medicare Act, which resulted in a $2 million reduction of benefit expense in 2003. Accounting rules currently allow for such recognition, but specific guidance for the federal subsidy is pending, and may result in deferral of the effect of the subsidy.

      Reported pension and other postretirement benefit costs for US plans are expected to increase in 2004 by approximately $16 million. This projected expense increase is net of an estimated benefit of $23 million related to the Medicare Act. The total benefit obligations of the pension and other postretirement benefit plans increased by $199 million as a result of the change in the discount rate. Further, based on the current assumptions and available information, funding requirements related to the US pension and other postretirement plans are expected to increase approximately $24 million to $115 million in 2004. Benefit costs and cash funding requirements could increase in future years.

      As a result of the pension plan asset return experience, at December 31, 2002, TXU Corp. recognized a minimum pension liability as prescribed by SFAS 87. The liability, which totaled $128 million ($83 million after-tax), was recorded as a reduction to shareholders' equity through a charge to Other Comprehensive Income. At December 31, 2003, the minimum pension liability reflects a reduction of $82 million ($54 million after-tax) as a result of improved returns on the plan assets. The changes in the minimum pension liability do not affect net income.

RESULTS OF OPERATIONS

      The results of operations and the related management's discussion of those results for all periods presented reflect the discontinuance of certain operations of TXU Corp. (see Note 3 to Financial Statements regarding discontinued operations) and the reclassifications of losses in 2002 and 2001 on early extinguishments of debt from extraordinary loss to other deductions in accordance with SFAS 145. (See Note 1 to Financial Statements.)

      Accounting Changes - In October 2002, the EITF, through EITF 02-3, rescinded EITF 98-10, which required mark-to-market accounting for all trading activities. Pursuant to this rescission, only financial instruments that are derivatives under SFAS 133 are subject to mark-to-market accounting. Effective January 1, 2003, non-derivative energy contracts were required to be accounted for on a settlement basis. SFAS 143, regarding asset retirement obligations, became effective on January 1, 2003. As a result of the implementation of these two accounting standards, TXU Corp. recorded a cumulative effect of changes in accounting principles as of January 1, 2003 of a net charge of $58 million. (See
Note 2 for a discussion of the impacts of these two accounting standards.)

      See Note 1 to Financial Statements for discussion of other changes in accounting standards.

TXU Corp. Consolidated
----------------------

2003 compared to 2002
---------------------

      Reference is made to comparisons of results by business segment following the discussion of consolidated results. The business segment comparisons provide additional detail and quantification of items affecting financial results.

      TXU Corp.'s operating revenues increased $506 million, or 6%, to $8.6 billion in 2003. Revenues in the Electric Delivery segment rose by $93 million, or 5%, to $2.1 billion driven by increased electricity transmission and distribution tariffs. Operating revenues rose $308 million, or 4%, to $8.0 billion in the Energy segment reflecting higher retail and wholesale pricing, partially offset by the effect of a mix shift to lower-price wholesale sales and lower sales volumes. Consolidated revenue growth also reflected a $106 million reduction in the intercompany sales elimination, primarily reflecting lower sales by Electric Delivery to Energy as sales to nonaffiliated REPs increased.

      Net gains from hedging and risk management activities, which are reported in revenues and include both realized and unrealized gains and losses, declined $117 million to $30 million in 2003. Changes in these results reflect market price movements on commodity contracts entered into to hedge gross margin; the comparison to 2002 also reflects a decline in activities in markets outside Texas. Results from these activities include net unrealized losses arising from mark-to-market accounting of $100 million in 2003 and $113 million in 2002.

      Gross Margin

                                                                               Year Ended December 31,
                                                                 ------------------------------------------------
                                                                                % of                       % of
                                                                   2003        Revenue        2002       Revenue
                                                                  ------      --------       ------     ---------
Operating revenues.....................................          $ 8,600         100%        $ 8,094        100%
Costs and expenses:
     Cost of energy sold and delivery fees.............            3,640          42%          3,199         39%
     Operating costs...................................            1,389          16%          1,354         17%
     Depreciation and amortization related to operating
         assets........................................              654           8%            663          8%
                                                                 -------         ----        -------        ----
Gross margin...........................................          $ 2,917          34%        $ 2,878         36%
                                                                 =======         ====        =======        ====

      Gross margin is considered a key operating metric as it measures the effect of changes in sales volumes and pricing versus the variable and fixed costs of energy sold, whether generated or purchased, as well as the costs to deliver energy.

      The depreciation and amortization expense included in gross margin excludes $70 million of such expense for each of the years ended December 31, 2003 and 2002 related to assets that are not directly used in the generation and delivery of energy.

      Gross margin increased $39 million, or 1%, to $2.9 billion in 2003. The Electric Delivery segment's gross margin increased $29 million, or 3%, to $1.1 billion reflecting higher electricity delivery rates. The Energy segment's gross margin increased $15 million, or 1%, to $1.8 billion. The gross margin comparison was favorably impacted by $197 million due to regulatory-related retail clawback accrual adjustments (a $185 million charge, $120 million after-tax, in 2002 and a $12 million credit in 2003). The balance of the Energy segment's gross margin change reflected a 12% decline in retail sales volumes, partially offset by lower depreciation expense as described immediately below.

      Depreciation and amortization (including amounts shown in the gross margin table above) decreased $9 million, or 1%, to $724 million in 2003, reflecting a $37 million impact of lower depreciation related to Energy's generation fleet due primarily to an extension of the estimated depreciable life of the nuclear generation facility to better reflect its useful life, largely off set by investments in delivery facilities to support growth and normal replacements of equipment and the start of amortization of regulatory assets associated with securitization bonds issued in 2003.

      SG&A expense decreased $139 million, or 13%, to $907 million in 2003. This decrease was driven by the Energy segment and reflected lower staffing and related administrative expenses arising from cost reduction and productivity enhancing initiatives and a focus on activities in the Texas market.

      Franchise and revenue-based taxes decreased $38 million, or 9%, to $390 million in 2003, due primarily to lower retail revenues on which gross receipts taxes are based.

      Other income increased $17 million to $58 million in 2003. Net gains on sales of businesses and properties totaled $46 million in 2003 and $32 million in 2002. See Note 20 to Financial Statements under Other Income and Deductions for additional detail.

      Other deductions decreased $491 million to $42 million in 2003. The 2002 period includes a $237 million ($154 million after-tax) writedown of an investment in generation plant construction projects and $187 million ($174 million after-tax) in charges related to the telecommunications business, then an unconsolidated joint venture (Pinnacle). The charges related to Pinnacle include $37 million ($24 million after-tax) for TXU Corp.'s share of the joint venture's impairments of long-lived assets and goodwill and a $150 million charge (without tax benefit) to record TXU Corp.'s obligations under the partnership agreement arising from the decline in value of the business. Ongoing equity losses (excluding impairment charges in 2002) related to Pinnacle, also reported in other deductions, were $17 million in 2003 and $67 million in 2002. The decline primarily reflected the consolidation of the business effective March 2003. (See Notes 3 and 17 to Financial Statements.) Other deductions in 2002 included $27 million ($18 million after-tax) in losses on retirement of debt. See Note 20 to Financial Statements under Other Income and Deductions for additional detail.

      Interest income rose $3 million, or 9%, to $36 million in 2003. The increase primarily reflected interest income on higher cash balances due to actions taken in late 2002 to ensure ample liquidity, as well as interest received on restricted cash balances held as collateral for a credit facility.

      Interest expense and related charges increased $91 million, or 13%, to $784 million in 2003, reflecting an $81 million increase due to higher average interest rates resulting in part from the replacement of short-term borrowings with higher rate long-term debt, a $4 million increase due to higher average borrowings and a $8 million increase due to the full-year effect of the amortization of the discount on the Energy exchangeable subordinated notes issued in 2002. (The notes were subsequently exchanged by Energy for exchangeable preferred membership interests.)

      The effective income tax rate on income from continuing operations before extraordinary loss and cumulative effect of changes in accounting principles was 30.8% in 2003 and 42.3% in 2002. The decrease reflected the absence of tax benefit on a portion of the 2002 charge related to the Pinnacle joint venture, partially offset by the effect of comparable tax benefit amounts of depletion allowances and amortization of investment tax credits on a higher income base in 2003. (See Note 12 to Financial Statements for an analysis of the effective tax rate.)

      Income from continuing operations before extraordinary loss and cumulative effect of changes in accounting principles increased $461 million to $566 million in 2003. This performance reflected an increase of $175 million, or 54%, to $497 million in the Energy segment, reflecting impairment charges in 2002 related to generation plant construction projects ($154 million) and accrual of the retail clawback credit ($120 million). Lower gross margin and higher interest expense was partially offset by reduced SG&A expenses. Earnings in the Electric Delivery segment increased $13 million, or 5%, to $258 million driven by higher revenues, partially offset by higher operating expenses and interest expense. Corporate and other expenses declined $282 million, reflecting a charge in 2002 of $174 million related to the Pinnacle joint venture and $50 million in lower ongoing equity losses related to Pinnacle; the balance of the decrease reflected lower interest expense on lower debt levels and the effect of an $18 million loss on retirement of debt in 2002. Net pension and postretirement benefit costs reduced income from continuing operations by $69 million in 2003 and $42 million in 2002.

      Results from discontinued operations totaled income of $74 million in 2003, primarily reflecting operating results of the TXU Australia, TXU Gas, telecommunications and strategic retail services businesses, and a loss of $4.2 billion in 2002, primarily reflecting the write-off of the investment in the TXU Europe business. (See Note 3 to Financial Statements.)

      An extraordinary loss of $134 million (net of income tax benefit of $72 million) in 2002 principally represents the writedown of the regulatory assets subject to recovery through the issuance of securitization bonds. (See Note 4 to Financial Statements.)

      A cumulative effect of changes in accounting principles, representing an after-tax charge of $58 million in 2003, reflects the impact on commodity contract mark-to-market accounting from rescission of EITF 98-10 and the recording of asset retirement obligations under SFAS 143. (See Note 2 to Financial Statements.)

      Diluted earnings per share available to common shareholders from continuing operations before extraordinary loss and cumulative effect of changes in accounting principles increased $1.26 to $1.63 per share in 2003. Basic average common shares outstanding increased 16% to 322 million reflecting new issuances of 35 million shares in December 2002 and 11.8 million shares in June 2002. An additional 8.4 million shares were issued in August 2002 related to equity-linked debt securities originally issued in 1998. A total of 57 million dilutive shares relate to the $750 million exchangeable preferred membership interests originally issued as subordinated notes in November 2002. For the diluted earnings per share calculation, $53 million in after-tax distributions and discount amortization related to these securities is added back to net income.

TXU Corp. Consolidated
----------------------

2002 compared to 2001
---------------------

      TXU Corp.'s operating revenues increased $132 million, or 2% to $8.1 billion in 2002. Revenues in the Electric Delivery segment fell by $320 million or 14%. The decline was due primarily to allocations of business activity in unbundling the former electric utility business (as required by the opening of the Texas market to competition). Certain revenues allocated to electric delivery operations in 2001 are reflected in the Energy segment's revenues in 2002, reflecting changes in responsibility for activities associated with the revenues. Revenues in the Energy segment increased by $274 million, or 4%, due primarily to significantly higher wholesale sales volumes and the effects of unbundling allocations, partially offset by the effect of a 9% decline in retail electricity sales volumes, reflecting the opening of the Texas market to competition. Consolidated revenues also reflected a $181 million reduction in the intercompany sales elimination, primarily reflecting lower sales by Electric Delivery to Energy as sales to nonaffiliated REPs increased.

      Net gains from hedging and risk management activities, which are reported in revenues and include both realized and unrealized gains and losses, declined $211 million to $147 million in 2002. Changes in these results reflect market price movements on commodity contracts entered into to hedge gross margin. Results from these activities included net unrealized losses of $113 million in 2002 and net unrealized gains of $318 million in 2001 arising from mark-to-market accounting.

      Gross Margin

                                                                           Year Ended December 31,
                                                                 ---------------------------------------------------
                                                                                % of                      % of
                                                                  2002         Revenue         2001       Revenue
                                                                 ------       ---------       ------     ---------
Operating revenues.....................................          $ 8,094         100%        $  7,962       100%
Costs and expenses:
     Cost of energy sold and delivery fees.............            3,199          39%           3,038        38%
      Operating costs..................................            1,354          17%           1,254        16%
     Depreciation and amortization related to operating
         assets........................................              663           8%             629         8%
                                                                 -------         ----        --------       ----
Gross margin...........................................          $ 2,878          36%        $  3,041        38%
                                                                 =======         ====        ========       ====

      The depreciation and amortization expense included in gross margin excludes $70 million and $28 million of such expense for the years ended December 31, 2002 and 2001, respectively, related to assets that are not directly used in the generation and delivery of energy.

      Gross margin decreased $163 million, or 5%, to $2.9 billion in 2002. This decline reflected a $185 million ($120 million after-tax) accrual for regulatory-related retail clawback and higher operating costs, partially offset by the net favorable effect of lower average costs of energy sold, higher retail pricing and lower results from hedging and risk management activities.

      SG&A expense increased $254 million, or 32%, to $1 billion in 2002. The increase was driven by higher staffing and other administrative expenses associated with expanded retail sales and wholesale portfolio management operations, as well as higher bad debt expense, all due largely to the opening of the Texas electricity market to competition. With the completion of the transition to competition in Texas, the industry-wide decline in portfolio management activities, the exit of the business in Europe and the expected deferral of deregulation of energy markets in other states, TXU Corp. initiated several cost savings actions in 2002. Such actions resulted in $31 million ($21 million after-tax) in severance charges in 2002, which contributed to the increase in SG&A expense.

      Franchise and revenue-based taxes decreased $33 million, or 7%, to $428 million in 2002. This decline was due to the effect of lower retail revenues on which state and local gross receipts taxes are assessed.

      Other income increased $18 million to $41 million in 2002. The 2002 period includes $32 million of gains on disposition of property. The 2001 period includes $8 million of gains on disposition of property and $4 million of earnings from investments in unconsolidated subsidiaries.

      Other deductions increased $211 million to $533 million in 2002. The 2002 period includes a $237 million ($154 million after-tax) writedown of an investment in generation plant construction projects and $187 million ($174 million after-tax) in charges related to the Pinnacle telecommunications joint venture. These charges include $37 million ($24 million after-tax) for TXU Corp.'s share of the joint venture's impairments of long-lived assets and goodwill. TXU Corp. also recorded a $150 million charge (without tax benefit) related to the decline in value of the business. Other deductions in 2002 also included $67 million in ongoing equity losses (excluding impairment charges) from the joint venture and $27 million ($18 million after-tax) in losses on the early extinguishment of debt. The 2001 period includes $149 million in losses on the early extinguishment of debt under the debt restructuring and refinancing plan pursuant to the requirements of the 1999 Restructuring Legislation, a recoverable charge of $73 million related to the regulatory restructuring of the Texas electricity market, a $22 million nonrecoverable regulatory asset write-off pursuant to a regulatory order and losses on sales of properties of $10 million. The 2001 period also includes $53 million in equity losses from the Pinnacle joint venture. In accordance with the Pinnacle agreement and in consideration of cumulative losses of the joint venture since its formation, in 2002 TXU Corp. began to absorb 100%, rather than its 50% share, of losses of the venture, which accounts for the $14 million increase in ongoing equity losses in 2002.

      Interest income declined $44 million, or 57%, to $33 million in 2002, due largely to the recovery of under-collected fuel revenue on which interest income had been accrued under regulation in Texas in 2001.

      Interest expense and other charges decreased $82 million, or 11%, to $693 million in 2002, reflecting a $101 million decrease due to lower interest rates, an $11 million increase due to higher debt levels and an $8 million increase due to lower capitalized interest.

      Goodwill amortization of $15 million in 2001 ceased in 2002, reflecting the discontinuance of goodwill amortization pursuant to the adoption of SFAS 142.

      The effective income tax rate on income from continuing operations before extraordinary loss was 42.3% in 2002 compared to 28.7% in 2001. The increase reflected the absence of tax benefit on a portion of the charge related to the Pinnacle joint venture, partially offset by the effect of comparable tax benefit amounts of depletion allowances and amortization of investment tax credits on a lower income base in 2002.

      Income from continuing operations before extraordinary loss and cumulative effect of changes in accounting principles decreased $428 million, or 80%, to $105 million in 2002. This performance reflected a decline of $255 million in the Energy segment, reflecting the writedown of generation projects of $154 million, the accrual of regulatory-related retail clawback of $120 million and the severance charges of $21 million. Corporate and other activities declined by $187 million, reflecting charges of $174 million related to the decline in value of the telecommunications joint venture. These declines were partially offset by growth of $17 million in the Electric Delivery segment. Net pension and postretirement benefit costs reduced net income by $42 million in 2002 and $22 million in 2001.

      Basic and diluted earnings per share available to common shareholders from continuing operations before extraordinary loss and cumulative effect of changes in accounting principles decreased $1.68, or 82%, to $0.37 per share in 2002. As discussed above, net income performance in 2002 benefited from the absence of goodwill amortization ($15 million, or $0.05 per share, in 2001). Basic and diluted average common shares outstanding increased 7% to 278 million reflecting new issuances of 35 million shares in December 2002 and 11.8 million shares in June 2002 as well as 8.4 million shares issued in August 2002 related to equity-linked debt securities originally issued in 1998.

      Results from discontinued operations totaled a loss of $4.2 billion in 2002, due primarily to the write-off of the investment in TXU Europe, and income of $201 million in 2001. Both periods included the operating results of TXU Europe, TXU Australia and TXU Gas, as well as the strategic retail services and Mexico businesses. The 2002 period also included a charge of $15 million (net of income tax benefit of $8 million) in 2002 to write-down the investment in the Mexico operations. (See Note 3 to Financial Statements.)

      Extraordinary loss in 2002 reflected a $134 million (net of income tax benefit of $72 million) charge, principally to write down regulatory assets related to securitization bonds to be issued in accordance with the Settlement Plan. The extraordinary loss in 2001 of $57 million (net of $63 million income tax benefit) consisted of net charges related to the Settlement Plan to resolve all major open issues related to the transition to deregulation. (See Note 4 to Financial Statements).

Commodity Contracts and Mark-to-Market Activities
-------------------------------------------------

      The table below summarizes the changes in commodity contract assets and liabilities for the years ended December 31, 2003, 2002 and 2001. The net changes in these assets and liabilities, excluding "cumulative effect of change in accounting principle" and "other activity" as described below, represent the net effect of recording unrealized gains/(losses) under mark-to-market accounting for positions in the commodity contract portfolio. These positions consist largely of economic hedge transactions, with speculative trading representing a small fraction of the activity.

                                                                                 2003        2002         2001
                                                                                ------      ------       ------

     Balance of net commodity contract assets at beginning of year..              $316        $371         $27

     Cumulative effect of change in accounting principle (1)........               (75)          -           -

     Settlements of positions included in the opening balance (2)...              (145)       (225)        (54)

     Unrealized mark-to-market valuations of positions held at end
      of period (3) ................................................                 9         153         368

     Other activity (4).............................................                 3          17          30
                                                                                  ----        ----        ----
     Balance of net commodity contract assets at end of year .......              $108        $316        $371
                                                                                  ====        ====        ====

 ----------------
         (1) Represents a portion of the pre-tax cumulative effect of the rescission of EITF 98-10 (see Note 2 to Financial Statements).
         (2)  Represents unrealized mark-to-market valuations of these positions recognized in earnings as of the beginning of the period.
         (3)  There were no significant changes in fair value attributable to changes in valuation techniques. Includes $14 million in
              origination gains recognized in 2002 related to nonderivative wholesale contracts.
         (4) Includes initial values of positions involving the receipt or payment of cash or other consideration, such as option premiums, the amortization of such values and the exit of certain retail gas activities in 2003. Also includes $71 million of contract-related liabilities to Enron Corporation reclassified to other current liabilities in 2002. These activities have no effect on unrealized mark-to-market valuations.

      In addition to the net effect of recording unrealized mark-to-market gains and losses that are reflected in changes in commodity contract assets and liabilities, similar effects arise in the recording of unrealized ineffectiveness mark-to-market gains and losses associated with commodity-related cash flow hedges that are reflected in changes in cash flow hedges and other derivative assets and liabilities. The total net effect of recording unrealized gains and losses under mark-to-market accounting is summarized as follows (excludes cumulative effect of change in accounting principle):

                                                                                 2003        2002         2001
                                                                                ------      ------       ------

     Unrealized gains/(losses) in commodity contract portfolio.....              $(136)      $ (72)       $314

     Ineffectiveness gains/(losses) related to cash flow hedges....                 36         (41)          4
                                                                                 -----       -----        -----
     Total unrealized gains/(losses)...............................              $(100)      $(113)       $318
                                                                                 =====       =====        ====


      These amounts are included in the "hedging and risk management activities" component of revenues as presented in the Energy segment data.

      As a result of guidance provided in EITF 02-3, TXU Corp. has not recognized origination gains on energy contracts in 2003. TXU Corp. recognized origination gains on retail sales contracts of $40 million in 2002 and $88 million in 2001. Because of the short-term nature of these contracts, a portion of these gains would have been recognized on a settlement basis in the year the origination gain was recorded.

      Maturity Table -- Of the net commodity contract asset balance above at December 31, 2003, the amount representing unrealized mark-to-market net gains that have been recognized in current and prior years' earnings is $121 million. The offsetting net liability of $13 million included in the December 31, 2003 balance sheet is comprised principally of amounts representing current and prior years' net receipts of cash or other consideration, including option premiums, associated with contract positions, net of any amortization. The following table presents the unrealized mark-to-market balance at December 31, 2003, scheduled by contractual settlement dates of the underlying positions.

                                  Maturity dates of unrealized net mark-to-market balances at December  31, 2003
                                  -------------------------------------------------------------------------------
                                     Maturity less                                   Maturity  in
                                          than       Maturity of       Maturity of     Excess of
Source of fair value                    1  year       1-3 years         4-5 years       5  years       Total
----------------------                ------------   -----------       -----------   ------------      -----
Prices actively quoted...........         $ 36           $ 12             $(2)           $  -           $  46
Prices provided by other
    external sources.............           21             53               1             (2)              73
Prices based on models...........           (2)             4               -              -                2
                                          ----           ----             ---            ---            -----
Total............................         $ 55           $ 69             $(1)           $(2)           $ 121
                                          ====           ====             ===            ===            =====
Percentage of total fair value...           45%            57%             -%              (2)%           100%

      As the above table indicates, essentially all of the unrealized mark-to-market valuations at December 31, 2003 mature within three years. This is reflective of the terms of the positions and the methodologies employed in valuing positions for periods where there is less market liquidity and visibility. The "prices actively quoted" category reflects only exchange traded contracts with active quotes available through 2008. The "prices provided by other external sources" category represents forward commodity positions at locations for which over-the-counter broker quotes are available. Over-the-counter quotes for power and natural gas generally extend through 2005 and 2010, respectively. The "prices based on models" category contains the value of all non-exchange traded options, valued using industry accepted option pricing models. In addition, this category contains other contractual arrangements which may have both forward and option components. In many instances, these contracts can be broken down into their component parts and modeled as simple forwards and options based on prices actively quoted. As the modeled value is ultimately the result of a combination of prices from two or more different instruments, it has been included in this category.

Energy

Financial Results
-----------------

                                                                           Year Ended December 31,
                                                                 -----------------------------------------
                                                                      2003          2002          2001*
                                                                     ------        ------        ------

Operating revenues...........................................        $7,986      $ 7,678       $ 7,404

Costs and expenses:

     Cost of energy sold and delivery fees...................         5,117        4,771         4,800

     Operating costs.........................................           685          698           671

     Depreciation and amortization, other than goodwill......           407          450           395

     Selling, general and administrative expenses............           636          774           311

     Franchise and revenue-based taxes ......................           124          120            14

     Other income ...........................................           (48)         (33)           (2)

     Other deductions........................................            22          254           196

     Interest income.........................................            (8)         (10)          (38)

     Interest expense and other charges .....................           323          215           224

     Goodwill amortization...................................             -            -            14
                                                                     ------       ------        ------

         Total costs and expenses............................         7,258        7,239         6,585
                                                                     ------       ------        ------
Income from continuing operations before income taxes,
 extraordinary loss and cumulative effect of changes in
 accounting principles.......................................           728          439           819

Income tax expense...........................................           231          117           242
                                                                     ------       ------        ------
Income from continuing operations before extraordinary loss
  and cumulative effect of changes in accounting principles..        $  497       $  322        $  577
                                                                     ======       ======        ======

-------------------
    The Energy segment consists of electricity generation, wholesale and retail energy sales, and hedging and risk management operations, operating principally in the competitive Texas market.

* Data for 2001 is included above for the purpose of providing historical financial information about the Energy segment after giving effect to the restructuring transactions and unbundling allocations described in Note 19 to Financial Statements. Allocations reflected in 2001 data did not necessarily result in amounts reported in individual line items that are comparable to actual results in 2002 and 2003. Had the Energy segment existed as a separate segment in 2001, its results of operations and financial position could have differed materially from those reflected above.

Energy

Operating Data


                                                                            Year Ended December 31,
                                                                     ---------------------------------------
                                                                        2003         2002       2001(a)(b)
                                                                       ------       ------      ----------
Operating statistics - volumes:

Retail electricity (GWh)
   Residential..............................................          35,981       37,692
   Small business (c).......................................          12,986       15,907
   Large business and other.................................          30,955       36,982
                                                                     -------      -------      -------
     Total retail electricity...............................          79,922       90,581       99,151
                                                                     =======      =======      =======
Wholesale electricity (GWh).................................          36,810       29,353        6,409
                                                                     =======      =======      =======
Production and purchased power (GWh):
   Nuclear and lignite/coal (base load).....................          59,028       54,738       57,828
   Gas/oil and purchased power..............................          63,164       70,118       52,925
                                                                     -------      -------      -------
     Total production and purchased power ..................         122,192       124,856     110,753
                                                                     =======      =======      =======
Customer counts:

Retail electricity customers (end of period & in thousands -
  based on number of meters):
   Residential..............................................           2,207        2,302
   Small business...........................................             321          333
   Large business and other.................................              69           78
                                                                     -------      -------      -------
     Total retail electricity customers.....................           2,597        2,713        2,728
                                                                     =======      =======      =======
Operating revenues (millions of dollars):

Retail electricity revenues:
   Residential..............................................         $ 3,311       $3,108       $3,255
   Business and other ......................................           3,173        3,415        3,837
                                                                     -------      -------      -------
     Total retail electricity revenues......................           6,484        6,523        7,092
Wholesale electricity revenues .............................           1,258          841           96
Hedging and risk management activities......................              30          147          358
Other revenues..............................................             214          167         (142)
                                                                     -------      -------      -------
     Total operating revenues...............................         $ 7,986       $7,678       $7,404
                                                                     =======      =======      =======
Weather (average for service territory)(d)
  Percent of normal:
     Cooling degree days....................................         103.1%          99.8%        100.5%
     Heating degree days....................................           94.0%        102.0%         97.5%

------------------------
    (a)       See footnote on previous page.
    (b) Retail volume and customer count data for 2001 not available by class.
    (c)       Customers with demand of less than 1 MW annually.
    (d) Weather data is obtained from Meteorlogix, an independent company that collects weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the US Department of Commerce).

Energy
------

2003 compared to 2002
---------------------

      Effective with reporting for 2003, results for the Energy segment exclude expenses incurred by the US Holdings parent company in order to present the segment on the same basis as the results of the business are evaluated by management. Prior year amounts are presented on this revised basis.

      Operating revenues increased $308 million, or 4%, to $8.0 billion in 2003. Total retail and wholesale electricity revenues rose $378 million, or 5%, to $7.7 billion. This growth reflected higher retail and wholesale pricing, partially offset by the effects of a mix shift to lower-price wholesale sales and a 2% decline in total sales volumes. Retail electricity revenues decreased $39 million, or 1%, to $6.5 billion reflecting a $768 million decline attributable to a 12% drop in sales volumes, driven by the effect of competitive activity in the business market, largely offset by a $730 million increase due to higher pricing. Higher prices reflected increased price-to-beat rates, due to approved fuel factor increases, and higher contract pricing in the competitive large business market, both resulting from higher natural gas prices. Retail electricity customer counts declined 4% from year-end 2002. Wholesale electricity revenues grew $417 million, or 50%, to $1.3 billion reflecting a $223 million increase attributable to a 25% rise in sales volumes and a $194 million increase due to the effect of increased natural gas prices on wholesale prices. Higher wholesale electricity sales volumes reflected a partial shift in the customer base from retail to wholesale services, particularly in the business market.

      Net gains from hedging and risk management activities, which are reported in revenues and include both realized and unrealized gains and losses, declined $117 million to $30 million in 2003. Changes in these results reflect market price movements on commodity contracts entered into to hedge gross margin; the comparison to 2002 also reflects a decline in activities in markets outside of Texas. Because the hedging activities are intended to mitigate the risk of commodity price movements on revenues and cost of energy sold, the changes in such results should not be viewed in isolation, but rather taken together with the effects of pricing and cost changes on gross margin. Results from these activities include net unrealized losses arising from mark-to-market accounting of $100 million in 2003 and $113 million in 2002. The majority of Energy's natural gas physical sales and purchases are in the wholesale markets and essentially represent hedging activities. These activities are accounted for on a net basis with the exception of retail sales to business customers, which effective October 1, 2003 are reported gross in accordance with new accounting rules and totaled $39 million in revenues since that date. The increase in other revenues of $47 million to $214 million in 2003 was driven by this change.

 Gross Margin

                                                                               Year Ended December 31,
                                                                --------------------------------------------------
                                                                                % of                       % of
                                                                   2003       Revenue        2002         Revenue
                                                                  ------      -------       ------       ---------
Operating revenues.....................................          $ 7,986         100%        $ 7,678        100%
Costs and expenses:
     Cost of energy sold and delivery fees.............            5,117          64%          4,771         62%
     Operating costs...................................              685           9%            698          9%
     Depreciation and amortization related to
       generation assets...............................              368           4%            408          5%
                                                                 -------         ----        -------        ----
Gross margin...........................................          $ 1,816          23%        $ 1,801         24%
                                                                 =======         ====        =======        ====

      The depreciation and amortization expense reported in the gross margin amounts above excludes $39 million and $42 million of such expense for the years ended December 31, 2003 and 2002, respectively, related to assets that are not directly used in the generation of electricity.

      Gross margin increased $15 million, or 1%, to $1.8 billion in 2003. The gross margin comparison was favorably impacted by $197 million due to regulatory-related retail clawback accrual adjustments (a $185 million charge, $120 million after-tax, in 2002 and a $12 million credit in 2003), as described in Note 16 to Financial Statements, and $53 million in lower operating costs and depreciation and amortization. Adjusting for these effects, margin declined $235 million, driven by the effect of lower retail sales volumes. The combined effect of higher costs of energy sold and lower results from hedging and risk management activities was essentially offset by higher sales prices. Higher costs of energy sold were driven by higher natural gas prices, but were mitigated by increased sourcing of retail and wholesale sales demand from Energy's base load (nuclear-powered and coal-fired) generation plants. Base load supply of sales demand increased by four percentage points to 50% in 2003. The balance of sales demand in 2003 was met with gas-fired generation and purchased power.

      Operating costs decreased $13 million, or 2%, to $685 million in 2003. The decline reflected $20 million due to one scheduled outage for nuclear generation unit refueling and maintenance in 2003 compared to two in 2002 and $15 million from various cost reduction initiatives, partially offset by $27 million in higher employee benefits and insurance costs. Depreciation and amortization related to generation assets decreased $40 million, or 10%, to $368 million. Of this decline, $37 million represented the effect of adjusted depreciation rates related to the generation fleet effective April 2003. The adjusted rates reflect an extension in the estimated average depreciable life of the nuclear generation facility's assets of approximately 11 years (to 2041) to better reflect its useful life, partially offset by higher depreciation rates for lignite and gas facilities to reflect investments in emissions equipment made in recent years.

      A decrease in depreciation and amortization (including amounts shown in the gross margin table above) of $43 million, or 10%, to $407 million in 2003 was driven by the adjusted depreciation rates related to the generation fleet as discussed above.

      SG&A expenses declined $138 million, or 18%, to $636 million in 2003. Lower staffing and related administrative expenses contributed approximately $95 million to the decrease, reflecting cost reduction and productivity enhancing initiatives and a focus on activities in the Texas market. Lower SG&A expenses also reflected a $40 million decline in bad debt expense. In the retail electricity business, the effect of enhanced credit and collection activities was largely offset by increased write-offs arising from disconnections now allowed under new regulatory rules and increased churn of non-paying customers. The decrease in bad debt expense primarily reflected the wind down of retail gas (business customer supply) activities outside of Texas and the recording of related reserves in 2002.

      Other income increased $15 million to $48 million in 2003. Other income in both periods included approximately $30 million of amortization of a gain on the sale of two generation plants in 2002. The 2003 period also included a $9 million gain on the sale of contracts related to retail gas activities outside of Texas.

      Other deductions decreased $232 million to $22 million in 2003, reflecting a $237 million ($154 million after-tax) writedown in 2002 of an investment in two generation plant construction projects. In addition, both periods include several individually immaterial items.

      Interest expense and related charges increased $108 million, or 50%, to $323 million in 2003. The increase reflects $108 million due to higher average interest rates as short-term borrowings were replaced with higher-rate long-term financing. An $11 million full-year effect of the amortization of the discount on the exchangeable subordinated notes issued in 2002 (subsequently exchanged by Energy for exchangeable preferred membership interests), was largely offset by the effect of lower average short-term debt levels.

      The effective income tax rate increased to 31.7% in 2003 from 26.7% in 2002. The increase was driven by the effect of comparable (to 2002) tax benefit amounts of depletion allowances and amortization of investment tax credits on a higher income base in 2003. (See Note 12 for analysis of the effective tax rate.)

      Income from continuing operations before extraordinary loss and cumulative effect of changes in accounting principles increased $175 million, or 54%, to $497 million in 2003. Results in 2002 included impairment charges related to generation plant construction projects and an accrual for retail clawback of $154 million after-tax and $120 million after-tax, respectively. Excluding these items, earnings declined on gross margin compression due to lower retail sales volumes as well as higher interest expense, partially offset by lower SG&A expenses. Net pension and postretirement benefit costs reduced net income by $36 million in 2003 and by $21 million in 2002.

Energy
------

2002 compared to 2001
---------------------

      The Energy segment's operating revenues increased $274 million, or 4%, to $7.7 billion in 2002. Total retail and wholesale electricity revenues rose $176 million, or 2%, to $7.4 billion driven by higher wholesale volumes. Wholesale electric revenues increased $745 million to $841 million, reflecting the substantial increase in wholesale sales volumes due to the opening of the Texas market to competition. Retail electric revenues declined $569 million, or 8%, to $6.5 billion, reflecting a $613 million reduction due to lower volumes partially offset by a $44 million increase due to higher average pricing. The price variance reflects a shift in customer mix, partially offset by the effect of lower rates. A 9% decline in overall retail electric sales volumes was primarily due to the effects of increased competitive activity in the small business and large business market. Year-end residential electricity customer counts, reflecting losses in the historical service territory and gains in new territories due to competition, were about even with the prior year. The increase in revenues also reflects certain revenues and related retail and generation expenses that were the responsibility of the Electric Delivery segment in 2001, but are included in Energy revenues in 2002.

      Net gains from hedging and risk management activities, which are reported in revenues and include both realized and unrealized gains and losses, declined $211 million to $147 million in 2002. Changes in these results reflect market price movements on commodity contracts entered into to hedge gross margin. Results from these activities included net unrealized losses of $113 million in 2002 and net unrealized gains of $318 million in 2001 arising from mark-to-market accounting.

 Gross Margin

                                                                           Year Ended December 31,
                                                                ---------------------------------------------------
                                                                               % of                         % of
                                                                 2002         Revenue          2001        Revenue
                                                                ------       ---------        ------      ---------
Operating revenues.....................................          $ 7,678         100%        $ 7,404        100%
Costs and expenses:
     Cost of energy sold and delivery fees.............            4,771          63%          4,800         65%
      Operating costs..................................              698           9%            671          9%
     Depreciation and amortization related to generation
         assets........................................              408           5%            391          5%
                                                                 -------         ----        -------        ----
Gross margin...........................................          $ 1,801          23%        $ 1,542         21%
                                                                 =======         ====        =======        ====

      The depreciation and amortization expense included in gross margin excludes $42 million and $4 million of such expense for 2002 and 2001, respectively, related to assets that are not directly used in the generation of electricity. In addition, the 2001 period had goodwill amortization of $14 million.

      Gross margin increased $259 million, or 17%, to $1.8 billion in 2002. The increase was driven by the net favorable effect of lower average costs of energy sold, higher retail pricing and lower results from hedging and risk management activities. Higher gross margin also reflected significant growth in wholesale electricity sales volumes in the newly deregulated ERCOT, largely offset by the effect of lower retail electricity volumes. Gross margin in 2002 was negatively affected by the accrual of $185 million ($120 million after-tax) for regulatory-related retail clawback, which is reported in cost of energy sold and delivery fees. Operating costs rose $27 million, or 4%, to $698 million primarily due to the costs of refueling two units, compared to one in 2001, at the nuclear-powered generation plant.

      An increase in depreciation and amortization, other than goodwill (including amounts shown in the gross margin table above), of $55 million, or 14%, to $450 million was primarily due to investments in computer systems required to operate in the newly deregulated market and expansion of office facilities.

      An increase in SG&A expenses of $463 million, or 149%, to $774 million reflected the effect of retail customer support costs and bad debt expense of approximately $150 million that were the responsibility of the Electric Delivery segment in 2001. The increase in SG&A expenses also reflected $199 million in higher staffing and other administrative costs, related to expanded retail sales operations and hedging activities, and higher bad debt expense of $90 million, all due largely to the opening of the Texas electricity market to competition. With the completion of the transition to competition in Texas, the industry-wide decline in portfolio management activities, and the expected deferral of deregulation of energy markets in other states, Energy initiated several cost savings initiatives in 2002. Such actions resulted in $31 million in severance charges in 2002, which contributed to the increase in SG&A expense.

      Franchise and revenue-based taxes rose $106 million to $120 million due to state gross receipts taxes that were the responsibility of the Electric Delivery segment in 2001. Effective in 2002, state gross receipts taxes related to electricity revenues are an expense of the Energy segment, while local gross receipts taxes are an expense of the Electric Delivery segment.

      Other income increased by $31 million to $33 million, reflecting amortization of $30 million of a gain on the sale in 2002 of two generation plants.

      Other deductions increased by $58 million to $254 million, reflecting a $237 million ($154 million after-tax) writedown in 2002 of an investment in two generation plant construction projects. Amounts in 2001 included $149 million ($97 million after-tax) in losses on the early extinguishment of debt under the debt restructuring and refinancing plan pursuant to the requirements of the 1999 Restructuring Legislation, a $22 million regulatory asset write-off pursuant to a regulatory order and $18 million in various asset writedowns.

      Interest income declined by $28 million, or 74%, to $10 million primarily due to the recovery of under-collected fuel revenue on which interest income had been accrued under regulation in 2001.

      Interest expense and other charges decreased $9 million, or 4%, to $215 million reflecting lower average debt levels, partially offset by higher rates and a decrease in capitalized interest.

      The effective income tax rate decreased to 26.7% in 2002 from 29.5% in 2001. The decrease was driven by the effect of comparable (to 2001) tax benefit amounts of depletion allowances and amortization of investment tax credits on a lower income base in 2002.

      Income from continuing operations before extraordinary loss and cumulative effect of changes in accounting principles decreased $255 million, or 44%, to $322 million in 2002. The decline was driven by an increase in SG&A expenses and higher franchise and revenue-based taxes, partially offset by the improved gross margin (net of the $120 million effect of the retail clawback accrual). The $154 million effect of the generation plant construction project writedown was partially offset by the $97 million effect of losses on early extinguishment of debt in 2001. Net pension and postretirement benefit costs reduced net income by $20 million in 2002 and $12 million in 2001.

Electric Delivery
-----------------

Financial Results
-----------------

                                                                           Year Ended December 31,
                                                                 -----------------------------------------
                                                                      2003          2002          2001*
                                                                     ------        ------        -------


Operating revenues...........................................        $2,087        $1,994      $ 2,314

Costs and  expenses:

    Operating costs..........................................           709           676          594

    Depreciation and amortization, other than goodwill.......           297           264          238

    Selling, general and administrative expenses.............           207           213          376

    Franchise and revenue-based taxes .......................           250           272          427

    Other income ............................................            (8)           (9)          (9)

    Other deductions.........................................             -             -           73

    Interest income .........................................           (52)          (49)           -

    Interest expense and related charges ....................           300           265          267

    Goodwill amortization....................................             -             -            1
                                                                     ------        ------      -------

        Total costs and expenses.............................         1,703         1,632        1,967
                                                                     ------        ------      -------

Income before income taxes and extraordinary loss............           384           362          347

Income tax expense...........................................           126           117          119
                                                                     ------        ------      -------
Income before extraordinary loss.............................        $  258        $  245      $   228
                                                                     ======        ======      =======

-----------------
   The Electric Delivery segment consists primarily of the regulated electricity transmission and distribution business in Texas.

* Data for 2001 is included above for the purpose of providing historical financial information about the Electric Delivery segment after giving effect to the restructuring transactions and allocations described in Note 19 to Financial Statements. Allocations reflected in 2001 data did not necessarily result in amounts reported in individual line items that are comparable to actual results in 2003 and 2002. Had Electric Delivery existed as a separate entity in 2001, its results of operations and financial position could have differed materially from those reflected above.

Electric Delivery
-----------------

Operating Data
--------------

                                                                             Year Ended December 31,
                                                                       -----------------------------------
                                                                         2003          2002        2001(a)
                                                                        ------        ------       -------
Operating statistics:
Electric energy delivered - volumes (GWh) (b)...................       101,810       102,481        99,139

Electricity distribution points of delivery - based on number of meters
     (end of period and in thousands) (c).......................         2,932         2,909         2,844

Operating revenues (millions of dollars):
Electricity transmission and distribution:
     Affiliated (Energy)........................................       $ 1,489       $ 1,586       $ 2,314
     Non-affiliated.............................................           598           408             -
                                                                       -------       -------       -------
       Total  operating revenues................................       $ 2,087       $ 1,994       $ 2,314
                                                                       =======       =======       =======

---------------------
(a)   See footnote on previous page.
(b)   2002 data revised
(c) Includes lighting sites, primarily guard lights, for which Energy is the REP but are not included in Energy's customer count. Such sites totaled 100,901 in 2003, 105,987 in 2002 and 124,916 in 2001.

Electric Delivery
-----------------

2003 compared to 2002
---------------------

      Electric Delivery's operating revenues increased $93 million, or 5%, to $2.1 billion in 2003. Higher tariffs provided $56 million of this increase, reflecting transmission rate increases approved in 2003 ($37 million) and delivery fee surcharges associated with the issuance of securitization bonds in August 2003 ($19 million). (See Note 16 to Financial Statements.) The balance of the revenue growth reflected $26 million in increased disconnect/reconnect fees, reflecting disconnections initiated by REP's under new regulatory rules and increased consumer switching due to competitive activity, and $10 million from increased pricing to certain business consumers due to higher peak demands in 2003. The increase in the non-affiliated component of Electric Delivery's revenues, as well as the decrease in the affiliated component, reflects competitive activity in the historical service territory. Delivered electricity volumes were about even with 2002.


      Gross Margin

                                                                            Year Ended December 31,
                                                                 -------------------------------------------------
                                                                                % of                      % of
                                                                   2003        Revenue        2002       Revenue
                                                                  ------      --------       ------     ---------
Operating revenues........................................       $ 2,087         100%        $ 1,994        100%
Costs and expenses:
     Operating costs......................................           709          34%            676         34%
     Depreciation and amortization related to transmission
         and distribution assets..........................           285          14%            254         13%
                                                                 -------         ----        -------        ----
Gross margin..............................................       $ 1,093          52%        $ 1,064         53%
                                                                 =======         ====        =======        ====

      The depreciation and amortization expense included in gross margin excludes $12 million and $10 million of such expense for the years ended December 31, 2003 and 2002, respectively, related to assets that are not directly used in the delivery of energy.

      Gross margin increased $29 million, or 3%, to $1.1 billion in 2003. The increase reflected the benefit of higher electricity delivery tariffs, partially offset by increased operating costs and depreciation and amortization. The increase in operating costs of $33 million, or 5%, to $709 million reflects $22 million in higher electricity transmission costs paid to other utilities and $8 million in higher pension and other postretirement benefit costs. The increase in depreciation and amortization of $31 million, or 12%, to $285 million reflects $11 million in higher depreciation due to investments in delivery facilities to support growth and normal replacements of equipment and $19 million in amortization of regulatory assets associated with the issuance of securitization bonds in August 2003. The effect on revenues of the delivery fee surcharges associated with the issuance of securitization bonds is offset by the related amortization expense.

      SG&A expenses decreased $6 million, or 3%, to $207 million in 2003 due primarily to lower outside services and consulting expenses arising from cost reduction initiatives implemented in late 2002.

      Franchise and revenue-based taxes declined $22 million, or 8%, to $250 million in 2003 due to the full implementation of a regulatory change in the basis for the calculation of local gross receipts taxes from revenue dollars to kilowatt-hours.

      Interest income increased $3 million, or 6%, to $52 million in 2003 reflecting a $15 million increase in the reimbursement from the Energy segment for higher carrying costs on regulatory assets (see discussion of higher average interest rates below) and a $3 million increase in investment income, partially offset by $15 million less interest on the excess mitigation credit note receivable from Energy due to principal payments. (See Note 16 to Financial Statements.)

      Interest expense and related charges rose by $35 million, or 13%, to $300 million in 2003. The increase reflected a $48 million impact of higher average interest rates and a $2 million impact of higher average borrowings, partially offset by $15 million less interest credited to REPs related to the excess mitigation credit. The change in average interest rates reflected the refinancing of affiliate borrowings with higher rate long-term debt issuances.

      The effective income tax rate was 32.8% in 2003 compared to 32.3% in 2002. There were no significant unusual items impacting the effective rates.

      Income from continuing operations before extraordinary loss and cumulative effect of changes in accounting principles increased $13 million, or 5%, to $258 million in 2003, reflecting higher revenues, partially offset by higher operating expenses and higher interest expense. Net pension and postretirement benefit costs reduced net income by $19 million in 2003 and $11 million in 2002.

Electric Delivery
-----------------

2002 compared to 2001
---------------------

      Operating revenues decreased $320 million, or 14%, to $2.0 billion in 2002. Revenues in 2001 included amounts associated with generation and retail expenses that were the responsibility of the Electric Delivery segment, but in 2002 such revenues and expenses were the responsibility of the Energy segment. Excluding the impact of such revenues in 2001, Electric Delivery's revenues rose 3% on a 6% increase in electricity volumes delivered. Because the fees to REPs for their large business customers are fixed for specified ranges of volumes, changes in distribution volumes do not necessarily result in comparable changes in reported revenues.

      Gross Margin

                                                                            Year Ended December 31,
                                                                 -------------------------------------------------
                                                                                 % of                      % of
                                                                   2002         Revenue        2001       Revenue
                                                                  ------       ---------      ------     ---------
Operating revenues........................................       $ 1,994         100%        $ 2,314        100%
Cost and expenses:
    Operating costs.......................................           676          34%            594         26%
    Depreciation and amortization (related to transmission
     and distribution assets).............................           254          13%            238         10%
                                                                 -------         ----        -------        ----
Gross margin..............................................       $ 1,064          53%        $ 1,482         64%
                                                                 =======         ====        =======        ====

      The depreciation and amortization expense included in gross margin excludes $10 million of such expense for the year ended December 31, 2002, related to assets that are not directly used in the delivery of energy.

      Gross margin decreased $418 million, or 28% to $1.1 billion in 2002. The decrease reflects the impact of revenues allocated to the Electric Delivery segment in 2001, as discussed above, and higher operating costs in 2002. The increase in operating costs of $82 million, or 14%, to $676 million primarily reflects costs associated with a consumer energy efficiency program, mandated by the Commission, and higher transmission costs paid to other utilities.

      Depreciation and amortization increased $26 million, or 10%, to $264 million. The increase reflected $12 million related to transmission and distribution property additions, $9 million related to computer system additions and $4 million of debt issue cost amortization.

      SG&A expenses decreased by $163 million, or 43%, to $213 million due primarily to lower bad debt expense and customer support costs of approximately $150 million, as the retail sales function is reflected in the Energy segment in 2002. In addition, information technology costs were higher in 2001 due to system changes made in preparation of unbundling the delivery business from the generation and retail operations.

      Franchise and revenue-based taxes decreased $155 million, or 36%, to $272 million in 2002 due to state gross receipts taxes that are reported in the Energy segment in 2002. Effective in 2002, local gross receipts taxes related to electricity revenue are an expense of the Electric Delivery segment while state gross receipts taxes are an expense of the Energy segment.

      Other deductions decreased by $73 million reflecting a recoverable charge in 2001 of $73 million related to regulatory restructuring of the Texas electricity market.

      Interest income of $49 million in 2002 reflected the reimbursement, effective in 2002, from Energy for carrying costs on regulatory assets and interest on the excess mitigation credit note receivable from Energy.

      Interest expense and other charges declined by $2 million, or 1%, to $265 million. The decline reflected $25 million due to lower average debt levels, largely offset by $21 million in interest expense credited to REPs related to the excess mitigation credit and a $2 million decrease in capitalized interest.

      The effective tax rate was 32.3% in 2002 compared to 34.3% in 2001. The decline reflected nonrecurring regulatory-driven adjustments recorded in 2001 relating to prior years.

      Income before extraordinary loss increased $17 million, or 7%, to $245 million, driven by the declines in SG&A expenses and franchise and revenue-based taxes, as well as higher interest income, partially offset by lower gross margin. Net pension and postretirement benefit costs reduced net income by $11 million in 2002 and $2 million in 2001.

COMPREHENSIVE INCOME - Continuing Operations

      Cash flow hedge activity reported in other comprehensive income from continuing operations included:

                                                                          Year Ended December 31,
                                                                    ------------------------------------
                                                                       2003         2002         2001
                                                                      ------       ------       ------
Cash flow hedge activity (net of tax):
Net change in fair value of hedges-gains/(losses):
   Commodities...............................................        $  (138)      $   (96)     $    16
   Financing - interest rate swaps...........................            (63)         (124)          (8)
                                                                     -------       -------      -------
                                                                        (201)         (220)           8
Losses realized in earnings (net of tax):
   Commodities...............................................            162            15            -
   Financing - interest rate swaps...........................             76            41           (8)
                                                                     -------       -------      -------
                                                                         238            56           (8)
Net income (loss) effect of cash flow hedges reported in other
   comprehensive income......................................        $    37       $  (164)     $     -
                                                                     =======       =======      =======

      TXU Corp. has historically used, and expects to continue to use, derivative financial instruments that are highly effective in offsetting future cash flow volatility in interest rates, energy commodity prices, and currency exchange rates. The amounts included in accumulated other comprehensive income are expected to offset the impact of rate or price changes on forecasted transactions. Amounts in accumulated other comprehensive income include (i) the value of the cash flow hedges (for the effective portion), based on current market conditions, and (ii) the value of dedesignated and terminated cash flow hedges at the time of such dedesignation, less amortization, providing the transaction that was hedged is still probable. The effects of the hedge will be recorded in the statement of income as the hedged transactions are actually settled.

      Other comprehensive income also included adjustments related to minimum pension liabilities.

      Minimum pension liability adjustments were a gain of $71 million ($46 million after-tax) in 2003 and losses of $100 million ($65 million after-tax) and $6 million ($4 million after-tax) in 2002 and 2001, respectively. The gain in 2003 reflected the impact of improved returns on plan assets. The minimum pension liability represents the difference between the excess of the accumulated benefit obligation over the plans' assets and the liability reflected in the balance sheet. The recording of the liability did not affect TXU Corp.'s financial covenants in any of its credit agreements.

      TXU Corp. adopted SFAS 133 effective January 1, 2001, and recorded a $23 million ($15 million after-tax) charge to other comprehensive income to reflect the fair value of derivatives effective as cash flow hedges at transition.

      See also Note 15 to Financial Statements.

FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES

     Cash Flows from Continuing Operations - Cash flows provided by operating activities for the year ended December 31, 2003 were $2.4 billion compared to $1.1 billion and $1.6 billion for the years ended December 31, 2002 and 2001, respectively. The principal drivers of the $1.3 billion increase in 2003 were improved working capital (accounts receivable, accounts payable and inventories) changes of $749 million, which primarily reflects the effect of billing and collection delays in 2002 associated with the transition to competition and includes $129 million in increased funding under the accounts receivable sale program, as well as the receipt of an income tax refund of $601 million, primarily related to tax benefits associated with the write-off of the investment in Europe.

      The decrease in cash flows in 2002 from 2001 of $580 million was driven by the effect of a return in 2001 of $227 million in margin deposits related to hedging and risk management activities (in exchange for letters of credit), lower cash interest payments of $120 million due to timing of payments, lower cash earnings (net income adjusted for the significant noncash items identified in the statement of cash flows) of $92 million and a net unfavorable change in working capital of $41 million.

      Cash flows used in financing activities were $1.7 billion in 2003 compared to cash flows provided by financing activities of $1.8 billion in 2002. The activity in 2003 reflected use of operating cash flows and cash on hand to reduce short and long-term borrowings. Net cash used in issuances and repayments of borrowings totaled $1.5 billion in 2003 compared to cash provided of $1.2 billion in 2002. Net retirements of equity securities, reflecting retirement of preferred equity securities, totaled $75 million in 2003 while issuances of equity securities totaled $1.3 billion in 2002. Cash flows used in financing activities were $463 million in 2001, driven by dividend payments. Common stock dividends paid totaled $160 million, $652 million and $621 million in 2003, 2002 and 2001, respectively.

      Cash flows used in investing activities totaled $1.4 billion, $603 million and $954 million in 2003, 2002 and 2001, respectively. Capital expenditures, including nuclear fuel, were $765 million in 2003, $864 million in 2002 and $1.0 billion in 2001. Investment in a collateral trust associated with a new credit facility totaled $525 million in 2003. The buyout of the joint venture partner's interests in Pinnacle in 2003 totaled $150 million. Proceeds from asset sales in 2003 included $15 million from the sale of retail gas activities outside of Texas. Proceeds from assets sales in 2002 of $447 million included the sale of two generation plants in Texas. Other investing activities in 2002 included $147 million in cash used for terminations of out-of-the-money cash flow hedges, primarily reflecting the effect of the decline in interest rates on financing-related hedges.

      Depreciation and amortization expense reported in the statement of cash flows exceeds the amount reported in the statement of income by $67 million for 2003. This difference represents amortization of nuclear fuel, which is reported as cost of energy sold in the statement of income consistent with industry practice, and amortization of certain regulatory assets, which is reported as operating costs in the statement of income.

Financing Activities
--------------------

      Over the next twelve months, TXU Corp. and its subsidiaries will need to fund ongoing working capital requirements and maturities of debt. TXU Corp. and its subsidiaries have funded or intend to fund these requirements through cash on hand, cash flows from operations, the sale of assets, short-term credit facilities and the issuance of long-term debt or other securities.

      Long-Term Debt Activity -- During the year ended December 31, 2003, TXU Corp. and its subsidiaries issued, redeemed, reacquired or made scheduled principal payments on long-term debt as follows:




                                                                           Issuances    Retirements
                                                                           ---------    -----------
TXU Corp.:
    Convertible senior notes.........................                        $  525      $    -
    Senior notes.....................................                             -         323
    Other long-term debt.............................                             -          97

Electric Delivery:
    First mortgage bonds.............................                             -         663
    Medium term notes................................                             -          15
    Transition bonds.................................                           500           -

TXU Gas:
    Senior notes.....................................                             -         125

Energy:
    Fixed rate senior notes..........................                         1,250          72
    Pollution control revenue bonds..................                           568         638
    Other long-term debt.............................                             3           -

US Holdings:
    Other long-term debt.............................                             -           4

Pinnacle telecommunications holding company:
    Senior notes.....................................                             -         250

    Total (a)........................................                        $2,846      $2,187

(a) During the year ended December 31, 2003, TXU Australia had long-term debt issuances of $399 million and retirements of $549 million.

      See Notes 7, 8, 9 and 11 to Financial Statements for further detail of debt issuance and retirements, financing arrangements, debt held by unconsolidated subsidiary trusts and capitalization.

      Convertible Senior Notes -- In July 2003, TXU Corp. issued $525 million of floating rate convertible senior notes due 2033 in a private placement with registration rights. The notes bear regular interest at an annual floating rate equal to 3-month LIBOR, determined quarterly, plus 150 basis points, and are payable in arrears quarterly commencing October 15, 2003. The notes have an initial conversion rate of 28.9289 shares of TXU Corp. common stock per $1,000 principal amount of notes, which equates to an initial conversion price of $34.5675 per share. The conversion rate is subject to adjustments in certain circumstances, including a change in the amount of quarterly cash dividends per share on TXU Corp. common stock from the current rate of $0.125 per share. The notes are convertible at the conversion rate, as adjusted, until maturity if (1) during any fiscal quarter the market price of TXU Corp. common stock is above $41.481 per share for a specified period; (2) TXU Corp. calls the notes for redemption; (3) the trading price of the notes falls below 95% of the conversion value of the notes for a specified period; or (4) certain specified corporate transactions occur. Should the holders elect to convert the notes, TXU Corp. has the option to settle the conversion in cash, common stock or a combination of both. TXU Corp. intends to settle any conversion in cash. See Note 8 to Financial Statements for further information.

      Equity-Linked Debt Securities -- In 2002 and 2001, TXU Corp. issued equity-linked debt securities with aggregate stated amounts of $440 million and $1.0 billion, respectively. Equity-linked debt securities are units that consist of (i) TXU Corp. senior notes and (ii) a stock purchase contract that requires the holder to purchase TXU Corp. common stock in the future. The number of shares issuable upon settlement of stock purchase contracts represents the stated value of the notes divided by an average market price of TXU Corp. common stock immediately preceding the settlement date. The calculation of shares issuable is subject to a minimum price that typically represents the price of the common stock at the time of the initial issuance of the equity-linked debt securities, and a maximum price that includes a premium over the minimum price, and is negotiated in connection with the pricing of the offering. The reference price and the threshold appreciation price for each series of TXU Corp.'s equity-linked debt securities are based on market conditions at the time the securities were issued.

      To the extent the market price of TXU Corp. common stock is below the minimum price on the applicable settlement date, holders of equity-linked debt securities would be required to purchase TXU Corp. common stock at a price higher than the market price at that time. The market price of TXU Corp.'s common stock is currently below the minimum price for both currently outstanding series of TXU Corp.'s equity-linked debt securities. TXU Corp.'s stock price affects the market price of the equity-linked debt securities, but does not have any effect on the provisions of the equity-linked debt securities other than the impact on the settlement rate, as discussed above.

      Under the terms of the purchase contracts, TXU Corp. expects to issue between 24,953,600 and 30,514,000 shares of its common stock upon settlement. A total of 30,514,000 shares have been reserved for issuance. Based on the current market price of TXU Corp. common stock, TXU Corp. expects to issue approximately 11 million common shares in November 2004 in connection with $500 million of its equity-linked debt securities.

      Regulatory Asset Securitization -- The Settlement Plan approved by the Commission provides Electric Delivery with a financing order authorizing the issuance of securitization bonds in the aggregate principal amount of up to $1.3 billion to recover regulatory asset stranded costs. Electric Delivery issued $500 million of the bonds in August of 2003. In addition, approximately $790 million is expected to be issued in the first half of 2004. The proceeds will be used to retire debt. Because the bond principal and interest payments are secured by the collection of delivery fee surcharges by Electric Delivery, the $1.3 billion in debt is excluded from TXU Corp.'s and Electric Delivery's capitalization by credit rating agencies.

      Credit Facilities -- At December 31, 2003, TXU Corp. had US credit facilities totaling $2.8 billion and expiring in 2005 and 2008, of which $2.3 billion was unused, and Australian facilities totaling $992 million of which $237 million was unused. These credit facilities support issuances of letters of credit and are available for borrowings. See Note 7 to Financial Statements for details of the arrangements.

      Exchangeable Preferred Membership Interests of Energy - In July 2003, Energy exercised its right, in a noncash transaction, to exchange its $750 million 9% Exchangeable Subordinated Notes due November 22, 2012 for exchangeable preferred membership interests with identical economic and other terms. These securities are exchangeable for TXU Corp. common stock at an exchange price of $13.1242 per share. The market price of TXU Corp. common stock on December 31, 2003 was $23.72. Any exchange of these securities into common stock would result in a proportionate write-off of the related unamortized discount as a charge to earnings. If all the securities had been exchanged into common stock on December 31, 2003, the pre-tax charge would have been $104 million. These securities are considered not to be mandatorily redeemable under SFAS 150 because of the exchangeability provision.

      Registered Financing Arrangements -- TXU Corp., US Holdings, TXU Gas and other subsidiaries of TXU Corp. may issue and sell additional debt and equity securities as needed, including: (i) issuances by US Holdings of up to $25 million of cumulative preferred stock and up to an aggregate of $924 million of additional cumulative preferred stock, debt securities and/or preferred securities of subsidiary trusts and (ii) issuances by TXU Gas of up to an aggregate of $400 million of debt securities and/or preferred securities of subsidiary trusts, all of which are currently registered with the Securities and Exchange Commission for offering pursuant to Rule 415 under the Securities Act of 1933. TXU Corp. expects to file a new shelf registration for up to $1.0 billion of debt and/or equity securities.

      Equity -- In December 2002, TXU Corp. issued 35 million common shares in a public offering. In June 2002, TXU Corp. issued 11.8 million common shares in a public offering. Net proceeds of $1.1 billion from these offerings were used for general corporate purposes, including the repayment of commercial paper and to provide advances to subsidiaries. In August 2002, TXU Corp. issued 8.4 million shares related to $350 million of equity-linked debt.

      In April 2001, TXU Corp. repurchased 1.3 million shares of its common stock for $44 million under one of two existing equity purchase agreements with certain financial institutions. Following that purchase, TXU Corp. terminated both agreements without purchasing additional shares. Settlement of these agreements had no effect on earnings. No additional repurchases were made and none are planned for 2004.

      In October 2002, TXU Corp. declared a common stock dividend of $0.125 per share, payable on January 2, 2003, which represented an 80% reduction from the previous dividend rate. The decrease was in response to capital market concerns regarding TXU Corp.'s liquidity and the general state of the electricity industry. (See Note 3 to Financial Statements regarding events related to TXU Europe). TXU Corp. paid quarterly dividends of $0.60 a share in January 2002, April 2002, July 2002 and October 2002.

      TXU Corp. or its predecessor has declared common stock dividends payable in cash in each year since incorporation in 1945. The Board of Directors of TXU Corp., at its February 2004 meeting, declared a quarterly dividend of $0.125 a share, payable April 1, 2004, to shareholders of record on March 5, 2004. TXU Corp. paid quarterly dividends of $0.125 a share throughout 2003. Future dividends may vary and are subject to consideration of TXU Corp.'s operating cash flow levels and capital requirements as well as financial and other business conditions existing at the time.

      Under Texas law, TXU Corp. may only declare dividends out of surplus, which is statutorily defined as total shareholders' equity less the book value of common stock (stated capital). The write-off of TXU Corp.'s investment in TXU Europe resulted in negative surplus. Texas law permits, subject to the receipt of shareholder approval, the reclassification of stated capital into surplus. TXU Corp. received such shareholder approval of this reclassification in a special meeting of shareholders held February 14, 2003. Accordingly, approximately $8.0 billion was reclassified from stated capital to additional paid in capital, resulting in an increase of surplus in the same amount. Surplus at December 31, 2003 was $5.6 billion.

      The mortgage of Electric Delivery restricts its payment of dividends to the amount of its retained earnings. Certain other debt instruments and preferred securities of TXU Corp. and its subsidiaries contain provisions that restrict payment of dividends during any interest or distribution payment deferral period or while any payment default exists. At December 31, 2003, there were no restrictions on the payment of dividends under these provisions.

      Other Capital Transactions -- Since August 2001, TXU Corp.'s requirements under its Direct Stock Purchase and Dividend Reinvestment Plan have been met through additional issuances by TXU Corp. of common stock. Issuances under this plan totaled 508,379, 1,069,264 and 260,243 shares in 2003, 2002 and 2001, respectively. Shares for the Thrift Plan are purchased on the open market or from the LESOP trustee.

      Capitalization -- The capitalization ratios of TXU Corp. at December 31, 2003, consisted of 3.1% long-term debt held by subsidiary trusts, 8.1% equity-linked debt securities, 51.4% other long-term debt, less amounts due currently, 3.6% exchangeable preferred membership interests, 1.7% preference stock, 0.6% preferred stock of subsidiaries and 31.5% common stock equity. Total debt to capitalization, including short-term debt, was 64% and 69% at December 31, 2003 and 2002, respectively.

     Short-term Borrowings -- At December 31, 2003, TXU Corp. had outstanding short-term borrowings consisting of bank borrowings of approximately $58 million and commercial paper of $39 million (all in Australia). At December 31, 2002, TXU Corp. had outstanding short-term borrowings consisting of bank borrowings of approximately $2.3 billion (predominantly in the US) at a weighted average interest rate of 2.6% and commercial paper of $18 million (in Australia). The short-term borrowings of TXU Australia are reported as liabilities held for sale. (See Note 3 for additional information)

      Sale of Receivables -- TXU Corp. has established an accounts receivable securitization program. The activity under this program is accounted for as a sale of accounts receivable in accordance with SFAS 140. Under the program, US subsidiaries of TXU Corp. (originators) sell trade accounts receivable to TXU

Receivables Company, a consolidated wholly-owned bankruptcy remote direct subsidiary of TXU Corp., which sells undivided interests in the purchased accounts receivable for cash to special purpose entities established by financial institutions. All new trade receivables under the program generated by the originators are continuously purchased by TXU Receivables Company with the proceeds from collections of receivables previously purchased. Funding under the program in 2003 totaled $600 million, which is the maximum amount available, and $471 million in 2002. The increase of $129 million primarily reflects billing and collection delays in 2002 due to data compilation and reconciliation issues among ERCOT and the market participants in the newly deregulated market. See
Note 7 to Financial Statements for a more complete description of the program including the financial impact on earnings and cash flows for the periods presented and the contingencies that could result in termination of the program.

      Cash and Cash Equivalents -- Cash on hand totaled $829 million and $1.5 billion at December 31, 2003 and 2002, respectively. The decline reflects repayments of borrowings.

      Restricted Cash -- Restricted cash at December 31, 2003 includes $525 million related to a $500 million credit facility established in 2003. The restricted cash represents collateral for letters of credit or loans issued under the facility. See Note 7 to Financial Statements. Restricted cash of $210 million at December 31, 2002 was used to repay debt in 2003.

      Leases -- In February 2002, TXU Corp. sold its interest in its headquarters building in Dallas, Texas for $145 million. Simultaneously with the sale of the property, TXU Corp. entered into a twenty-year lease obligation for the property. At the end of the initial twenty-year term of the lease, TXU Corp. has the right, but not the obligation, to renew the lease for three ten-year renewal terms under which rents will be paid based on then-existing market conditions. The sale was accounted for as a financing and the obligation is reflected in long-term debt.

      Credit Ratings of TXU Corp. and its US Subsidiaries -- The current credit ratings for TXU Corp. and certain of its US and Australian subsidiaries are presented below:

----------- ----------------- ---------------- --------------- ----------------- ---------------- -----------------

               TXU Corp.        US Holdings       Electric          Energy           TXU Gas       TXU Australia
                                                  Delivery
----------- ----------------- ---------------- --------------- ----------------- ---------------- -----------------
                (Senior           (Senior        (Secured)         (Senior           (Senior          (Senior
               Unsecured)       Unsecured)                        Unsecured)       Unsecured)        Unsecured)
----------- ----------------- ---------------- --------------- ----------------- ---------------- -----------------
S&P               BBB-             BBB-             BBB              BBB               BBB              BBB
----------- ----------------- ---------------- --------------- ----------------- ---------------- -----------------
Moody's           Ba1              Baa3             Baa1             Baa2             Baa3              Baa2
----------- ----------------- ---------------- --------------- ----------------- ---------------- -----------------
Fitch             BBB-             BBB-             BBB+             BBB              BBB-              BBB-
----------- ----------------- ---------------- --------------- ----------------- ---------------- -----------------

      Moody's currently maintains a negative outlook for TXU Corp., TXU Gas and TXU Australia, and a stable outlook for US Holdings, Energy and Electric Delivery. Fitch currently maintains a positive outlook for TXU Australia and a stable outlook for the remaining entities. S&P currently maintains a negative outlook for each such entity.

      These ratings are investment grade, except for Moody's rating of TXU Corp.'s senior unsecured debt, which is one notch below investment grade.

      A rating reflects only the view of a rating agency, and is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

      Financial Covenants, Credit Rating Provisions and Cross Default Provisions -- The terms of certain financing arrangements of TXU Corp. and its subsidiaries contain financial covenants that require maintenance of specified fixed charge coverage ratios, shareholders' equity to total capitalization ratios and leverage ratios and/or contain minimum net worth covenants. Energy's exchangeable preferred membership interests also limit its incurrence of additional indebtedness unless a leverage ratio and interest coverage test are met on a pro forma basis. As of December 31, 2003, TXU Corp. and its subsidiaries were in compliance with all such applicable covenants.

      Certain financing and other arrangements of TXU Corp. and its subsidiaries contain provisions that are specifically affected by changes in credit ratings and also include cross default provisions. The material credit rating and cross default provisions are described below.

      Other agreements of TXU Corp., including some of the credit facilities discussed above, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on the credit ratings of TXU Corp. or its subsidiaries.

Credit Rating Covenants
-----------------------

      In the event of a decline in the credit rating for TXU Corp.'s unsecured, senior long-term obligations to two notches below investment grade (i.e., to or below 'BB' by S&P or Fitch or 'Ba2' by Moody's), coupled with a decline in the market price of TXU Corp. common stock below $21.93 per share for ten consecutive trading days, TXU Corp. would be required to sell equity or otherwise raise cash proceeds sufficient to repay Pinnacle's senior secured notes ($560 million outstanding at December 31, 2003). The market price of TXU Corp.'s common stock was above the stated level as of December 31, 2003. TXU Corp. has notified holders of the Pinnacle senior notes that it intends to redeem all of the notes outstanding on March 18, 2004. Upon completing the redemption, the credit rating covenants mentioned above will be eliminated.

      Energy has provided a guarantee of the obligations under TXU Corp.'s lease (approximately $130 million at December 31, 2003) for its headquarters building. In the event of a downgrade of Energy's credit rating to below investment grade, a letter of credit would need to be provided within 30 days of any such ratings decline.

      Energy has entered into certain commodity contracts and lease arrangements that in some instances give the other party the right, but not the obligation, to request Energy to post collateral in the event that its credit rating falls below investment grade.

      Based on its current commodity contract positions, if Energy were downgraded below investment grade by any specified rating agency, counterparties would have the option to request Energy to post additional collateral of approximately $145 million.

      In addition, Energy has a number of other contractual arrangements where the counterparties would have the right to request Energy post collateral if its credit rating was downgraded below investment grade by all three rating agencies. The amount Energy would post under these transactions depends in part on the value of the contracts at that time. As of December 31, 2003, based on current market conditions, the maximum Energy would post for these transactions is $247 million. Of this amount, $228 million relates to one specific counterparty.

      Energy is also the obligor on leases aggregating $161 million. Under the terms of those leases, if Energy's credit rating were downgraded to below investment grade by any specified rating agency, Energy could be required to sell the assets, assign the leases to a new obligor that is investment grade, post a letter of credit or defease the leases.

      ERCOT also has rules in place to assure adequate credit worthiness for parties that schedule power on the ERCOT System. Under those rules, if Energy's credit rating were downgraded to below investment grade by any specified rating agency, Energy could be required to post collateral of approximately $32 million.

      In the event that TXU Australia's credit rating was downgraded to b elow investment grade, there are cross currency swaps and interest rate swaps in effect with banks who have the right to terminate the swaps. These contracts are currently out of the money by $11 million on a net basis.

      TXU Australia has several contracts that may require additional guarantees or cash collateral totaling approximately $58 million if its credit rating was downgraded to below investment grade, or if there was a material adverse change in its financial condition.

Cross Default Provisions
------------------------

      Certain financing arrangements of TXU Corp. contain provisions that would result in an event of default if there were a failure under other financing arrangements to meet payment terms or to observe other covenants that would result in an acceleration of payments due. Such provisions are referred to as "cross default" provisions.

      A default by US Holdings or any subsidiary thereof on financing arrangements of $50 million or more would result in a cross default under the $1.4 billion US Holdings five-year revolving credit facility, the $400 million US Holdings credit facility and $30 million of TXU Mining senior notes (which have a $1 million cross default threshold).

      A default by Energy or Electric Delivery or any subsidiary thereof in respect of indebtedness in a principal amount in excess of $50 million would result in a cross default for such party under the Energy/Electric Delivery $450 million revolving credit facility. Under this credit facility, a default by Energy or any subsidiary thereof would cause the maturity of outstanding balances under such facility to be accelerated as to Energy, but not as to Electric Delivery. Also, under this credit facility, a default by Electric Delivery or any subsidiary thereof would cause the maturity of outstanding balances under such facility to be accelerated as to Electric Delivery, but not as to Energy.

      A default by TXU Corp. on indebtedness of $50 million or more would result in a cross default under the new $500 million five-year revolving credit facility.

      A default or similar event under the terms of the Energy exchangeable preferred membership interests that results in the acceleration (or other mandatory repayment prior to the mandatory redemption date) of such security or the failure to pay such security at the mandatory redemption date would result in a default under Energy's $1.25 billion senior unsecured notes.

      TXU Corp.'s Notes due 2004, which are held by Pinnacle in a trust, and Pinnacle's 8.83% Senior Secured Notes due 2004, contain cross default provisions relating to a failure to pay principal or interest on indebtedness of TXU Corp. or TXU Communications (in the case of the 8.83% Senior Secured Notes due 2004) in a principal amount of $50 million or above. TXU Corp. has notified holders of the Pinnacle senior notes that it intends to redeem all of the notes outstanding on March 18, 2004. Upon completing the redemption, the cross default covenants mentioned above will be eliminated.

      Energy has entered into certain mining and equipment leasing arrangements aggregating $118 million that would terminate upon the default of any other obligations of Energy owed to the lessor. In the event of a default by TXU Mining, a subsidiary of Energy, on indebtedness in excess of $1 million, a cross default would result under the $31 million TXU Mining leveraged lease and the lease could terminate.

      The accounts receivable program also contains a cross default provision with a threshold of $50 million applicable to each of the originators under the program. TXU Receivables Company and TXU Business Services each have a cross default threshold of $50,000. If either an originator, TXU Business Services or TXU Receivables Company defaults on indebtedness of the applicable threshold, the facility could terminate.

      Energy enters into energy-related contracts, the master forms of which contain provisions whereby an event of default would occur if Energy were to default under an obligation in respect of borrowings in excess of thresholds stated in the contracts, which thresholds vary.

      A default by TXU Gas or any of its material subsidiaries on indebtedness of $25 million or more would result in a cross default under TXU Gas' senior notes.

      Defaults by TXU Australia or its subsidiaries on financing arrangements and interest rate, currency and commodity derivatives would result in cross-defaults under other financing arrangements (including senior bank facilities and senior debt) and interest rate, currency and commodity derivatives of TXU Australia and its subsidiaries. The cross-default provisions in these instruments vary in terms of which entities can cause cross-defaults and the thresholds at which defaults would result in cross-defaults. Defaults by TXU Australia or its subsidiaries would not result in cross-defaults under material financing arrangements of TXU Corp. and its other subsidiaries and defaults by TXU Corp. or its other subsidiaries would not result in cross-defaults under material financing arrangements of TXU Australia and its subsidiaries.

      TXU Corp. and its subsidiaries have other arrangements, including interest rate swap agreements and leases with cross default provisions, the triggering of which would not result in a significant effect on liquidity.

      Long-term Contractual Obligations and Commitments -- The following table summarizes the contractual cash obligations of TXU Corp. under specified contractual obligations in effect as of December 31, 2003 (see Notes 7 and 18 to Financial Statements for additional disclosures regarding terms of these obligations.) Because of new disclosure requirements, this table includes commitment amounts not previously disclosed.

   Contractual  Cash Obligations                           -----------------------------------------
   -----------------------------                                                                More
                                                              Less       One to     Three to    Than
                                                             Than One    Three       Five       Five
                                                               Year       Years      Years      Years
                                                            ---------- ---------- ----------   -------
   Long-term debt and preferred membership interest -
      principal and interest/dividends...............         $1,888     $2,961     $2,207    $15,574
   Operating leases and capital lease obligations (a)            104        190        172        510
   Purchase obligations (b)..........................          2,926      2,078      1,185      3,043
   Other liabilities on the balance sheet -
      Pension and other postretirement liabilities
      - US plan.....................................

         contributions (c)..........................             115        243        233        115
                                                              ------     ------     ------    -------
          Total contractual cash obligations........          $5,033     $5,472     $3,797    $19,242
                                                              ======     ======     ======    =======

------------
(a) Includes short term noncancelable leases
(b) Includes capacity payments, gas take or pay contracts, coal contracts, and other purchase obligations. Amounts presented for variable priced contracts assumed the year-end 2003 price remained in effect for all periods except where contractual price adjustments or index-based prices were specified.
(c) Projections of cash contributions to US qualified pension and other postretirement benefit plans for the years 2004-2009.

      The table above includes the contractual cash obligations related to the discontinued TXU Australia, TXU Gas and Pedricktown, New Jersey power production businesses and should be read in conjunction with TXU Corp.'s Form 10-Q/A for the period ended September 30, 2004 filed with the SEC on November 10, 2004.

      The following contractual obligations were excluded from the purchase obligations disclosure in the table above:

(1) contracts between affiliated entities.
(2) individual contracts that have an annual cash requirement of less than $1 million. (However, multiple contracts with one counterparty that are individually less than $1 million have been aggregated.)
(3) contracts that are cancelable without payment of a substantial cancellation penalty.
(4) employment contracts with management.

      Guarantees -- See Note 18 to Financial Statements for details of guarantees.

Investing Activities
--------------------

      In April 2002, Energy acquired a cogeneration and wholesale energy production business in New Jersey for $36 million in cash. The acquisition included a 122 megawatt (MW) combined-cycle power production facility and various contracts, including electric supply and gas transportation agreements. The acquisition was accounted for as a purchase business combination, and its results of operations are reflected in the consolidated financial statements from the acquisition date. In the second quarter of 2004, Energy finalized a plan to sell the production facility and exit the related power supply and gas transportation agreements.

      In May 2002, Energy acquired a 260 MW combined-cycle power generation facility in northwest Texas through a settlement agreement which dismissed a lawsuit previously filed related to the plant, and included a nominal cash payment. Energy previously purchased all of the electrical output of this plant under a long-term contract.

      In April 2002, Energy completed the sale of two electricity generation plants in the Dallas-Fort Worth area with total capacity of 2,334 MW for $443 million in cash. Concurrent with the sale, Energy entered into a tolling agreement to purchase power during the summer months through 2006. The terms of the tolling agreement include above-market pricing, representing a fair value liability of $190 million. A pretax gain on the sale of $146 million, net of the effects of the tolling agreement, was deferred and is being recognized in other income during summer months over the five-year term of the tolling agreement. Both the value of the tolling agreement and the deferred gain are reported in other liabilities in the balance sheet. The amount of the gain recognized in other income in 2003 was approximately $30 million.

      TXU Corp. may pursue potential investment opportunities if it concludes that such investments are consistent with its business strategies and will dispose of nonstrategic assets to allow redeployment of resources into faster growing opportunities in an effort to enhance the long-term return to its shareholders.

      Future Capital Expenditures -- Capital expenditures are estimated at $1.1 billion for 2004, substantially all of which are for maintenance and organic growth of existing operations, and are expected to be funded by cash flows from operations. Approximately 59% is planned for TXU Gas and the Electric Delivery segment, 30% for the Energy segment, 10% for Australia and 1% for other activities.

OFF BALANCE SHEET ARRANGEMENTS

      With the acquisition of the other partner's interest in the Pinnacle telecommunications joint venture in May 2003, the only remaining significant off balance sheet arrangement consists of the sale of receivables program. See discussion above under Sale of Receivables and in Note 7 to Financial Statements.

      See Note 17 to Financial Statements for a discussion of the investment in the telecommunications business and contingencies related to potential equity security issuances under the original joint venture arrangement.

      Under Rule 309 of Regulation S-X, TXU Corp. filed separate audited financial statements of Pinnacle by an amendment to its December 31, 2002 Form 10-K. Those financial statements are included elsewhere in the December 31, 2002 Form 10-K as Appendix C.

      TXU Corp. has equity ownership interests in entities that are not consolidated. These include operating businesses such as the Australia Sea Gas pipeline joint venture as well as financing trusts not consolidated under FIN 46. See Notes 5 and 10 for disclosures related to these interests. There are no material contingencies related to these interests.

COMMITMENTS AND CONTINGENCIES

      Consistent with industry practices, Energy has decided to replace the four steam generators in one of the two generation units of the Comanche Peak nuclear plant in order to maintain the operating efficiency of the unit. An agreement for the manufacture and delivery of the equipment was completed in October 2003, and delivery is scheduled for late 2006. Estimated project capital requirements, including purchase and installation, are $175 million to $225 million. Cash outflows are expected to occur in 2004 through 2007, with the significant majority after 2004.

      See Note 18 to Financial Statements for a discussion of other commitments and contingencies, including guarantees.

REGULATION AND RATES

      Information Request From CFTC -- In October 2003, TXU Corp. received an informal request for information from the US Commodity Futures Trading Commission (CFTC) seeking voluntary production of information concerning disclosure of price and volume information furnished by TXU Portfolio Management Company LP to energy industry publications. The request seeks information for the period from January 1, 1999 to the present. TXU Corp. has cooperated with the CFTC, and is in the process of completing its response to such information request. TXU Corp. believes that TXU Portfolio Management Company LP was not engaged in any reporting of price or volume information that would in any way justify any action by the CFTC.

      1999 Restructuring Legislation and Settlement Plan -- On December 31, 2001, US Holdings filed the Settlement Plan with the Commission. It resolved all major pending issues related to US Holdings' transition to electricity competition pursuant to the 1999 Restructuring Legislation. The Settlement Plan does not remove regulatory oversight of Electric Delivery'sbusiness nor does it eliminate Energy's price-to-beat rates and related fuel adjustments. The Settlement Plan became final and non-appealable in January 2003. See Note 16 to Financial Statements for the major elements of the Settlement Plan, the most significant of which on a go-forward basis are the retail clawback credit and the issuance of securitization bonds to recover regulatory asset stranded costs.

      Price-to-Beat Rates - Under the 1999 Restructuring Legislation, Energy is required to continue to charge a "price-to-beat" rate established by the Commission to residential customers (and to offer, along with other pricing alternatives, this rate to small business customers) in the historical service territory. The rate can be adjusted upward or downward twice a year, subject to approval by the Commission, for changes in the market price of natural gas. Energy increased its price-to-beat rate in March and August of 2003.

      Wholesale market design - In August 2003, the Commission adopted a rule that, if fully implemented, would alter the wholesale market design in ERCOT. The rule requires ERCOT:
       o  to use a stakeholder process to develop a new wholesale market model;
       o  to operate a voluntary day-ahead energy market;
       o to directly assign all congestion rents to the resources that caused the congestion;
       o to use nodal energy prices for resources; o to provide information for energy trading hubs by aggregating nodes; o to use zonal prices for loads; and
       o  to provide congestion revenue rights (but not physical rights).

      Under the rule, the proposed market design and associated cost-benefit analysis is to be filed with the Commission by November 1, 2004 and is to be implemented by October 1, 2006. Energy is currently unable to predict the cost or impact of implementing any proposed change to the current wholesale market design.

      Transmission Rates -- In May 2003, the Commission approved an increase in Electric Delivery's wholesale transmission tariffs (rates) charged to distribution utilities that became effective immediately. In March and August 2003 and March 2004, the Commission approved increases in the transmission cost recovery component of Electric Delivery's distribution rates charged to REPs. The combined effect of these four increases in both the transmission and distribution rates is an estimated $62 million of incremental revenues to Electric Delivery on an annualized basis. With respect to the impact on TXU Corp.'s consolidated results, the higher distribution rates result in reduced margin on Energy's sales to those retail customers with pricing that does not provide for recovery of higher delivery fees, principally price-to-beat customers.

      On March 3, 2004, Electric Delivery filed an annual request for interim update of its wholesale transmission rates. Electric Delivery requested a total annualized revenue increase of $14 million effective April 7, 2004.

      Gas Distribution Rates -- In May 2003, TXU Gas filed, for the first time, a system-wide rate case for the distribution and pipeline operations. The case was filed in all 437 incorporated cities served by the distribution operations, and at the RRC for the pipeline business and for unincorporated areas served by the distribution operations. The TXU Gas filing requested an annual revenue increase of $69.5 million or 7.24%. All 437 cities took action on the case within their statutory time frame, and TXU Gas has appealed these actions to the RRC. Based on the current procedural schedule, TXU Gas expects a final order from the RRC in the second quarter of 2004.

       Australia -- The distribution tariffs for electricity until December 31, 2005, and for gas until December 31, 2007, are determined by the Essential Services Commission. The gas distribution tariffs were increased by 2.2% for 2003, and for each subsequent year, the tariffs are to increase by 0.8% plus the Consumer Price Index (CPI) increase. The electricity distribution tariffs are to increase by the CPI less 1% each year.

      In Victoria and New South Wales, the residential electricity markets have both become competitive since January 2002, and the residential gas markets have become competitive in New South Wales from January 2002 and in Victoria from October 2002. The residential and small business energy prices are still subject to oversight (through price caps) by the government bodies of the respective States of Victoria and New South Wales.

      In South Australia, the residential electricity market has been competitive since January 2003, although the residential and small business energy prices offered by incumbent retailers are still regulated and determined by the South Australian government. TXU Australia entered into this market in March 2003.

     Summary -- Although TXU Corp. cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions, no changes are expected in trends or commitments, other than those discussed in this report, which might significantly alter its basic financial position, results of operations or cash flows.

FORWARD-LOOKING STATEMENTS

      This report and other presentations made by TXU Corp. and its subsidiaries (collectively, TXU Corp.) contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although TXU Corp. believes that in making any such statement its expectations are based on reasonable assumptions, any such statement involves uncertainties and is qualified in its entirety by reference to the risks discussed above under "RISK FACTORS THAT MAY AFFECT FUTURE RESULTS" and the following important factors, among others, that could cause the actual results of TXU Corp. to differ materially from those projected in such forward-looking statements:

        o prevailing governmental policies and regulatory actions, including those of the FERC, the Commission, the RRC and the NRC, with respect to:

          o   allowed rates of return;
          o   industry, market and rate structure;
          o   purchased power and recovery of investments;
          o   operations of nuclear generating facilities;
          o   acquisitions and disposal of assets and facilities;
          o   operation and construction of plant facilities;
          o   decommissioning costs;
          o   present or prospective wholesale and retail competition;
          o   changes in tax laws and policies; and
          o changes in and compliance with environmental and safety laws and policies;

      o   continued implementation of the 1999 Restructuring Legislation;
      o   legal and administrative proceedings and settlements;
      o   general industry trends;
      o   power costs and availability;
      o weather conditions and other natural phenomena, and acts of sabotage, wars or terrorist activities;
      o unanticipated population growth or decline, and changes in market demand and demographic patterns;
      o changes in business strategy, development plans or vendor relationships;
      o   competition for retail and wholesale customers;
      o   access to adequate transmission facilities to meet changing demands;
      o pricing and transportation of crude oil, natural gas and other commodities;

      o unanticipated changes in interest rates, commodity prices, rates of inflation or foreign exchange rates;
      o unanticipated changes in operating expenses, liquidity needs and capital expenditures;
      o   commercial bank market and capital market conditions;
      o competition for new energy development and other business opportunities;
      o inability of various counterparties to meet their obligations with respect to TXU Corp.'s financial instruments;
      o   changes in technology used by and services offered by TXU Corp.;
      o significant changes in TXU Corp.'s relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;
      o significant changes in critical accounting policies material to TXU Corp.; and
      o   actions by credit rating agencies.

      Any forward-looking statement speaks only as of the date on which it is made, and TXU Corp. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for TXU Corp. to predict all of them; nor can TXU Corp. assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


TXU Corp.:

We have audited the accompanying consolidated balance sheets of TXU Corp. and subsidiaries (the Company) as of December 31, 2003 and 2002 and the related consolidated statements of income, comprehensive income, cash flows and shareholders' equity for each of the three years in the period ended
December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of TXU Corp. and subsidiaries at December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the Notes to Financial Statements, TXU Corp. changed its method of accounting for certain contracts with the rescission of Emerging Issues Task Force Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities."

As discussed in Note 6 to the Notes to Financial Statements, TXU Corp. changed its method of accounting for goodwill amortization in 2002 in connection with the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.


/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
March 11, 2004 (November 21, 2004 as to Note 21)

                           TXU CORP. AND SUBSIDIARIES
                        STATEMENTS OF CONSOLIDATED INCOME

                                                                                    Year Ended December 31,
                                                                         ------------------------------------------
                                                                           2003            2002              2001
                                                                          ------          ------            ------
                                                                       (millions of dollars, except per share amounts)

Operating revenues..........................................              $8,600          $8,094            $7,962
                                                                          ------          ------            ------
Costs and expenses:
     Cost of energy sold and delivery fees..................               3,640           3,199             3,038
     Operating costs........................................               1,389           1,354             1,254
     Depreciation and amortization, other than goodwill.....                 724             733               657
     Selling, general and administrative expenses...........                 907           1,046               792
     Franchise and revenue-based taxes......................                 390             428               461
     Other income...........................................                 (58)            (41)              (23)
     Other deductions.......................................                  42             533               322
     Interest income........................................                 (36)            (33)              (77)
     Interest expense and related charges...................                 784             693               775
     Goodwill amortization..................................                   -               -                15
                                                                          ------         -------            ------
         Total costs and expenses...........................               7,782           7,912             7,214
                                                                          ------         -------            ------
Income from continuing operations before income taxes,
  extraordinary  loss and cumulative effect of changes in
  accounting principles.....................................                 818             182               748

Income tax expense .........................................                 252              77               215
                                                                          ------         -------            ------
Income from continuing operations before extraordinary loss and
     cumulative effect of changes in accounting principles..                 566             105               533

Income (loss) from discontinued operations, net of tax effect                 74          (4,181)              201

Extraordinary loss, net of tax effect ......................                   -            (134)              (57)

Cumulative  effect of changes in accounting  principles,
  net of tax benefit........................................                 (58)              -                 -
                                                                          ------         -------            ------
Net income (loss) before preference stock dividends.........                 582          (4,210)              677

Preference stock dividends .................................                  22              22                22
                                                                          ------         -------            ------
Net income (loss) available for common stock................              $  560         $(4,232)           $  655
                                                                          ======         =======            ======
Average shares of common stock outstanding (millions):
     Basic..................................................                 322             278               259
     Diluted................................................                 379             278               259

Per share of common stock- Basic:
     Income from continuing operations before extraordinary
     loss and cumulative effect of changes in accounting
     principles.............................................              $ 1.76         $  0.37            $ 2.05
     Income (loss) from discontinued operations, net of
       tax effect...........................................              $  .23         $(15.04)           $ 0.77
     Extraordinary loss, net of tax effect..................              $    -         $ (0.48)           $(0.22)
     Cumulative effect of changes in accounting  principles,
       net of tax benefit ..................................              $(0.18)        $    -             $    -
   Preference stock dividends ..............................              $(0.07)        $ (0.08)           $(0.08)
   Net income (loss) available for common stock ............              $ 1.74         $(15.23)           $ 2.52

Per share of common stock- Diluted:
     Income from continuing operations before extraordinary
      loss and cumulative effect of changes in accounting
       principles...........................................              $ 1.63         $  0.37            $ 2.05
     Income (loss) from discontinued operations, net of
       tax effect...........................................              $ 0.20         $(15.04)           $  .77
     Extraordinary loss, net of tax effect..................              $    -         $ (0.48)           $(0.22)
     Cumulative effect of changes in accounting  principles,
       net of tax benefit ..................................              $(0.15)        $    -             $    -
   Preference stock dividends ..............................              $(0.06)        $ (0.08)           $(0.08)
   Net income (loss) available for common stock ............              $ 1.62         $(15.23)           $ 2.52
Dividends declared..........................................              $ 0.50         $ 1.925            $ 2.40

See Notes to Financial Statements.

                           TXU CORP. AND SUBSIDIARIES
                 STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

                                                                                      Year Ended December 31,
                                                                               ------------------------------------
                                                                                2003             2002        2001
                                                                               ------           ------      ------
                                                                                      (millions of dollars)
Components related to continuing operations:

     Income from continuing operations before extraordinary loss and
         cumulative effect of changes in accounting principles............    $  566          $  105           $ 533
                                                                              ------          ------           -----
   Other comprehensive income (loss) --
   Net change during period, net of tax effects:
     Investments classified as available for sale:
       Reclassification of net gain realized on sale of investments
       to other deductions (net of tax benefit of $1) ....................         -               -              (2)

     Minimum pension liability adjustments (net of tax (expense)
       benefit of ($25), $35 and $2)......................................        46             (65)             (4)

     Cash flow hedges:
       Cumulative transition adjustment as of January 1, 2001
         (net of tax benefit of $8).......................................         -               -             (15)
       Net change in fair value of derivatives (net of tax (expense)
         benefit of $108, $118 and( $4))..................................       (201)           (220)              8
       Amounts  realized  in  earnings  during  the year (net of tax
         (expense) benefit of ($128), ($30) and $4) ......................        238              56             (8)
                                                                               ------         -------          ------

           Total..........................................................         83            (229)            (21)
                                                                               ------         -------          ------

   Comprehensive income from continuing operations........................        649            (124)            512
                                                                               ------         -------          ------
Components related to discontinued operations:

   Income (loss) from discontinued operations, net of tax effect..........         74          (4,181)            201
                                                                               ------         -------          ------
   Minimum pension liability adjustments (net of tax (expense)
     benefit of ($4), $10 and $1).........................................          8             (18)             (2)

   Cumulative foreign currency translation adjustment.....................        302             329            (149)

   Investments  classified as available for sale (net of tax expense
    of $24) ..............................................................          -               -              55
   Reclassification  of net gain realized on sale of  investments to
     other deductions (net of tax benefit of $21).........................          -               -             (50)
   Cash flow hedges:
       Cumulative transition adjustment as of January 1, 2001
         (net of tax benefit of $50)......................................          -               -             (117)
       Net change in fair value of  derivatives  (net of tax benefit
         of $29, $36 and $75).............................................         (67)            (81)           (173)
       Amounts  realized  in  earnings  during  the year (net of tax
         expense of $37 $62 and $86) ......................................         86             143             201
                                                                                ------          ------           -----
           Total...........................................................        329             373            (235)
                                                                                ------          ------           -----
   Comprehensive income (loss) from discontinued operations................        403          (3,808)            (34)

   Extraordinary loss, net of tax effect...................................          -            (134)            (57)

   Cumulative effect of changes in accounting  principles, net of
       tax benefit.........................................................        (58)              -               -
                                                                                ------         -------           -----
Comprehensive income (loss)................................................       $994         $(4,066)          $ 421
                                                                                ======         =======           =====

See Notes to Financial Statements.

                           TXU CORP. AND SUBSIDIARIES
                      STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                                    Year Ended December 31,
                                                                             --------------------------------------
                                                                               2003          2002             2001
                                                                              ------        ------          ------
                                                                                     (millions of dollars)
Cash flows -- operating activities
  Income from continuing operations before extraordinary loss and
   cumulative effect of changes in accounting principles..................   $  566         $  105         $   533
  Adjustments  to  reconcile  income from  continuing  operations  before extraordinary loss and cumulative effect of changes in accounting principles to cash provided by operating activities:
     Depreciation and amortization........................................      791            804             864
     Deferred income taxes and investment tax credits -- net..............      (40)            21            (170)
     Losses on early extinguishment of debt...............................        -             40             149
     Net gains from sale of assets........................................      (45)           (26)              -
     Reduction of revenues for earnings in excess of regulatory
      earnings cap........................................................        -              -              40

     Net effect of unrealized mark-to-market valuations of commodity
      contracts...........................................................      100            113            (362)

     Net equity loss from unconsolidated affiliates and joint ventures ...       17            255              53
     Asset impairments charge.............................................        -            237               -
     Recovery of fuel costs...............................................        -              -             568
     Retail clawback accrual increase (decrease)..........................      (12)           185               -
     Reduction in regulatory liability....................................     (132)          (151)              -
     Changes in operating assets and liabilities:
        Accounts receivable - trade.......................................      392           (487)            272
        Inventories.......................................................      (46)           (48)            (11)
        Accounts payable - trade..........................................      (24)           108            (647)
        Commodity contract assets and liabilities.........................       16            (45)            (27)
        Margin deposits...................................................       25                            227
        Other  assets ....................................................      271            (91)             42
        Other liabilities.................................................      534             32             101
                                                                             ------        -------         -------
          Cash provided by operating activities...........................    2,413          1,052           1,632
                                                                             ------        -------         -------
Cash flows -- financing activities
  Issuances of securities:
     Equity-linked debt securities........................................        -            440           1,000
     Exchangeable subordinated notes......................................        -            750               -
     Other long-term debt.................................................    2,846          3,256           3,988
     Common stock.........................................................       23          1,274             354
  Retirements/repurchases of securities:
     Long-term debt.......................................................   (2,187)        (3,407)         (3,896)
     Preferred securities of subsidiaries.................................      (98)             -               -
     Securities of unconsolidated subsidiary trusts.......................        -              -            (837)
     Common stock.........................................................        -              -             (44)
  Change in notes payable:
     Commercial paper.....................................................                    (854)           (839)
     Banks................................................................   (2,305)         1,490             675
  Cash dividends paid:
     Common stock.........................................................     (160)          (652)           (621)
     Preference stock.....................................................      (22)           (22)            (22)
Redemption deposits applied to debt retirements...........................      210           (210)              -
Debt premium, discount, financing and reacquisition expenses..............      (38)          (283)           (221)
                                                                             ------        -------         -------
        Cash provided by (used in) financing activities...................   (1,731)         1,782            (463)
                                                                             ------        -------         -------
Cash flows -- investing activities
  Capital expenditures....................................................     (721)          (813)           (988)
  Acquisition of businesses...............................................     (150)             -               -
  Proceeds from sale of assets............................................       24            447              19
  Nuclear fuel............................................................      (44)           (51)            (38)
  Investment in collateral trust..........................................     (525)             -               -
  Other...................................................................       16           (186)             53
                                                                             ------        -------         -------
        Cash used in investing activities.................................   (1,400)          (603)           (954)
Effect of exchange rate changes on cash and cash equivalents..............        -              6              (1)
Cash provided (used by) discontinued operations...........................       34           (919)            (68)
                                                                             ------        -------         -------
Net change in cash and cash equivalents...................................     (684)         1,318             146
Cash and cash equivalents -  beginning balance............................    1,513            195              49
                                                                             ------        -------         -------
Cash and cash equivalents -  ending balance...............................   $  829        $ 1,513         $   195
                                                                             ======        =======         =======

See Notes to Financial Statements.

                           TXU CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                                  December 31,
                                                                                              ----------------------
                                                                                               2003           2002
                                                                                              ------         ------
                                                           ASSETS                             (millions of dollars)
Current assets
   Cash and cash equivalents....................................................              $   829        $ 1,513
   Restricted cash..............................................................                   12            210
   Accounts receivable -- trade.................................................                1,018          1,408
   Income taxes receivable......................................................                    -            481
   Inventories .................................................................                  419            395
   Commodity contract assets....................................................                  959          1,298
   Assets of telecommunications holdings company (Note 3).......................                  110              -
   Other current assets.........................................................                  303            333
                                                                                              -------        -------
       Total current assets.....................................................                3,650          5,638
                                                                                              -------        -------
Investments
   Restricted cash..............................................................                  582             96
   Other investments............................................................                  632            693
Property, plant and equipment -- net............................................               16,803         16,526
Goodwill........................................................................                  558            558
Regulatory assets --  net.......................................................                1,872          1,630
Commodity contract assets.......................................................                  121            476
Cash flow hedges and other derivative assets ...................................                   88             14
Other noncurrent assets.........................................................                  214            148
Assets held for sale (Note 3)...................................................                7,200          5,626
                                                                                              -------        -------
       Total assets.............................................................              $31,720        $31,405
                                                                                              =======        =======
LIABILITIES, PREFERRED SECURITIES OF SUBSIDIARIES AND SHAREHOLDERS' EQUITY

Current liabilities
       Notes payable - banks....................................................                    -          2,306
   Long-term debt due currently.................................................                  678            941
   Accounts payable -- trade....................................................                  790            829
   Commodity contract liabilities...............................................                  913          1,138
   Liabilities of telecommunications holding company (Note 3)...................                  603              -
   Other current liabilities....................................................                1,221          1,213
                                                                                              -------        -------
       Total current liabilities................................................                4,205          6,427
                                                                                              -------        -------
Accumulated deferred income taxes...............................................                3,759          3,481
Investment tax credits..........................................................                  430            453
Commodity contract liabilities..................................................                   59            320
Cash flow hedges and other derivative liabilities ..............................                  240            171
Long-term debt held by subsidiary trusts (Note 10)..............................                  546            546
All other long-term debt, less amounts due currently............................               10,608         10,082
Other noncurrent liabilities and deferred credits ..............................                2,243          2,324
Liabilities held for sale (Note 3)..............................................                2,952          2,324
                                                                                              -------        -------
       Total liabilities........................................................               25,042         26,128

Preferred securities of subsidiaries (Note 9)...................................                  759            211
Contingencies (Note 18)
Shareholders' equity (Note 11)..................................................                5,919          5,066
                                                                                              -------        -------
       Total liabilities, preferred securities of subsidiaries and
         shareholders' equity...................................................              $31,720        $31,405
                                                                                              =======        =======

See Notes to Financial Statements.

                           TXU CORP. AND SUBSIDIARIES
                 STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY

                                                                                    Year Ended December 31,
                                                                             -------------------------------------
                                                                              2003           2002           2001
                                                                             ------         ------         ------
                                                                                    (millions of dollars)
Preference stock:
     Balance at end of year.............................................     $   300          $   300      $  300
                                                                             -------          -------      ------
Common stock without par value  -- authorized shares -- 1,000,000,000
     Balance at beginning of year.......................................       7,995            6,560       6,360
       New public offering (2002 -- 46,800,000 shares)..................           -            1,084           -
       Direct Stock Purchase and Dividend Reinvestment Plan 2003 - 508,379
         shares; 2002 -- 1,069,264 shares; and 2001 -- 260,243 shares)..          10               40          12
       Issuance of stock purchase  contracts related to equity-linked
       debt securities...................................................          -              (48)       (142)
       Long-Term Incentive Compensation Plan (2003-- 1,400,713 shares,
         2002-- 599,516 shares; and 2001 -- 535,052 shares)..............         19               (3)          4
       Common stock repurchased and retired (2001 --  1,252,500 shares)..          -                -         (30)
       Treasury stock -- Long-Term Compensation Plan Trusts..............          -                1          (4)
       Issuance  related to purchase  contracts  under 1998
         equity-linked debt securities (2002 -- 8,365,133 shares
         and 2001 --7,488,395 shares)....................................          -              349         351
       Special allocation to Thrift Plan by LESOP trustee................          4                8           9
       Reclassification of stated capital to additional paid in capital..     (7,986)               -           -
       Other.............................................................          6                4           -
                                                                             -------          -------      ------
     Balance at end of year (2003--323,883,092 shares;
       2002--321,974,000 shares; and 2001 -- 265,140,087 shares).........         48            7,995       6,560
                                                                             -------          -------      ------
Additional paid in capital:
     Balance at beginning of year........................................        111                -           -
       Change during the year ...........................................      7,986              111           -
                                                                             -------          -------      ------
     Balance at end of  year.............................................      8,097              111           -
                                                                             -------          -------      ------
Common stock repurchasable under equity forward contracts:
     Balance at beginning of year........................................          -                -        (190)
       Change during the year ...........................................          -                -         190
                                                                             -------          -------      ------
     Balance at end of  year.............................................          -                -           -
                                                                             -------          -------      ------
Retained earnings:
     Balance at beginning of year........................................     (2,900)           1,863       1,817
       Net income (loss).................................................        582           (4,210)        677
       Dividends declared on common stock ($.50, $1.925 and $2.40 per
        share)...........................................................       (160)            (533)       (625)
       Common stock repurchased and retired..............................          -                -         (14)
       Dividends on preference stock ($7,240, $7,240 and $7,240
        per share).......................................................        (22)             (22)        (22)
       Equity forward contract settlements...............................          -                -          21
       LESOP dividend deduction tax benefit and other....................          2                2           9
                                                                             -------          -------      ------
     Balance at end of year..............................................     (2,498)          (2,900)      1,863
                                                                             -------          -------      ------

                           TXU CORP. AND SUBSIDIARIES
             STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY (CONT.)

                                                                                    Year Ended December 31,
                                                                             --------------------------------------
                                                                              2003           2002           2001
                                                                             ------         ------         ------
                                                                                    (millions of dollars)
     Accumulated other comprehensive loss, net of tax effects:
      Foreign currency translation adjustments:
       Balance at beginning of year...............................              (157)           (654)        (505)
         Change during the year...................................               302             329         (149)

         Write-off of  discontinued operations....................                 -             168            -
                                                                              ------          ------       ------
       Balance at end of year.....................................               145            (157)        (654)
                                                                              ------          ------       ------
     Unrealized holding gains (losses) on investments:

       Balance at beginning of year...............................                 -               -           (3)

         Change during the year...................................                 -               -            3
                                                                              ------          ------       ------
       Balance at end of year.....................................                 -               -            -
                                                                              ------          ------       ------
     Minimum pension liability adjustments:
       Balance at beginning of year...............................               (92)             (9)          (3)

         Change during the year...................................                54             (83)          (6)
                                                                              ------          ------       ------
       Balance at end of year.....................................               (38)            (92)          (9)
                                                                              ------          ------       ------
     Cash flow hedges (SFAS 133):
       Balance at beginning of year...............................              (191)           (104)           -
         Change during the year...................................                56            (102)        (104)
         Write-off of discontinued operations.....................                 -              15            -
                                                                              ------          ------       ------
       Balance at end of year.....................................              (135)           (191)        (104)
                                                                              ------          ------       ------
     Total accumulated other comprehensive loss...................               (28)           (440)        (767)
                                                                              ------          ------       ------
Total common stock equity.........................................             5,619           4,766        7,656
                                                                              ------          ------       ------
Shareholders'  equity.............................................            $5,919          $5,066       $7,956
                                                                              ======          ======       ======

   See Notes to Financial Statements.

                           TXU CORP. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

1.    SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS

      Description of Business - TXU Corp. is a holding company conducting its operations principally through its Energy and Electric Delivery subsidiaries. Energy is engaged in electricity generation, retail and wholesale energy sales and hedging and risk management activities. Electric Delivery engages in regulated electricity transmission and distribution operations.


      TXU Corp. has two reportable segments: Energy and Electric Delivery. (See
Note 19 for further information concerning reportable business segments.)

      Discontinued Businesses -

       See Note 3 for detailed information about discontinued operations.

      Texas Electric Industry Restructuring - The 1999 Restructuring Legislation restructured the electric utility industry in Texas and provided for a transition to competition in the generation and retail sale of electricity. TXU Corp. disaggregated its electric utility business, as required by the legislation, and restructured certain of its US businesses as of January 1, 2002 resulting in two new business operations:

      o Electric Delivery - a utility regulated by the Commission that holds electricity transmission and distribution assets and engages in electricity delivery services.

      o Energy - a competitive business that holds the power generation assets and engages in wholesale and retail energy sales and hedging/risk management activities.

      The relationships of these entities and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December 2001.

      A settlement of outstanding issues and other proceedings related to implementation of the 1999 Restructuring Legislation received final approval by the Commission in January 2003. See Note 16 for further discussion.

      Other Business Changes - In April 2002, Energy acquired a cogeneration and wholesale energy production business in Pedricktown, New Jersey for $36 million in cash. The acquisition included a 122 megawatt (MW) combined-cycle power production facility and various contracts, including electric supply and gas transportation agreements. The acquisition was accounted for as a purchase business combination. In the second quarter of 2004, Energy finalized a plan to sell the Pedricktown power production facility and exit the related power supply and gas transportation agreements. The results of the business are reported in discontinued operations as discussed in Note 3.

       In May 2002, Energy acquired a 260 MW combined-cycle power generation facility in northwest Texas through a settlement agreement which dismissed a lawsuit previously filed related to the plant, and included a nominal cash payment. Energy previously purchased all of the electrical output of this plant under a long-term contract.

      In April 2002, Energy completed the sale of two electricity generation plants in the Dallas-Fort Worth area with total capacity of 2,334 MW for $443 million in cash. Concurrent with the sale, Energy entered into a tolling agreement to purchase power during the summer months through 2006. The terms of the tolling agreement include above-market pricing, representing a fair value liability of $190 million. A pretax gain on the sale of $146 million, net of the effects of the tolling agreement, was deferred and is being recognized in other income during summer months over the five-year term of the tolling agreement. Both the value of the tolling agreement and the deferred gain are reported in other liabilities in the balance sheet. The amount of the gain recognized in other income in 2003 was approximately $30 million.

      Basis of Presentation -- The consolidated financial statements of TXU Corp. have been prepared in accordance with accounting principles generally accepted in the US and, except for the discontinuance of certain businesses and the adoption of EITF 02-3 and SFAS 143, as discussed in Note 2, and FIN 46, as discussed immediately below, on the same basis as the audited financial statements included in its 2002 Form 8-K. In the opinion of management, all other adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. Certain classifications have been made to conform to current period presentation. All intercompany items and transactions have been eliminated in consolidation. All dollar amounts in the financial statements and tables in the notes, except per share amounts, are stated in millions of US dollars unless otherwise indicated.

      FIN 46, which was issued in January 2003, provides guidance related to identifying variable interest entities and determining whether such entities should be consolidated. On October 8, 2003, the FASB decided to defer implementation of FIN 46 until the fourth quarter of 2003. This deferral only applied to variable interest entities that existed prior to February 1, 2003. As a result of the implementation of FIN 46 in the fourth quarter of 2003, TXU Corp. deconsolidated its subsidiary financing trusts (see Note 10). Prior year financial statements have been restated to reflect the deconsolidation.

      The following information regarding the impact of adopting SFAS 145 was previously provided in the 2002 Form 8-K.

      Losses on Extinguishments of Debt -- As a result of the adoption of SFAS 145 as of January 1, 2003, any gain or loss on the early extinguishment of debt that was classified as an extraordinary item in prior periods in accordance with SFAS 4 is required to be reclassified if it does not meet the criteria of an extraordinary item as defined by APB Opinion 30.

     TXU Corp. recorded losses on the early extinguishment of debt of $41 million after-tax in 2002. In October 2002, TXU Corp. recorded losses of $23 million (net of income tax benefit of $12 million), which are reflected in discontinued operations, for the cash premiums paid on the early redemption of $200 million aggregate principal amount of the TXU Gas Putable Asset Term Securities (PATS notes). TXU Corp. redeemed other long-term debt prior to maturity including $114 million of senior notes in the first quarter of 2002, resulting in losses of $18 million (net of income tax benefit of $10 million).

      As a result of US Holdings' debt restructuring and refinancings in the fourth quarter of 2001, TXU Corp. recorded a loss on the early extinguishment of debt of $97 million (net of income tax benefit of $52 million).

      In accordance with SFAS 145, the income statements for the years ended December 31, 2002 and 2001 reflect the classification of these losses, previously reported as extraordinary, as shown below:

                                                                         Segment
                                                           -------------------------------------
                                                                       Electric     Corporate &
                                                             Energy    Delivery       Other       Total
                                                             -------   ---------    ----------    -----
2002:
----
Extraordinary loss, net of tax - as reported.........        $    -       $ (123)     $  (52)       $ (175)
Reclassifications to:
    Other deductions.................................             -            -          63            63
    Income tax expense...............................             -            -         (22)          (22)
                                                             ------       ------      ------        ------
Extraordinary loss, net of tax - as adjusted.........        $    -       $ (123)     $  (11)       $ (134)
                                                             ======       ======      ======        ======
2001:
----
Extraordinary loss, net of tax - as reported.........        $ (153)      $    -      $   (1)       $ (154)
Reclassifications to:
    Other deductions.................................           149            -           -           149
    Income tax expense...............................           (52)           -           -           (52)
                                                             ------       ------      ------        ------
Extraordinary loss, net of tax - as adjusted.........        $  (56)      $    -      $   (1)       $  (57)
                                                             ======       ======      ======        ======

      The reclassifications had no effect on net income. The discussion of extraordinary loss in Note 4, income tax information in Note 12, segment information in Note 19 and regulated versus unregulated operations, quarterly results and components of other deductions in Note 20 reflect the reclassifications. This reclassification decreases basic and fully diluted income from continuing operations before extraordinary loss per share by $0.15 for 2002 and $0.38 for 2001, respectively, and decreases the extraordinary loss, per share, by the same amounts.

      Use of Estimates -- The preparation of TXU Corp.'s financial statements requires management to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including mark-to-market valuation adjustments. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments, other than those disclosed elsewhere herein, were made as a result of changes in previous estimates or assumptions during the current year.

      Financial Instruments and Mark-to-Market Accounting -- TXU Corp. enters into financial instruments, including options, swaps, futures, forwards and other contractual commitments primarily to manage energy price risk and interest rate and foreign currency exchange rate risks. These financial instruments are accounted for in accordance with SFAS 133 as well as, prior to October 26, 2002, EITF 98-10. See Note 2 for the effects of EITF 02-3, under which only financial instruments that are derivatives are subject to mark-to-market accounting.

      SFAS 133 requires the recognition of derivatives in the balance sheet, the measurement of those instruments at fair value and the recognition in earnings of changes in the fair value of derivatives. This recognition is referred to as "mark-to-market" accounting. SFAS 133 provides exceptions to this accounting if
(a) the derivative is deemed to represent a transaction in the normal course of purchasing from a supplier and selling to a customer, or (b) the derivative is deemed to be a cash flow or fair value hedge. In accounting for cash flow hedges, derivative assets and liabilities are recorded on the balance sheet at fair value with an offset in other comprehensive income. Amounts are reclassified from other comprehensive income to earnings as the underlying transactions occur and realized gains and losses are recognized in earnings. Fair value hedges are recorded as derivative assets or liabilities with an offset to the carrying value of the related asset or liability. Any hedge ineffectiveness related to cash flow and fair value hedges is recorded in earnings.

      Interest rate and currency swaps entered into in connection with indebtedness to manage interest rate and foreign currency exchange rate risks are accounted for as cash flow hedges if the swap converts rates from variable to fixed and are accounted for as fair value hedges if the swap converts rates from fixed to variable.

      TXU Corp. documents designated commodity, debt-related and other hedging relationships, including the strategy and objectives for entering into such hedge transactions and the related specific firm commitments or forecasted transactions. TXU Corp. applies hedge accounting in accordance with SFAS 133 for these non-trading transactions, providing the underlying transactions remain probable of occurring. Effectiveness is assessed based on changes in cash flows of the hedges as compared to changes in cash flows of the hedged items. In its risk management activities, TXU Corp. hedges future electricity revenues using natural gas instruments; such cross-commodity hedges are subject to ineffectiveness calculations that can result in mark-to-market gains and losses.

      Revenue Recognition -- TXU Corp. records revenue for retail and wholesale energy sales under the accrual method. Retail electric and gas revenues are recognized when the commodity is provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the value of the commodity consumed from the meter reading date to the end of the period. The unbilled revenue is estimated at the end of the period based on estimated daily consumption after the meter read date to the end of the period. Estimated daily consumption is derived using historical customer profiles adjusted for weather and other measurable factors affecting consumption. Electricity delivery revenues are recognized when delivery services are provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the delivery fee value of electricity provided from the meter reading date to the end of the period.

      Realized and unrealized gains and losses (including hedge ineffectiveness) from transacting in energy-related contracts, principally for the purpose of hedging margins on sales of energy, are reported as a component of revenues.

      The historical financial statements for 2001 included adjustments made to revenues for over/under recovered fuel costs. To the extent fuel costs incurred exceeded regulated fuel factor amounts included in customer billings, TXU Corp. recorded revenues on the basis of its ability and intent to obtain regulatory approval for rate surcharges on future customer billings to recover such amounts. Conversely, to the extent fuel costs incurred were less than amounts included in customer billings, revenues were reduced. Following deregulation of the Texas market on January 1, 2002, any changes to the fuel factor component of the price-to-beat rates are recognized in revenues when power is provided to customers.

      In the regulated gas delivery operations, revenue adjustments are recorded for over or under-collected gas costs similar to the electricity business prior to deregulation as discussed immediately above.

      Other than the purchase of fuel for gas-fired generation, the significant majority of TXU Corp.'s physical natural gas purchases and sales represent economic hedging activities; consequently, such transactions have been reported net as a component of revenues. As a result of the issuance of EITF 03-11, sales of natural gas to retail business customers are reported gross effective October 1, 2003.

      Accounting for Contingencies -- The financial results of TXU Corp. may be affected by judgments and estimates related to loss contingencies. Accruals for loss contingencies are recorded when management determines that it is probable that an asset has been impaired or a liability has been incurred and that such economic loss can be reasonably estimated. These determinations are based on management's interpretations of current facts and circumstances, forecasts of future events and estimates of the financial impacts of such events.

      Regulatory Assets and Liabilities -- The financial statements of TXU Corp.'s regulated businesses, primarily its Texas electricity and gas delivery operations, reflect regulatory assets and liabilities under cost-based rate regulation in accordance with SFAS 71. As a result of the 1999 Restructuring Legislation, application of SFAS 71 to the generation operations was discontinued in 1999. The assumptions and judgments used by regulatory authorities continue to have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. (See discussion in Note 16.)

      As a result of the Settlement Plan becoming final and non-appealable, in 2002 TXU Corp. recorded an extraordinary charge to write down regulatory assets subject to securitization. See Note 4 for further discussion.

      Investments -- Deposits in a nuclear decommissioning trust fund are carried at fair value in the balance sheet, with the cumulative increase in fair value recorded as a liability to reflect the statutory nature of the trust. Investments in unconsolidated business entities over which TXU Corp. has significant influence but does not maintain effective control, generally representing ownership of at least 20% and not more than 50% of common equity, are accounted for under the equity method. Assets related to employee benefit plans are held to satisfy deferred compensation liabilities and are recorded at market value. (See Note 5 - Investments.) Investments in subsidiary financing trusts, which are 100% owned but now deconsolidated as a result of the implementation of FIN 46, are also accounted for under the equity method.

      Property, Plant and Equipment -- Properties are stated at original cost. The cost of electricity and gas delivery property additions (and generation property additions prior to July 1, 1999) includes labor and materials, applicable overhead and payroll-related costs and an allowance for funds used during construction. US generation property additions subsequent to July 1, 1999 and other property are stated at cost.

       Depreciation of TXU Corp.'s property, plant and equipment is calculated on a straight-line basis over the estimated service lives of the properties. Depreciation also includes an amount for decommissioning costs for the nuclear-powered electricity generation plant (Comanche Peak), which is being accrued over the lives of the units. Consolidated depreciation as a percent of average depreciable property for TXU Corp. approximated 2.5% for 2003, 2.7% for 2002 and 2.7% for 2001. See discussion below under Changes in Accounting Standards regarding SFAS 143.

      Effective April 1, 2003, the estimates of the depreciable lives of the Comanche Peak nuclear generating plant and several gas generation plants were extended to better reflect the useful lives of the assets. At the same time, depreciation rates were increased on lignite and gas generation facilities to reflect investments in emissions control equipment. The net impact of these changes was a reduction in depreciation expense of $37 million (pre-tax) and an increase in net income of $24 million ($0.06 per diluted share) for the year ended December 31, 2003.

      TXU Corp. capitalizes computer software costs in accordance with SOP 98-1. These costs are being amortized over periods ranging from three to ten years. (See Note 6 under Intangible Assets for more information.)

      Interest Capitalized and Allowance For Funds Used During Construction (AFUDC) -- AFUDC is a cost accounting procedure whereby amounts based upon interest charges on borrowed funds and a return on equity capital used to finance construction are added to utility plant and equipment being constructed. Prior to July 1, 1999, AFUDC was capitalized for all expenditures for ongoing construction work in progress and nuclear fuel in process not otherwise included in rate base by regulatory authorities. As a result of the 1999 Restructuring Legislation, only interest is capitalized during any generation construction since 1999. Interest and AFUDC related to debt for businesses that still apply SFAS 71 are capitalized as a component of projects under construction. Interest on qualifying projects for businesses that no longer apply SFAS 71 is capitalized in accordance with SFAS 34. See Note 20 for detail of amounts.

      Impairment of Long-Lived Assets -- TXU Corp. evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of long-lived assets would be considered impaired when the projected undiscounted cash flows are less than the carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair value. Fair value is determined primarily by available market valuations or, if applicable, discounted cash flows.

      In 2002, TXU Corp. recorded an impairment charge of $237 million ($154 million after-tax) for the writedown of two generation plant construction projects as a result of weaker wholesale electricity market conditions and reduced planned developmental capital spending. Fair value was determined based on appraisals of property and equipment. The charge is reported in other deductions.

      Also, in 2002, TXU Corp.'s telecommunications business, then an unconsolidated joint venture, recorded impairments of long-lived assets, of which TXU Corp. recognized its share, $28 million ($18 million after-tax). The charge is reported in other deductions as part of equity in losses of unconsolidated entities.

      TXU Corp. has recorded additional long-lived asset impairments that are reported in results of discontinued operations, as described in Note 3.

      Goodwill and Intangible Assets -- TXU Corp. evaluates goodwill for impairment at least annually (as of October 1) in accordance with SFAS 142. The impairment tests performed are based on discounted cash flow analyses. Such analyses require a significant number of estimates and assumptions regarding future earnings, working capital requirements, capital expenditures, discount rate, terminal year growth factor and other modeling factors. No goodwill impairment has been recognized for consolidated reporting units reflected in results from continuing operations.

      In 2002, TXU Corp.'s telecommunications joint venture recorded a goodwill impairment charge, of which TXU Corp. recognized its share, $9 million ($6 million after-tax). The charge is reported in other deductions in the statement of income. See Note 17 for further discussion.

      TXU Corp. has recorded additional goodwill impairments that are reported in results of discontinued operations, as described in Note 3.

      Foreign Currency Translation -- The assets and liabilities of non-US operations denominated in local currencies are translated at rates in effect at year end. Revenues and expenses are translated at average rates for the applicable periods. Local currencies are considered to be the functional currency, and adjustments resulting from such translation are included in other comprehensive income (loss).

      Major Maintenance -- Major maintenance outage costs related to nuclear fuel reloads, as well as other major maintenance programs, are charged to expense as incurred.

      Amortization of Nuclear Fuel -- The amortization of nuclear fuel in the reactors is calculated on the units-of-production method and is included in cost of energy sold.

      Defined Benefit Pension Plans and Other Postretirement Benefit Plans -- TXU Corp. offers pension benefits through various defined benefit pension plans and also offers certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from TXU Corp. Reported costs of providing non-contributory defined pension benefits and other postretirement benefits are dependent upon numerous factors, assumptions and estimates. (See Note 13 for information regarding retirement plans and other postretirement benefits.)

      Franchise and Revenue-Based Taxes -- Franchise and revenue-based taxes such as gross receipts taxes are not a "pass through" item such as sales and excise taxes. Gross receipts taxes are assessed to TXU Corp. and its subsidiaries by state and local governmental bodies, based on revenues, as a cost of doing business. TXU Corp. records gross receipts tax as an expense. Rates charged to customers by TXU Corp. are intended to recover the taxes, but TXU Corp. is not acting as an agent to collect the taxes from customers.

      Income Taxes -- TXU Corp. and its US subsidiaries file a consolidated federal income tax return, and federal income taxes are allocated to subsidiaries based upon their respective taxable income or loss. Investment tax credits are amortized to income over the estimated service lives of the properties. Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities. Certain provisions of SFAS 109 provide that regulated enterprises are permitted to recognize deferred taxes as regulatory tax assets or tax liabilities if it is probable that such amounts will be recovered from, or returned to, customers in future rates.

      Income Taxes on Undistributed Earnings of Non-US Subsidiaries -- TXU Corp. intends to reinvest the earnings of its non-US subsidiaries into those businesses. Accordingly, no provision has been made for taxes which would be payable if such earnings were to be repatriated. Upon distribution of these earnings in the form of dividends or otherwise, TXU Corp. may be subject to US income taxes and foreign withholding taxes. It is not practicable, however, to estimate the amount of taxes that may be payable on the eventual remittance of these earnings.

      Earnings Per Share -- Basic earnings per share applicable to common stock are based on the weighted average number of common shares outstanding during the year. Diluted earnings per share include the effect of all potential issuances of common shares under certain debt securities and other arrangements. For 2003, the $750 million of 9% Exchangeable Preferred Membership Interests in Energy (originally issued as subordinated notes in November 2002) were dilutive and were included in the calculation of diluted earnings per share. For 2002, these securities were anti-dilutive and not included in the diluted earnings per share calculation. Assuming these securities were exchanged for TXU Corp. common stock at the beginning of the 2003 period at the exchange price of $13.1242 per share,
57.1 million more shares would have been issued and net income would have increased by $53 million for 2003 representing primarily the after-tax interest savings on the preferred membership interests in Energy.

      In July 2003, TXU Corp. issued $525 million of floating rate senior notes convertible into 15.2 million shares of TXU Corp. common stock (see Note 8). For 2003, these notes had no effect on the calculation of earnings per share as the market price of TXU Corp. common stock was below the $41.48 per share trigger price for the year.

      Additional dilution of earnings per share would result from approximately
7.0 million shares and 18.0 million shares of common stock issuable in connection with equity-linked debt securities issued in 2002 and 2001, respectively, if the average of the closing price per share of TXU Corp. common stock on each of the twenty consecutive trading days ending on the third day immediately preceding the end of a reporting period is above the strike price of $62.91 and $55.68 per share, for the respective issuances.

      Cash Equivalents -- For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents.

      Changes in Accounting Standards -- In October 2002, the EITF, through EITF 02-3, rescinded EITF 98-10, which required mark-to-market accounting for all trading activities. SFAS 143, regarding asset retirement obligations, became effective on January 1, 2003. As a result of the implementation of these two accounting standards, TXU Corp. recorded a cumulative effect of changes in accounting principles as of January 1, 2003. (See Note 2 for a discussion of the impacts of these two accounting standards.)

      As a result of guidance provided in EITF 02-3, in 2003 TXU Corp. discontinued recognizing origination gains on energy contracts. For 2002 and 2001, TXU Corp. recognized $40 million and $88 million in origination gains on retail sales contracts, respectively. Because of the short-term nature of these contracts, a portion of these gains would have been recognized on a settlement basis in the year the origination gain was recorded.

      SFAS 146 became effective on January 1, 2003. SFAS 146 requires that a liability for costs associated with an exit or disposal activity be recognized only when the liability is incurred and measured initially at fair value. The adoption of SFAS 146 did not materially impact results of operations for 2003.

      SFAS 148 was issued in December 2002. TXU Corp. adopted the disclosure requirements of SFAS 148 effective December 31, 2002. This statement provides transition alternatives when companies adopt fair value accounting for stock-based compensation. TXU Corp. accounts for stock-based compensation plans, including stock options, using the intrinsic value method. TXU Corp. does not currently issue stock options, and only 23,674 previously issued options remain outstanding at December 31, 2003. Had compensation expense for these stock-based compensation plans been determined based upon the fair value methodology prescribed under SFAS 123, TXU Corp.'s net income and per share amounts would not have been materially different from reported amounts.

      FIN 45 was issued in November 2002 and requires recording the fair value of guarantees upon issuance or modification after December 31, 2002. The interpretation also requires expanded disclosures of guarantees (see Note 18 under Guarantees). The adoption of FIN 45 did not materially impact results of operations for 2003.

      SFAS 149 was issued in April 2003 and became effective for contracts entered into or modified after June 30, 2003. SFAS 149 clarifies what contracts may be eligible for the normal purchase and sale exception, the definition of a derivative and the treatment in the statement of cash flows when a derivative contains a financing component. Also, EITF 03-11 was issued in July 2003 and became effective October 1, 2003 and, among other things, discussed the nature of certain power contracts. As a result of the issuance of SFAS 149 and EITF 03-11, certain commodity contract hedges were replaced with another type of hedge that is subject to effectiveness testing. The adoption of these changes did not materially impact results of operations for 2003.

      EITF 03-11 also addressed the presentation in the income statement of physically settled commodity derivatives, providing guidance as to whether such transactions should be reported on a net or gross (sales and cost of sales) basis. Effective October 1, 2003, TXU Corp. began reporting certain retail sales of natural gas to business customers on a gross basis. The effect of this change was an increase in revenues and cost of energy sold of $34 million for the period since that date. Net income was unaffected by the change.

      EITF 01-8 was issued in May 2003 and is effective prospectively for arrangements that are new, modified or committed to beginning July 1, 2003. This guidance requires that certain types of arrangements be accounted for as leases, including tolling and power supply contracts, take-or-pay contracts and service contracts involving the use of specific property and equipment. The adoption of this change did not materially impact results of operations for 2003.

      SFAS 132 was revised in December 2003 and, effective immediately, requires additional disclosures regarding pension plan assets, benefit obligations, cash flows, benefit costs and related information. See Note 13 for these required disclosures.

      In November 2003, the EITF reached a consensus on Issue 03-1 that certain disclosures should be required for debt and marketable equity securities classified as available-for-sale or held-to-maturity that are temporarily impaired at the balance sheet date. See Note 5 under Analysis of Certain Investments with Unrealized Losses, for the required disclosures.

      The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Medicare Act) was enacted in December 2003. FASB Staff Position 106-1, issued in January 2004, allows for, but does not require, deferral of the accounting for the effects of the Medicare Act. TXU Corp. has elected not to defer accounting for the federal subsidy under the Medicare Act and recognized a $1.9 million net reduction in SG&A expense in the 2003 financial statements. See
Note 13 for discussion of the impact on the accumulated postretirement benefit obligation and postretirement benefit costs. Specific authoritative guidance on the accounting for the federal subsidy is pending. Once that guidance is issued, it could require TXU Corp. to change previously reported information.

      See discussion of FIN 46 under "Basis of Presentation" above.

2.    CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES

      The following summarizes the effect on results for 2003, reported in the first quarter, of changes in accounting principles effective January 1, 2003:

     Charge from rescission of EITF 98-10, net of tax  effect of $34 million....  $(63)
     Credit from adoption of SFAS 143, net of tax effect of $3 million..........     5
                                                                                  ----
          Total net charge......................................................  $(58)
                                                                                  ====

      On October 25, 2002, the EITF, through EITF 02-3, rescinded EITF 98-10, which required mark-to-market accounting for all trading activities. Pursuant to this rescission, only financial instruments that are derivatives under SFAS 133 are subject to mark-to-market accounting. Financial instruments that may not be derivatives under SFAS 133, but were marked-to-market under EITF 98-10, consist primarily of gas transportation and storage agreements, power tolling, full requirements and capacity contracts. This new accounting rule was effective for new contracts entered into after October 25, 2002. Non-derivative contracts entered into prior to October 26, 2002, continued to be accounted for at fair value through December 31, 2002; however, effective January 1, 2003, such contracts were required to be accounted for on a settlement basis. Accordingly, a charge of $97 million ($63 million after-tax) was reported as a cumulative effect of a change in accounting principles in the first quarter of 2003. Of the total, $75 million reduced net commodity contract assets and liabilities and $22 million reduced inventory that had previously been marked-to-market as a trading position. The cumulative effect adjustment represents the net gains previously recognized for these contracts under mark-to-market accounting.

      SFAS 143 became effective on January 1, 2003. SFAS 143 requires entities to record the fair value of a legal liability for an asset retirement obligation in the period of its inception. For TXU Corp., such liabilities primarily relate to nuclear generation plant decommissioning, land reclamation related to lignite mining and removal of lignite plant ash treatment facilities. The liability is recorded at its net present value with a corresponding increase in the carrying value of the related long-lived asset. The liability is accreted each period, representing the time value of money, and the capitalized cost is depreciated over the remaining useful life of the related asset.

      As the new accounting rule required retrospective application to the inception of the liability, the effects of the adoption reflect the accretion and depreciation from the liability inception date through December 31, 2002. Further, the effects of adoption take into consideration liabilities of $215 million (previously reflected in accumulated depreciation) TXU Corp. had previously recorded as depreciation expense and $26 million (reflected in other noncurrent liabilities) of unrealized net gains associated with the decommissioning trusts.

      The following table summarizes the impact as of January 1, 2003 of adopting SFAS 143:

     Increase in property, plant and equipment - net.................   $488
     Increase in other noncurrent liabilities and deferred credits...   (528)
     Increase in accumulated deferred income taxes...................     (3)
     Increase in regulatory assets - net.............................     48
                                                                        ----
     Cumulative effect of change in accounting principles............   $  5
                                                                        ====

      The asset retirement liability at December 31, 2003 was $599 million, comprised of a $554 million liability as a result of adoption of SFAS 143, $36 million of accretion during the twelve months of 2003 and $2 million in new asset retirement obligations, reduced by $19 million in reclamation payments. The asset retirement obligations were adjusted upward by $26 million, or 5%, due to revisions in estimated cash flows.

      With respect to nuclear decommissioning costs, TXU Corp. believes that the adoption of SFAS 143 results primarily in timing differences in the recognition of asset retirement costs that TXU Corp. is currently recovering through the regulatory process.

      On a pro forma basis, assuming SFAS 143 had been adopted at the beginning of the period, earnings for 2002 would have increased by $6.5 million after-tax, and the liability for asset retirement obligations as of December 31, 2001 and 2002 would have been $522 million and $554 million, respectively. Earnings for the year ended December 31, 2001 would not have been impacted by the adoption of SFAS 143.

3.       DISCONTINUED OPERATIONS

      The following summarizes the historical consolidated financial information of the various businesses reported as discontinued operations or businesses to be sold:

                                                      Strategic
                                           TXU        Retail     Pedrick-
                                 TXU Gas   Australia  Services     town    Telecom    Mexico     Europe      Total
                                 -------   ---------  ---------  --------  -------    ------    -------      -----
2003
----
Operating revenues..............   $1,344    $1,103     $  60      $  22     $ 162    $  95     $    -     $ 2,786
Operating costs and expenses....    1,227       819         60         28       146       97         -       2,377
Other deductions (income)--net..      (1)      (19)        11          -        15       (3)         5           8
Interest income.................      (2)       (6)        (1)         -        (6)       -          -         (15)
Interest expense and related
   charges......................      40       150          1          -        61        1          -         253
                                   -----     -----      -----      -----     -----    -----     ------     -------
Operating income (loss) before
   income taxes.................      80       159        (11)        (6)      (54)       -         (5)        163
Income tax expense (benefit) ...      26        38         (4)        (2)      (11)       -         (1)         46
Charges related to exit
   (after-tax)..................       -         -          9          -        34        -          -          43
                                   -----     -----      -----      -----     -----    -----    -------     -------
   Income (loss) from
     discontinued operations....   $  54     $ 121      $ (16)     $  (4)    $ (77)   $   -    $    (4)    $    74

2002 (a)
--------
Operating revenues...............  $ 980     $ 860      $  47      $  18     $   -    $  91    $ 4,052     $ 6,048
Operating costs and expenses.....    886       634        122         21         -       96      3,852       5,611
Other deductions (income)--net...     29         -          -          -         -       (5)         6          30
Interest income..................      2        (1)         -          -         -       (1)       (15)        (15)
Interest expense and related
      charges....................     61       128          1          -         -        1        255         446
                                   -----     -----      -----      -----     -----    -----    -------     --------
Operating income (loss) before
   income taxes                        2        99        (76)        (3)        -        -        (46)        (24)
Income tax expense (benefit) ....      1        21        (27)        (1)        -       (1)       (38)        (45)
Charge related to exit
   (after-tax)...................      -         -          -          -         -       15      4,187       4,202
                                   -----     -----      -----      -----     -----    -----    -------     -------
  Income (loss)from discontinued
     operations..................  $   1     $  78      $ (49)     $  (2)    $   -    $ (14)   $(4,195)    $(4,181)
                                   -----     -----      -----      -----     -----    -----    -------     -------
2001
-----
Operating revenues...............  $1,228    $ 700      $  54      $   -     $   -    $ 104    $12,719     $14,805
Operating costs and expenses.....   1,157       545         94          -         -      107    12,299      14,202
Other deductions (income) -- net..    (17)        3          2          -         -       (3)       45          30
Interest income..................     (6)        -          -          -         -       (2)       (99)       (107)
Interest expense and related
      charges....................     64       126          1          -         -        1        579         771
                                   -----     -----      -----      -----     -----    -----    -------     -------
Operating income (loss) before
   income taxes..................     30        26        (43)         -         -        1       (105)        (91)
Income tax expense (benefit) ....     16         4        (15)         -         -        -       (297)       (292)
                                   -----     -----      -----      -----     -----    -----    -------     -------
   Income (loss)from discontinued
     operations..................  $  14     $  22      $ (28)     $   -     $   -    $   1    $   192     $   201
                                   =====     =====      =====      =====     =====    =====    =======     =======

(a) TXU Europe operations are through September 30, 2002.

      The TXU Gas business was previously reported in the Energy Delivery (now Electric Delivery) segment. TXU Australia was previously reported in its own segment. The strategic retail services and Pedricktown operations were previously reported in the Energy segment. The telecommunications and Mexico operations were previously reported in corporate and other activities. The Europe operations were previously reported in the former International segment.

      Results of discontinued operations include, where applicable, estimates of direct and incremental costs of shared administrative services based on reasonable allocation methodologies.

      TXU Gas -- In the second quarter of 2004, TXU Corp. finalized a plan to dispose of the TXU Gas operations. On October 1, 2004, Atmos Energy Corporation and TXU Gas completed a merger by division, which resulted in the disposition of the operations of TXU Gas for $1.905 billion in cash. In the transaction, TXU Corp. retained TXU Gas' debt, including debt held by subsidiary trusts, and preferred stock.

      TXU Australia -- In the second quarter of 2004, TXU Corp. finalized a plan to dispose of the TXU Australia business. On July 30, 2004, TXU Corp. completed the sale of TXU Australia to Singapore Power Ltd. for $3.6 billion, including $1.7 billion of assumed debt and $1.9 billion in cash.

      Strategic Retail Services -- In December 2003, TXU Corp. finalized a plan to sell its strategic retail services business, which is engaged principally in providing energy management services to businesses and other organizations. Results of discontinued operations reflect a charge in the fourth quarter of 2003 of $13.1 million ($8.5 million after-tax) to impair long-lived assets and accrue liabilities under operating leases from which there will be no future benefit as a result of the decision to exit the business.

      Pedricktown -- In the second quarter of 2004, Energy finalized a plan to sell the Pedricktown power production facility and exit the related power supply and gas transportation agreements. Energy had acquired the cogeneration and wholesale energy production business in Pedricktown, New Jersey for $36 million in cash in April 2003. The business included a 122 megawatt (MW) combined-cycle power production facility and various contracts, including electric supply and gas transportation agreements.

      TXU Europe -- In October 2002, TXU Europe sold a significant portion of its operations to Powergen, a unit of Germany's E.ON AG, for approximately $2.1 billion ((pound)1.37 billion) in cash. The operations sold included the retail electric and gas business in the UK, consisting of 5.3 million residential and business customers, and three power plants representing a total of 2.9 gigawatts of coal-fired generation and a combined heat and power plant, all in the UK. Operations retained by TXU Europe after the sale consisted principally of its energy trading assets and liabilities, retail and wholesale energy businesses in Germany and Scandinavia, and two energy plants and several long-term power purchase agreements in the UK.

      In November 2002, TXU Europe's principal UK subsidiaries entered into formal administration processes in the UK (similar to bankruptcy proceedings in the US). All remaining operations of TXU Europe are being managed by the administrators for the benefit of the creditors of TXU Europe and its subsidiaries, consistent with UK law. The sales proceeds discussed above, as well as any proceeds related to operations retained by TXU Europe were not and will not be available to TXU Corp. Since the above events, TXU Corp. has not funded, and will not fund, the operations or any obligations of TXU Europe.

      Results of discontinued operations related to TXU Europe include a charge of $4.2 billion in the fourth quarter of 2002, which consisted primarily of the write-off of TXU Corp.'s investment in TXU Europe of $3.9 billion and included $168 million of foreign currency cumulative translation loss. The total charge also included the write-off of receivables due from TXU Europe, as well as certain anticipated income tax and other obligations related to the exiting of the European operations. This charge is before consideration of any income tax benefit, aggregating up to $983 million, related to the write-off of TXU Corp.'s investment in TXU Europe. Any tax benefit related to the write-off of the investment will be recognized in income in accordance with SFAS 109 as uncertainties are resolved.

      On its federal income tax return for calendar year 2002, TXU Corp. claimed a deduction related to the worthlessness of TXU Corp.'s investment in TXU Europe. While TXU Corp. believes that its tax reporting of the write-off was proper, there is a risk that the IRS could challenge TXU Corp.'s position regarding this deduction. The issue is currently under examination by the IRS, and it is uncertain whether the IRS will challenge TXU Corp.'s position. If TXU Corp.'s position is sustained, TXU Corp. would recognize the $983 million tax benefit in income with a corresponding increase in shareholders' equity.

      A portion of the 2002 worthlessness deduction related to TXU Corp.'s investment in TXU Europe will reverse due to the forgiveness of TXU Europe's debt, which is expected to occur upon final resolution of the UK administration process. Reported earnings will not be affected by this reversal as a deferred tax liability was previously recorded; however, an estimated $200 million in taxes is expected to be paid in 2005 as a result of the debt forgiveness. The timing of the tax payment assumes the UK administration proceedings are resolved in 2004.

      Telecommunications -- In May 2003, TXU Corp. acquired, for $150 million in cash, its joint venture partner's interest in a holding company (Pinnacle), the principal asset of which is the stock of a telecommunications business (TXU Communications) that consists primarily of two regulated rural telephone companies in Southeast Texas. (See Note 17 for additional discussion). The acquisition of the interest was under a put/call agreement that had been executed in late February 2003. Also in May 2003, TXU Corp. finalized a formal plan to dispose of TXU Communications by sale. Accordingly, results of Pinnacle and TXU Communications since March 1, 2003 are reported as discontinued operations. TXU Corp. had used the equity method of accounting for its investment until March 1, 2003 when Pinnacle and TXU Communications were consolidated as a result of the execution of the put/call agreement. Accounting rules provide that businesses accounted for under the equity method should not be reported as discontinued operations; therefore, results prior to March 1, 2003 are reported in other deductions in the statement of income, consistent with prior reporting.

      In the fourth quarter of 2003, TXU Corp. recorded a goodwill impairment charge of $17 million ($11 million after-tax), reported in results of discontinued operations (other deductions) to reflect the fair value of TXU Communications as determined by a sales agreement entered into in January 2004. Under the agreement, the stock of the business will be sold for $524 million in cash (before transaction costs and other adjustments) and $3 million in assumed debt. The sale is expected to be completed in the first half of 2004, pending approval by the Federal Communications Commission. Estimated net cash proceeds from the sale of approximately $515 million will be applied to the repayment of $560 million of Pinnacle's notes payable.

      In connection with the decision to sell the telecommunications business, an income tax charge of $23 million, reported in results of discontinued operations, was recorded in 2003 to establish a deferred tax liability for the excess of the carrying value over the tax basis of the investment in the business.

         Mexico -- In January 2004, TXU Corp. completed the sale of its majority-owned gas distribution operations in Mexico for $11 million. Results of discontinued operations (other deductions) reflect a charge in 2002 of $23 million ($15 million after-tax) to impair goodwill and long-lived assets.

         Balance sheet -- The following details the assets and liabilities held for sale as of December 31, 2003:

                                                                     December 31, 2003
                                            ------------------------------------------------------------------------
                                                                                      Strategic
                                                         TXU                            Retail    Pedrick-
                                            TXU Gas   Australia   Telecom    Mexico    Services     town       Total
                                            -------  ----------   -------    ------   ---------   --------    -------
Current assets..........................      $  234    $  371     $   21     $   25     $    3     $    1     $  655
Investments.............................           -        72         35          -          4          -        111
Goodwill................................         305       966        299          -          -          -      1,570
Property, plant and equipment...........       1,685     2,396        232         31          5         37      4,386

Other noncurrent assets.................           4       461          3          -          2          8        478
                                              ------    ------     ------     ------     ------     ------     ------
    Assets held for sale................      $2,228    $4,266     $  590     $   56     $   14     $   46     $7,200
                                              ======    ======     ======     ======     ======     ======     ======

Current liabilities.....................      $  167    $  297     $   37     $   25     $    -     $    2     $  528
Accumulated deferred income taxes.......           -       180         14          -          -          -        194
Long-term debt, less amounts due currently         -     1,715          -          -          -          -      1,715
Noncurrent liabilities..................          55       384         48         19          -          9        515
                                              ------    ------     ------     ------     ------     ------     ------
   Liabilities held for sale............      $  222    $2,576     $   99     $   44     $    -     $   11     $2,952
                                              ======    ======     ======     ======     ======     ======     ======

      The following details the assets and liabilities of Pinnacle as of December 31, 2003:

   Investments (a)......................................             $   91
   Other assets.........................................                 19
                                                                     ------
        Assets of telecommunications holding company....             $  110
                                                                     ======

   Notes payable of Pinnacle (a)........................             $  560
   Notes payable of TXU Communications..................                 16
   Other liabilities....................................                 27
                                                                     ------
        Liabilities of telecommunications holding company            $  603
                                                                     ======

(a) Represents a trust established to fund interest payments on notes payable of Pinnacle. The notes payable outstanding totaled $810 million at December 31, 2002 and $560 million at December 31, 2003. The trust's assets consist of TXU Corp. debt (reported in long-term debt due currently). Upon sale of TXU Communications, expected to occur in the first half of 2004, the remaining notes outstanding will be repaid and the remaining TXU Corp. debt and the trust will be canceled. During 2003, TXU Corp. repurchased $250 million of the notes payable and made scheduled payments of $86 million on the debt held by the trust.

4.    EXTRAORDINARY LOSS

       As a result of the implementation of SFAS 145, losses related to early extinguishment of debt that were previously reported as extraordinary items have been reclassified (see Note 1 under Losses on Extinguishments of Debt).

      In the fourth quarter of 2001, TXU Corp. and the Commission reached agreement on the Settlement Plan, which resolved a number of issues related to transition to retail competition. As a result, TXU Corp. recorded an extraordinary loss of $57 million (net of income tax benefit of $63 million). The loss was classified as an extraordinary item in accordance with SFAS No. 101, "Regulated Enterprises - Accounting for the Discontinuance of the Application of FASB Statement No. 71." The Settlement Plan addressed, among other items, unrecovered fuel cost, stranded costs and other generation-related regulatory assets, and the above-market pricing of certain power purchase contracts. See also Note 16.

      The Settlement Plan also addressed the issuance of securitization bonds to recover regulatory asset stranded costs. The Commission's financing order related to the bonds was appealed by certain non-settling parties. In January 2003, the appeals were settled and the financing order became final and non-appealable. The financing order authorized the issuance of securitization bonds with a principal amount of up to $1.3 billion. As a result of the appeals being settled, in the fourth quarter of 2002, TXU Corp. recorded an extraordinary loss of $134 million (net of income tax benefit of $72 million) principally to write down the regulatory assets to $1.7 billion to reflect lower estimated cash flows to be recovered from REPs to service the principal and interest of the bonds.

5.    INVESTMENTS

      The following information is a summary of the investment balance as of December 31, 2003 and 2002:

                                                                                              December 31,
                                                                                         ----------------------
                                                                                           2003          2002
                                                                                          ------        ------

      Nuclear decommissioning trust............................................           $  323        $  266
      Equity method investments in business entities...........................                2             4
      Common equity investments in subsidiary trusts (see Note 10).............               30            31
      Land.....................................................................               89            90
      Assets related to employee benefit plans:
           Life insurance policies.............................................              116            91
           Marketable securities and others....................................               34            31
      Notes receivable.........................................................                3           153
      Miscellaneous other......................................................               35            27
                                                                                          ------        ------
            Total investments..................................................           $  632        $  693
                                                                                          ======        ======

      Nuclear Decommissioning Trust -- Deposits in a trust fund for costs to decommission the Comanche Peak nuclear-powered generation plant are carried at fair value, with the cumulative increase in fair value recorded as a liability. (Also see Note 18 under Nuclear Decommissioning). Decommissioning costs are being recovered from Electric Delivery's customers as a transmission and distribution charge over the life of the plant and deposited in the trust fund. Activity in the trust fund was as follows:

                                                                      December 31, 2003
                                         ----------------------------------------------------------------------------------
                                              Cost          Unrealized gain     Unrealized (loss)   Fair market value
                                             ------         ---------------     -----------------   -----------------
Debt securities............                 $   139              $    6              $   (2)             $   143
Equity securities..........                     126                  66                 (12)                 180
                                            -------              ------              ------              -------
                                            $   265              $   72              $  (14)             $   323
                                            =======              ======              ======              =======

                                                                      December 31, 2002
                                         --------------------------------------------------------------------------------
                                              Cost          Unrealized gain     Unrealized (loss)   Fair market value
                                             ------          ---------------     -----------------   -----------------
Debt securities............                 $   128              $   10              $   (1)             $   137
Equity securities..........                     111                  37                 (19)                 129
                                            -------              ------              ------              -------
                                            $   239              $   47              $  (20)             $   266
                                            =======              ======              ======              =======

      Debt securities held at December 31, 2003 mature as follows: $56 million in one to five years, $51 million in five to ten years and $36 million after ten years.

       Assets Related to Employee Benefit Plans -- The majority of these assets represent cash surrender values of life insurance policies that are purchased to fund liabilities under deferred compensation plans. TXU Corp. pays the premiums and is the beneficiary of these life insurance policies. As of December 31, 2003 and 2002, the face amount of these policies was $533 million and $527 million, and the net cash surrender value was $116 million and $91 million, respectively. Changes in cash surrender value are netted against premiums paid. Other investment assets held to satisfy deferred compensation liabilities are recorded at market value. Unrealized changes in marketable securities are reflected in other income.

Analysis of Certain Investments with Unrealized Losses at December 31, 2003:

                                  Investments That Have Been in a Continuous Unrealized Loss Position for:
                               -----------------------------------------------------------------------------
                                  Less than 12 months         12 months or longer              Total
                               -------------------------   -----------------------   -----------------------
                                             Unrealized                 Unrealized                Unrealized
  Description of Securities     Fair Value     Losses      Fair Value     Losses     Fair Value     Losses
----------------------------  --------------------------  ------------------------   -----------------------
Nuclear Decommissioning Trust:
   Debt Securities.............   $    12      $     -      $    19       $    (2)     $    31      $    (2)
   Equity securities...........         4           (1)          24           (11)          28          (12)
                                  -------      -------      -------       -------      -------      -------
      Total ...................   $    16      $    (1)     $    43       $   (13)     $    59      $   (14)
                                  =======      =======      =======       =======      =======      =======

      The assets that have experienced unrealized losses are all high-quality securities that are part of the long-term investment strategy and are expected to recover within a reasonable period of time. Therefore they are not deemed to be other-than-temporary impairments.

6.    GOODWILL AND OTHER INTANGIBLE ASSETS

      With the implementation of SFAS 142 in 2002, amortization of goodwill ceased. Assuming that SFAS 142 had been in effect in the 2001 period, income from continuing operations before extraordinary loss and cumulative effect of changes in accounting principles and net income would have been $548 million and $670 million, respectively, and the related earnings per share amounts would have been $2.12 and $2.59, respectively.

      SFAS 142 also requires additional disclosures regarding intangible assets other than goodwill:

                                                  As of December 31, 2003            As of December 31, 2002
                                           ---------------------------------     ----------------------------
                                             Gross                                 Gross
                                            Carrying   Accumulated               Carrying  Accumulated
                                             Amount    Amortization      Net      Amount  Amortization     Net
                                           ---------- --------------    ----     -------- -------------   -----
Intangible assets subject to amortization
   included in property, plant and
    equipment:
   Capitalized software...............        $512        $248         $264          $465      $181        $284
   Land easements.....................         176          66          110           179        59         120
   Mineral rights and other...........          31          21           10            32        21          11
                                              ----        ----         ----          ----      ----        ----
  Total............................           $719        $335         $384          $676      $261        $415
                                              ====        ====         ====          ====      ====        ====

      Aggregate TXU Corp. amortization expense for intangible assets for the years ended December 31, 2003, 2002 and 2001 was $76 million, $79 million and $43 million, respectively. At December 31, 2003, the weighted average useful lives of capitalized software, land easements and mineral rights and other were 6 years, 68 years and 40 years, respectively. Estimated amounts of amortization expense for the next five years are as follows:

        Year

        2004.................................................        $78
        2005.................................................         62
        2006.................................................         54
        2007.................................................         42
        2008.................................................         23

      Changes in the carrying amount of goodwill (net of accumulated amortization) are as follows:

                                                          Electric
                                              Energy       Delivery         Total
                                              -------    ----------        ------
Balance at December 31, 2001.............    $    65        $   25         $   90
      Goodwill transferred from TXU Gas..        468             -            468
                                             -------        ------         ------
Balance at December 31, 2002 and 2003....        533            25            558
                                             -------        ------         ------

      At December 31, 2003 and 2002, goodwill was stated net of accumulated amortization of $129 million and $104 million, respectively.

7.    SHORT-TERM FINANCING

      Short-term Borrowings -- At December 31, 2003, TXU Corp. had no outstanding short-term borrowings. At December 31, 2002, TXU Corp. had outstanding short-term borrowings consisting of bank borrowings of approximately $2.3 billion at a weighted average interest rate of 2.6%. Short-term borrowings of TXU Australia are reported in liabilities held for sale (see Note 3).

      Credit Facilities -- At December 31, 2003, TXU Corp. and its subsidiaries had credit facilities (some of which provide for long-term borrowings) as follows:

                                                                                        At December 31, 2003
                                                                            --------------------------------------------------
                                                           Authorized        Facility    Letters of     Cash
              Facility                   Expiration Date    Borrowers          Limit       Credit    Borrowings   Availability
-------------------------------------   ----------------  ------------      ---------   -----------  ----------  ------------
Five-Year Revolving Credit Facility    February 2005     US Holdings          $ 1,400      $   44      $    -       $1,356
                                                       Energy, Electric
Revolving Credit Facility              February 2005       Delivery               450           -           -          450
Three-Year Revolving Credit Facility   May 2005          US Holdings (a)          400           -           -          400
Five-Year Revolving Credit Facility    August 2008       TXU Corp.                500         422           -           78
                                                                              -------      ------      ------       ------
      Total US                                                                $ 2,750      $  466      $    -       $2,284
                                                                              =======      ======      ======       ======

Senior Facility (b)                    October 2004      TXU Australia        $   899      $    -      $  693       $  206
Working Capital Facility               October 2004      TXU Australia             74           -          23           51
Standby Facility (b)                   December 2004     TXU Australia             19           -           -           19
                                                                              -------      ------      ------       ------
      Total Australia                                                         $   992      $    -      $  716       $  276
                                                                              =======      ======      ======       ======

(a) Previously TXU Corp.
(b) Commercial paper borrowings totaling $39 million at December 31, 2003 were supported by the Standby Facility and the Senior Facility.

      In the fourth quarter of 2003, TXU Australia reduced its Senior Facility by approximately $375 million and cash borrowings declined $238 million. In February 2004, TXU Australia replaced the Senior Facility with a $412 million facility maturing in February 2007 and a second $412 million facility maturing in February 2009. The Working Capital Facility rolled forward in February 2004 to a $56 million facility, maturing in February 2005. TXU Australia facilities are no longer available to TXU Corp. with the sale of the business.

      In August 2003, TXU Corp. entered into a $500 million 5-year revolving credit facility with LOC 2003 Trust, a special purpose, wholly-owned subsidiary of TXU Corp. (LOC Trust). LOC Trust, in turn, entered into a $500 million 5-year secured credit facility with a group of lenders. TXU Corp. capitalized LOC Trust with approximately $525 million of cash, which the lenders have invested in permitted investments as directed by LOC Trust. LOC Trust's assets, including the investments, constitute collateral for the benefit of the lenders to secure issuances of letters of credit or loans, and are owned by LOC Trust. During the term of the facility, LOC Trust is required to maintain collateral in an amount equal to 105% of the commitments under the secured facility. TXU Corp. may request up to $500 million of letters of credit or up to $250 million of loans from LOC Trust, subject in the aggregate to its $500 million commitment, for the benefit of TXU Corp. and its subsidiaries, which may be provided through issuances of letters of credit or loans by the lenders. LOC Trust's assets are not available to satisfy claims of creditors of TXU Corp. or its subsidiaries. However, LOC Trust may terminate all or a portion of the secured facility at any time and request the release of any collateral not required to secure outstanding letters of credit or loans, if any, from the lenders. LOC Trust is included in the consolidated financial statements of TXU Corp. solely to comply with US GAAP.

      In April 2003, Energy and Electric Delivery entered into a joint $450 million revolving credit facility to be used for working capital and other general corporate purposes. Up to $450 million of letters of credit may be issued under the facility.

      The $1.4 billion facility provides for up to $1.0 billion in letters of credit.

      The US Holdings, Energy and Electric Delivery facilities provide back-up for any future issuance of commercial paper by Energy and Electric Delivery. At December 31, 2003, there was no such outstanding commercial paper.

      The US facilities listed above are also available for general corporate and working capital purposes, including provision of collateral support for Energy's hedging and risk management activities.

      Sale of Receivables -- TXU Corp. has established an accounts receivable securitization program. The activity under this program is accounted for as a sale of accounts receivable in accordance with SFAS 140. Under the program, US subsidiaries of TXU Corp. (originators) sell trade accounts receivable to TXU Receivables Company, a consolidated wholly-owned bankruptcy remote direct subsidiary of TXU Corp., which sells undivided interests in the purchased accounts receivable for cash to special purpose entities established by financial institutions (the funding entities). As of December 31, 2003, the maximum amount of undivided interests that could be sold by TXU Receivables Company was $600 million.

      All new trade receivables under the program generated by the originators are continuously purchased by TXU Receivables Company with the proceeds from collections of receivables previously purchased. Changes in the amount of funding under the program, through changes in the amount of undivided interests sold by TXU Receivables Company, are generally due to seasonal variations in the level of accounts receivable and changes in collection trends. TXU Receivables Company has issued subordinated notes payable to the originators for the difference between the face amount of the uncollected accounts receivable purchased, less a discount, and cash paid to the originators that was funded by the sale of the undivided interests. The balance of the subordinated notes payable was $511 million at December 31, 2003.

      The discount from face amount on the purchase of receivables principally funds program fees paid by TXU Receivables Company to the funding entities, as well as a servicing fee paid by TXU Receivables Company to TXU Business Services Company, a direct subsidiary of TXU Corp. The program fees (losses on sale), which consist primarily of interest costs on the underlying financing, were $12 million and $22 million for 2003 and 2002, respectively, and approximated 2.6% and 3.7% for 2003 and 2002, respectively, of the average funding under the program on an annualized basis; these fees represent the net incremental costs of the program to the originators and are reported in SG&A expenses. The servicing fee, which totaled $7 million and $9 million for 2003 and 2002, respectively, compensates TXU Business Services Company for its services as collection agent, including maintaining the detailed accounts receivable collection records.

      The December 31, 2003 balance sheet reflects $1.1 billion face amount of originators' trade accounts receivable, reduced by $600 million of undivided interests sold by TXU Receivables Company. Of these amounts, $98 million of TXU Gas trade accounts receivable net of $53 million of undivided interests sold are included in assets held for sale. Funding under the program increased $129 million for the year ended December 31, 2003, primarily due to the effect of improved collection trends at Energy. Funding under the program for the year ended December 31, 2002 decreased $29 million. Funding increases or decreases under the program are reflected as operating cash flow activity in the statement of cash flows. The carrying amount of the retained interests in the accounts receivable approximated fair value due to the short-term nature of the collection period.

      Activities of TXU Receivables Company for the years ended December 31, 2003 and 2002 were as follows:

                                                                            Year Ended December 31,
                                                                           ------------------------
                                                                              2003           2002
                                                                             ------         ------
                                                                             (millions of dollars)
Cash collections on accounts receivable...........................           $ 8,538        $6,778
Face amount of new receivables purchased..........................            (8,143)       (7,491)
Discount from face amount of purchased receivables................                19            31
Program fees paid.................................................               (12)          (22)
Servicing fees paid...............................................                (7)           (9)
Increase (decrease) in subordinated notes payable.................              (524)          742
                                                                             -------        ------
     TXU Corp.'s operating cash flows (provided) used under the program      $  (129)       $   29
                                                                             =======        ======

      Activity for 2001 is not shown in the table above since the current sale of receivables program began in August 2001 and information for the full year is not available.

      Upon termination of the program, cash flows to TXU Corp. would be delayed as collections of sold receivables would be used by TXU Receivables Company to repurchase the undivided interests sold instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days.

      In June 2003, the program was amended to provide temporarily higher delinquency and default compliance ratios and temporary relief from the loss reserve formula, which allowed for increased funding under the program. The June amendment reflected the billing and collection delays previously experienced as a result of new systems and processes in Energy and ERCOT for clearing customers' switching and billing data upon the transition to competition. In August 2003, the program was amended to extend the term to July 2004, as well as to extend the period providing temporarily higher delinquency and default compliance ratios through December 31, 2003. The higher delinquency and default compliance ratios were not extended after December 31, 2003 as no relief from program delinquency and default compliance ratios is expected to be required.

      Contingencies Related to Sale of Receivables Program -- Although TXU Receivables Company expects to be able to pay its subordinated notes from the collections of purchased receivables, these notes are subordinated to the undivided interests of the financial institutions in those receivables, and collections might not be sufficient to pay the subordinated notes. The program may be terminated if either of the following events occurs:
      1) all of the originators cease to maintain their required fixed charge coverage ratio and debt to capital (leverage) ratio;
      2) the delinquency ratio (delinquent for 31 days) for the sold receivables, the default ratio (delinquent for 91 days or deemed uncollectible), the dilution ratio (reductions for discounts, disputes and other allowances) or the days collection outstanding ratio exceed stated thresholds and the financial institutions do not waive such event of termination. The thresholds apply to the entire portfolio of sold receivables, not separately to the receivables of each originator.

      The delinquency and dilution ratios exceeded the relevant thresholds during the first four months of 2003, but waivers were granted. These ratios were affected by issues related to the transition to competition. Certain billing and collection delays arose due to implementation of new systems and processes within Energy and ERCOT for clearing customers' switching and billing data. The billing delays have been largely resolved. Strengthened credit and collection policies and practices have brought the ratios into consistent compliance with the program requirement.

      Under terms of the receivables sale program, all the originators are required to maintain specified fixed charge coverage and leverage ratios (or supply a parent guarantor that meets the ratio requirements). The failure by an originator or its parent guarantor, if any, to maintain the specified financial ratios would prevent that originator from selling its accounts receivable under the program. If all the originators and the parent guarantor, if any, fail to maintain the specified financial ratios so that there are no eligible originators, the facility would terminate. Prior to the August 2003 amendment extending the program, originator eligibility was predicated on the maintenance of an investment grade credit rating.

8.    LONG-TERM DEBT

      Long-Term Debt -- At December 31, 2003 and 2002, the long-term debt of TXU Corp. and its consolidated subsidiaries consisted of the following:


                                                                                         December 31,  December 31,
                                                                                              2003         2002
                                                                                              ----         ----
  Energy
  ------
  Pollution Control Revenue Bonds:
    Brazos River Authority:
    Floating Taxable Series 1993 due June 1, 2023....................................       $     -      $    44
    3.000% Fixed Series 1994A due May 1, 2029, remarketing date May 1, 2005(a).......            39           39
    5.400% Fixed Series 1994B due May 1, 2029, remarketing date May 1, 2006(a).......            39           39
    5.400% Fixed Series 1995A due April 1, 2030, remarketing date May 1, 2006(a).....            50           50
    5.050% Fixed Series 1995B due June 1, 2030, remarketing date June 19, 2006(a)....           118          118
    7.700% Fixed Series 1999A due April 1, 2033......................................           111          111
    6.750% Fixed Series 1999B due September 1, 2034, remarketing date April 1,
      2013(a)........................................................................            16           16
    7.700% Fixed Series 1999C due March 1, 2032......................................            50           50
    4.950% Fixed Series 2001A due October 1, 2030, remarketing date April 1, 2004(a).           121          121
    4.750% Fixed Series 2001B due May 1, 2029, remarketing date November 1, 2006(a)..            19           19
    5.750% Fixed Series 2001C due May 1, 2036, remarketing date November 1, 2011(a)..           274          274
    1.250% Floating Series 2001D due May 1, 2033.....................................           271          271
    Floating Taxable Series 2001F due December 31, 2036..............................             -           39
    Floating Taxable Series 2001G due December 1, 2036...............................             -           72
    Floating Taxable Series 2001H due December 1, 2036...............................             -           31
    1.180% Floating Taxable Series 2001I due December 1, 2036(b).....................            63           63
    1.250% Floating Series 2002A due May 1, 2037(b)..................................            61           61
    6.750% Fixed Series 2003A due April 1, 2038, remarketing date April 1, 2013(a)...            44            -
    6.300% Fixed Series 2003B due July 1, 2032.......................................            39            -
    6.750% Fixed Series 2003C due October 1, 2038....................................            72            -
    5.400% Fixed Series 2003D due October 1, 2029, remarketing date October 1,
      2014(a)........................................................................            31            -

    Sabine River Authority of Texas:
    6.450% Fixed Series 2000A due June 1, 2021.......................................            51           51
    5.500% Fixed Series 2001A due May 1, 2022, remarketing date November 1, 2011(a)..            91           91
    5.750% Fixed Series 2001B due May 1, 2030, remarketing date November 1, 2011(a)..           107          107
    4.000% Fixed Series 2001C due May 1, 2028, remarketing date November 1, 2003(a)..             -           70
    Floating Taxable Series 2001D due December 31, 2036..............................             -           12
    Floating Taxable Series 2001E due December 31, 2036..............................             -           45
    5.800% Fixed Series 2003A due July 1, 2022.......................................            12            -
    6.150% Fixed Series 2003B due August 1, 2022.....................................            45            -

    Trinity River Authority of Texas:
    6.250% Fixed Series 2000A due May 1, 2028........................................            14           14
    5.000% Fixed Series 2001A due May 1, 2027, remarketing date November 1, 2006(a)..            37           37

Other:
    7.000% Fixed Senior Notes - TXU Mining due May 1, 2003...........................             -           72
    6.875% Fixed Senior Notes - TXU Mining due August 1, 2005........................            30           30
    9.000% Fixed Exchangeable Subordinated Notes due November 22, 2012...............             -          750
    6.125% Fixed Senior Notes due March 15, 2008.....................................           250            -
    7.000% Fixed Senior Notes due March 15, 2013 (c).................................         1,000            -
    Capital lease obligations........................................................            13           10
    Other............................................................................             8            8
    Unamortized premium and discount and fair value adjustments......................             9         (110)
                                                                                             ------       ------
        Total Energy ................................................................         3,085        2,605
                                                                                             ======       ======


                                                                                        December 31,   December 31,
                                                                                             2003          2002
                                                                                             ----          ----
Electric Delivery
-----------------
    9.530% Fixed Medium Term Secured Notes due January 30, 2003......................       $     -      $     4
    9.700% Fixed Medium Term Secured Notes due February 28, 2003.....................             -           11
    6.750% Fixed First Mortgage Bonds due March 1, 2003..............................             -          133
    6.750% Fixed First Mortgage Bonds due April 1, 2003..............................             -           70
    8.250% Fixed First Mortgage Bonds due April 1, 2004..............................           100          100
    6.250% Fixed First Mortgage Bonds due October 1, 2004............................           121          121
    6.750% Fixed First Mortgage Bonds due July 1, 2005...............................            92           92
    7.875% Fixed First Mortgage Bonds due March 1, 2023..............................             -          224
    8.750% Fixed First Mortgage Bonds due November 1, 2023...........................             -          103
    7.875% Fixed First Mortgage Bonds due April 1, 2024..............................             -          133
    7.625% Fixed First Mortgage Bonds due July 1, 2025...............................           215          215
    7.375% Fixed First Mortgage Bonds due October 1, 2025............................           178          178
    6.375% Fixed Senior Secured Notes due May 1, 2012................................           700          700
    7.000% Fixed Senior Secured Notes due May 1, 2032................................           500          500
    6.375% Fixed Senior Secured Notes due January 15, 2015...........................           500          500
    7.250% Fixed Senior Secured Notes due January 15, 2033...........................           350          350
    5.000% Fixed Debentures due September 1, 2007....................................           200          200
    7.000% Fixed Debentures due September 1, 2022....................................           800          800
    Unamortized premium and discount.................................................           (30)         (35)

Electric Delivery Transition Bond Company LLC (f)
-------------------------------------------------
    2.260% Fixed Series 2003 Bonds due in bi-annual installments through
     February 15, 2007...............................................................           103            -
    4.030% Fixed Series 2003 Bonds due in bi-annual installments through
     February 15, 2010................................................................          122            -
    4.950% Fixed Series 2003 Bonds due in bi-annual installments through
     February 15, 2013................................................................          130            -
    5.420% Fixed Series 2003 Bonds due in bi-annual installments through
     August 15, 2015..................................................................          145            -
                                                                                             ------       ------
        Total Electric Delivery.......................................................        4,226        4,399

US Holdings
-----------
    7.170% Fixed Senior Debentures due August 1, 2007................................            10           10
    9.580% Fixed Notes due in bi-annual installments through December 4, 2019........            70           73
    8.254% Fixed Notes due in quarterly installments through December 31, 2021.......            67           68
    1.910% Floating Rate Junior Subordinated Debentures, Series D due January 30,
    2037(d)..........................................................................             1            1
    8.175% Fixed Junior Subordinated Debentures, Series E due January 30, 2037.......             8            8
                                                                                              -----        -----
        Total US Holdings ...........................................................           156          160

TXU Gas
-------
    6.250% Fixed Notes due January 1, 2003...........................................             -          125
    6.375% Fixed Notes due February 1, 2004..........................................           150          150
    7.125% Fixed Notes due June 15, 2005.............................................           150          150
    6.564% Fixed Remarketed Reset Notes due January 1, 2008 (a)......................           125          125
    Unamortized fair value adjustments...............................................             1            1
                                                                                              -----        -----
        Total TXU Gas ...............................................................           426          551


                                                                                         December 31,   December 31,
                                                                                             2003          2002
                                                                                             ----          ----
TXU Corp.
---------
    6.375% Fixed Senior Notes Series B due October 1, 2004...........................           175          175
    6.375% Fixed Senior Notes Series C due January 1, 2008...........................           200          200
    5.520% Fixed Senior Notes Series D due August 16, 2003...........................             --          323
    4.050% Fixed Senior Notes Series E due August 16, 2004...........................             2            2
    6.375% Fixed Senior Notes Series J due June 15, 2006.............................           800          800
    4.750% Fixed Senior Notes Series K due November 16, 2006 remarketing date
     August 16, 2004(e)..............................................................           500          500
    5.450% Fixed Senior Notes Series L due November 16, 2007 remarketing date
     August 16, 2005(e)..............................................................           500          500
    5.800% Fixed Senior Notes Series M due May 16, 2008 remarketing date
     February 16, 2006(e)............................................................           440          440
    6.000% Fixed Pinnacle Overfund Trust Debt due bi-annually through
     August 15,2004 (see Note 3).....................................................            91          178
    8.820% Building Financing due bi-annually through February 11, 2022..............           130          140
    2.650% Floating Convertible Senior Notes due July 15, 2033(d)....................           525            -
    Unamortized premium and discount and fair value adjustments......................            30           50
                                                                                            -------      -------
        Total TXU Corp...............................................................         3,393        3,308
                                                                                            -------      -------
Total TXU Corp. consolidated.........................................................        11,286       11,023

Less amount due currently............................................................           678          941
                                                                                            -------      -------
Total long-term debt.................................................................       $10,608      $10,082
                                                                                            =======      =======

------------------
   (a) These series are in the multiannual mode and are subject to mandatory tender prior to maturity on the mandatory remarketing date. On such date, the interest rate and interest rate period will be reset for the bonds.
   (b) Interest rates in effect at December 31, 2003. These series are in a flexible or weekly rate mode and are classified as long-term as they are supported by long-term irrevocable letters of credit. Series in the flexible mode will be remarketed for periods of less than 270 days.
   (c) Interest rates swapped to floating on $500 million principal amount.
   (d) Interest rates in effect at December 31, 2003.
   (e) Equity-linked.
   (f) Bond principal amounts total $500 million, and the bonds are nonrecourse to Electric Delivery.

New Debt Issuances in 2003:

      In December 2003, TXU Australia issued $300 million of senior notes due 2013 in a private placement to US and offshore institutional investors. Proceeds from the senior notes were used to pay down the senior credit facility (see Note 7 for discussion of TXU Australia credit facility activity). Long-term debt of TXU Australia is reported in the balance sheet as liabilities held for sale (see
Note 3).

      In August 2003, Electric Delivery issued $500 million aggregate principal amount of transition (securitization) bonds in accordance with the Settlement Plan. The bonds were issued in four classes that require bi-annual interest and principal installment payments beginning in 2004 through specified dates in 2007 through 2015. The bonds bear interest at fixed annual rates ranging from 2.26% to 5.42%. A second issuance of approximately $790 million is expected to be completed in the first half of 2004.

      In July 2003, TXU Corp. issued $525 million of floating rate convertible senior notes due 2033 in a private placement with registration rights. The notes bear regular interest at an annual floating rate equal to 3-month LIBOR, determined quarterly, plus 150 basis points, and are payable in arrears quarterly commencing October 15, 2003. The initial interest rate was 2.606%. The notes will bear additional contingent interest during periods after July 15, 2008 if the average trading price of the notes for a specified period exceeds 120% of the principal amount of the notes. The notes will have an initial conversion rate of 28.9289 shares of TXU Corp. common stock per $1,000 principal amount of notes, which equates to an initial conversion price of $34.5675 per share. The conversion rate is subject to adjustments in certain circumstances, including a change in the amount of quarterly cash dividends per share on TXU Corp. common stock from the current rate of $0.125 per share. The notes will be convertible at the conversion rate, as adjusted, until maturity if (1) during any fiscal quarter the market price of TXU Corp. common stock is above $41.481 per share for a specified period; (2) TXU Corp. calls the notes for redemption;
(3) the trading price of the notes falls below 95% of the conversion value of the notes for a specified period; or (4) certain specified corporate transactions occur. Should the holders elect to convert the notes, TXU Corp. has the option to settle the conversion in cash, common stock or a combination of both. The notes will be redeemable by TXU Corp. at par, plus accrued and unpaid interest and contingent interest, if any, beginning July 15, 2008. The holders will be entitled to require TXU Corp. to purchase the notes at par, plus accrued and unpaid interest and contingent interest, if any, on July 15, 2008, July 15, 2013, July 15, 2018, July 15, 2023 and July 15, 2028. Other than on July 15,
2008, upon a holder's election to require a repurchase, TXU Corp. may elect to pay the purchase price in cash, common stock, or a combination of both. With certain exceptions, the holders will be entitled to require TXU Corp. to repurchase the notes if a person or group acquires more than 50% of TXU Corp.'s common equity or if there is a merger, sale of assets or other transaction that results in TXU Corp.'s common stockholders owning less than 50% of the surviving entity. TXU Corp. intends to settle any conversion or purchase in cash.

      In March 2003, Energy issued $1.25 billion aggregate principal amount of senior unsecured notes in two series in a private placement with registration rights. One series in the amount of $250 million is due March 15, 2008, and bears interest at the annual rate of 6.125%, and the other series in the amount of $1 billion is due March 15, 2013, and bears interest at the annual rate of 7%. In August 2003, Energy entered into interest rate swap transactions through 2013, which are being accounted for as fair value hedges, to effectively convert $500 million of the notes to floating interest rates.

Debt Repayments in 2003:

      In September 2003, Electric Delivery redeemed the $224 million aggregate principal amount of its 7 7/8% First Mortgage Bonds due March 1, 2023 and $133 million principal amount of its 7 7/8% First Mortgage Bonds due April 1, 2024.

      In August 2003, TXU Corp. redeemed the $323 million principal amount of its 5.52% Series D Senior Notes, at the maturity date, for par value plus accrued interest.

      In May 2003, $72 million principal amount of the 7% TXU Mining fixed rate senior notes were repaid at maturity.

      In April 2003, Electric Delivery repaid the $70 million principal amount of its First Mortgage Bonds, 6.75% Series, at the maturity date for par value plus accrued interest. A restricted cash deposit of $72 million was utilized to fund the maturity.

      In March 2003, Electric Delivery repaid the $133 million principal amount of its First Mortgage Bonds, 6.75% Series, at the maturity date for par value plus accrued interest. A restricted cash deposit of $138 million was utilized to fund the maturity.

      In March 2003, Electric Delivery redeemed $103 million principal amount of its First Mortgage and Collateral Trust Bonds, 8.75% Series due November 1, 2023, at 104.01% of the principal amount thereof, plus accrued interest to the redemption date.

      Electric Delivery's $4 million and $11 million medium term secured notes were repaid in January and February 2003, respectively, at maturity for par value plus accrued interest.

      In January 2003, TXU Gas redeemed, at par value plus accrued interest, $125 million principal amount of its 6.25% Notes at maturity.

Debt Remarketings and Other Activity:

      In November 2003, the Brazos River Authority Series 2001D pollution control revenue bonds (aggregate principal amount of $271 million) were remarketed and converted from a multiannual mode to a weekly rate mode, and the Sabine River Authority Series 2001C pollution control revenue bonds (aggregate principal amount of $70 million) were purchased upon mandatory tender. TXU Corp. intends to remarket these bonds in the first half of 2004.

      In October 2003, the Brazos River Authority issued $72 million aggregate principal amount of Series 2003C pollution control revenue bonds and $31 million aggregate principal amount of Series 2003D pollution control revenue bonds for Energy. The Series 2003C bonds will bear interest at an annual rate of 6.75% until maturity in 2038. The Series 2003D bonds will bear interest at an annual rate of 5.40% until their mandatory tender date in 2014, at which time they will be remarketed. Proceeds from the issuance of the Series 2003C and Series 2003D bonds were used to refund the $72 million aggregate principal amount of Brazos River Authority Taxable Series 2001G and the $31 million aggregate principal amount of Series 2001H variable rate pollution control revenue bonds, both due December 1, 2036. The Sabine River Authority also issued $45 million aggregate principal amount of Series 2003B pollution control revenue bonds for Energy. The Series 2003B bonds will bear interest at an annual rate of 6.15% until maturity in 2022, however they become callable in 2013. Proceeds from the issuance of the Series 2003B bonds were used to refund the $45 million aggregate principal amount of Sabine River Authority Taxable Series 2001E variable rate pollution control revenue bonds due December 1, 2036.

      In July 2003, the Brazos River Authority issued $39 million aggregate principal amount of Series 2003B pollution control revenue bonds for Energy. The bonds will bear interest at an annual rate of 6.30% until maturity in 2032. Proceeds from the issuance of the bonds were used to refund the $39 million aggregate principal amount of Brazos River Authority Taxable Series 2001F variable rate pollution control revenue bonds due December 31, 2036. The Sabine River Authority also issued $12 million aggregate principal amount of Series 2003A pollution control revenue bonds for Energy. The bonds will bear interest at an annual rate of 5.80% until maturity in 2022. Proceeds from the issuance of these bonds were used to refund the $12 million aggregate principal amount of Sabine River Authority Taxable Series 2001D pollution control revenue bonds due December 31, 2036.

      In May 2003, the Brazos River Authority Series 1994A and the Trinity River Authority Series 2000A pollution control revenue bonds (aggregate principal amount of $53 million) were purchased upon mandatory tender. In July 2003, the bonds were remarketed and converted from a floating rate mode to a multiannual mode at an annual rate of 3.00% and 6.25%, respectively. The rate on the 1994A bonds will remain in effect until their mandatory remarketing date of May 1, 2005. The rate on the 2000A bonds will remain in effect until their maturity in 2028.

      In April 2003, the Brazos River Authority Series 1999A pollution control revenue bonds, with an aggregate principal amount of $111 million, were remarketed. The bonds now bear interest at a fixed annual rate of 7.70% and are callable beginning on April 1, 2013 at a price of 101% until March 31, 2014 and at 100% thereafter.

      In March 2003, the Brazos River Authority Series 1999B and 1999C pollution control revenue bonds (aggregate principal amount of $66 million) were converted from a floating rate mode to a multiannual mode at an annual rate of 6.75% and a fixed rate of 7.70%, respectively. The rate on the 1999B bonds will remain in effect until 2013 at which time they will be remarketed. The rate on the 1999C bonds is fixed to maturity in 2032, however they become callable in 2013.

      In March 2003, the Brazos River Authority issued $44 million aggregate principal amount of pollution control revenue bonds Series 2003A for Energy. The bonds will bear interest at an annual rate of 6.75% until the mandatory tender date of April 1, 2013. On April 1, 2013, the bonds will be remarketed. Proceeds from the issuance of the bonds were used to repay the $44 million principal amount of Brazos River Authority Series 1993 pollution control revenue bonds due June 1, 2023.

      The pollution control series variable rate debt of Energy requires periodic remarketing. Because Energy intends to remarket these obligations, and has the ability and intent to refinance if necessary, they have been classified as long-term debt.

      Equity-Linked Debt Securities -- At December 31, 2003, TXU Corp. had outstanding equity-linked securities consisting of the following:

                Senior Notes                                         Stock Purchase Contract
--------------------------------------------     ---------------------------------------------------------------
                                                                   Price per share           Number of Shares
                                                                ---------------------     ----------------------
                                   Annual(1)     Annual(1)
                        Stated     Interest       Contract
      Security           Amount       Rate       Adjustment     Minimum      Maximum       Minimum      Maximum
----------------------  --------   ---------    -----------    ---------    ---------     ---------    ---------
Issued 2001:
 Series K due 2006       $ 500        4.750%(2)    3.650%(3)      $45.64       $55.68     8,980,000    10,956,000
 Series L due 2007         500        5.450%(4)    3.300%(5)      $45.64       $55.68     8,980,000    10,956,000
Issued 2002:
  Series M due 2008        440        5.800%(6)    2.325%(7)      $51.15       $62.91     6,993,600     8,602,000
                        ------                                                           ----------    ----------
      Total             $1,440                                                           24,953,600    30,514,000
                        ======                                                           ==========    ==========

 (1) Payable quarterly
 (2) Payable until August 16, 2004, after which the annual interest rate is expected to be reset in a remarketing
 (3) Applied to the par value of $50, and payable until the stock purchase contract settlement date of November 16, 2004.
 (4) Payable until August 16, 2005, after which the annual interest rate is expected to be reset in a remarketing
 (5) Applied to the par value of $25 and payable from November 16, 2004 until November 16, 2005
 (6) Expected to be remarketed between November 16, 2005 and February 16, 2006, at which time the rate may change.
 (7) Payable until the stock purchase contract settlement date of May 16, 2006.

      Equity-linked debt securities consist of (i) senior notes and (ii) a stock purchase contract that obligates the holder to purchase TXU Corp. common stock on a future settlement date. The number of shares issuable upon settlement of stock purchase contracts represents the stated value of the notes divided by an average of the market price of TXU Corp. common stock immediately preceding the settlement date. The calculation of shares issuable is subject to a minimum price, which is typically the market price of common stock at the time of initial issuance of the equity-linked debt securities, and a maximum price, which includes a premium over the minimum price that was negotiated in connection with the pricing of the offering.

      To the extent the market price of TXU Corp. common stock is below the minimum price on the applicable settlement date, holders of equity-linked debt securities would be required to purchase TXU Corp. common stock at a price higher than the market price at that time. The market price of TXU Corp.'s common stock is currently below the minimum price for the currently outstanding series of equity-linked debt securities.

      At the time of issuance of the securities, TXU Corp. recorded a liability for the present value of the contract adjustment payments with an offsetting reduction to common stock equity. The total maximum number of shares of TXU Corp. common stock issuable in connection with the stock purchase contracts have been reserved.

      In addition to interest, holders receive contract adjustment payments through the contract settlement dates, which are generally two years prior to the maturity of the debt securities. On the contract settlement date, the holder must purchase the common stock at the calculated price, and may elect to participate in a remarketing of the senior notes to fund such purchase, or settle the purchase contract in cash and continue to hold the senior notes. If the remarketing of the senior notes is not successful, the holders have the right to put the notes to TXU Corp. for the calculated number of shares of common stock.

      TXU Corp. has the right to defer the contract adjustment payments on these equity-linked debt securities, but any such election would subject TXU Corp. to restrictions on the payment of dividends on and redemption of outstanding shares of its common stock. TXU Corp. currently has no plans to defer these contract adjustment payments.

      The following equity-linked securities issued in 1998 were settled in 2002 and 2001:

           Senior Notes                                       Stock Purchase Contract
----------------------------------   ---------------------------------------------------------------------------
                          Stated                        Settled in     Notes Put     Sr. Notes
      Security            Amount       Date Settled        Cash        for Shares     Retained    Shares Issued
---------------------   ----------   ----------------   ----------    -----------    ----------   -------------
   Series E due 2004      $350       August 16, 2002       $109           $238           $ 2      8,365,133
   Series D due 2003      $350       August 16, 2001       $351           $  -           $ -       7,488,395


Debt Issuances and Retirements in 2002:

      In 2002, TXU Corp. and its consolidated subsidiaries issued $4.6 billion of long-term debt including $2.0 billion of senior secured notes, $1.0 billion of fixed rate debentures, $750 million of exchangeable subordinated notes, which were exchanged in July 2003 for exchangeable preferred membership interests in Energy, $440 million of equity-linked debt securities and $327 million of other debt. TXU Corp. and its consolidated subsidiaries retired $3.6 billion of long-term debt during 2002, including $1.5 billion of floating rate debentures, $1.0 billion of first mortgage bonds, $200 million putable asset term securities, $109 million of equity-linked debt securities and $768 million of other debt.

      Maturities -- Sinking fund and maturity requirements for all long-term debt instruments, excluding capital lease obligations and debt classified as held for sale, in effect at December 31, 2003 were as follows:

Year
2004.......................................................     $   677
2005.......................................................         323
2006.......................................................       1,353
2007.......................................................         764
2008 ......................................................       1,070
Thereafter.................................................       7,076
Unamortized premium and discount and fair value adjustments          10
Capital lease obligations..................................          13
                                                                -------
      Total................................................     $11,286
                                                                =======

9.    PREFERRED SECURITIES OF SUBSIDIARIES

      Preferred interests of consolidated subsidiaries consist of the following:

                                                                          December 31,
                                                                     ------------------------
                                                                       2003            2002
                                                                      ------          ------
     Exchangeable preferred membership interests of Energy, net
        of $104 unamortized discount.............................    $  646          $    -
     Preferred stock of TXU Gas..................................        75              75
     Preferred stock of US Holdings..............................        38             136
                                                                     ------          ------
     Total.......................................................    $  759          $  211
                                                                     ======          ======

      Exchangeable Preferred Membership Interests of Energy -- In July 2003, Energy exercised its right to exchange its $750 million 9% Exchangeable Subordinated Notes issued in November 2002 and due November 2012 for exchangeable preferred membership interests with identical economic and other terms. The preferred membership interests bear distributions at the annual rate of 9% and permit the deferral of such distributions. The preferred membership interests may be exchanged at the option of the holders, subject to certain restrictions, at any time for up to approximately 57 million shares of TXU Corp. common stock at an exchange price of $13.1242 per share. The number of shares of

TXU Corp. common stock that may be issuable upon the exercise of the exchange right is determined by dividing the aggregate liquidation value of preferred membership interests to be exchanged by the exchange price. The exchange price and the number of shares to be issued are subject to anti-dilution adjustments. At issuance of the notes that were exchanged for the preferred membership interests, TXU Corp. recognized a discount on the securities of $111 million, which represented the excess of the market value of TXU Corp. common stock on the transaction date over the exchange price applied to the number of issuable shares. This discount is being amortized to interest expense and related charges over the term of the securities. As a result, the effective distribution rate on the preferred membership interests is 11.5%. At the time of any exchange of the preferred membership interests for common stock, the unamortized discount will be proportionately written off as a charge to earnings. If all the membership interests had been exchanged into common stock on December 31, 2003, the pre-tax charge would have been $104 million. These preferred membership interests are considered not to be mandatorily redeemable under SFAS 150 because of the exchangeability provision.

      The original purchasers of the notes that were exchanged for the preferred membership interests were granted the right to nominate one member to the board of directors of TXU Corp., and such nominee has been elected to fill a vacancy. The original purchasers forfeit this right if they cease to hold at least 30% of their original investment in the form of common stock and/or preferred membership interests. In any event, this right expires on the later of (i) November 2012 or, (ii) the date no membership interests remain outstanding. The holders of the preferred membership interests are restricted from actions that would increase their control of TXU Corp.

      Preferred Stock of TXU Gas -- At December 31, 2003, TXU Gas had 75,000 shares of Adjustable Rate Series F Preferred Stock outstanding (2,000,000 total shares authorized) which is entitled upon liquidation to the stated value of $1,000 per share. The preferred stock series is the underlying preferred stock for depositary shares that were issued to the public. Each depositary share of $25 per share, represents one-fortieth of a share of underlying preferred stock. The dividend rate is determined quarterly, in advance, based on US Treasury rates and was 4.61% at December 31, 2003.

      Preferred Stock of US Holdings -- At December 31, 2003, US Holdings had 379,000 shares of cumulative, preferred stock without par value outstanding with dividend rates ranging from $4.00 to $5.08 per share. The preferred stock can be redeemed at prices ranging from $101.70 per share to $112.00 per share. In July 2003, US Holdings redeemed all of the shares of its $7.98 series, $7.50 series and $7.22 series of preferred stock, which were not subject to mandatory redemption, and the shares of its $6.98 series of preferred stock subject to mandatory redemption for an aggregate principal amount of $91 million. In September 2003, US Holdings called all of its $6.375 mandatorily redeemable preferred stock for redemption, and on October 1, 2003 all of these shares were redeemed for an aggregate principal amount of $7 million.

      The holders of preferred stock of TXU Gas and US Holdings have no voting rights except for changes to the articles of incorporation that would change the rights or preferences of such stock, authorize additional shares of stock or create an equal or superior class of stock. They have the right to vote for the election of directors only if certain dividend arrearages exist.

10.   LONG-TERM DEBT HELD BY SUBSIDIARY TRUSTS

      Statutory business trusts have been established as wholly-owned financing subsidiaries of TXU Corp. and TXU Gas. The assets of the trusts consist solely of Junior Subordinated Debentures issued by TXU Corp. or TXU Gas, and the trusts have issued preferred interests, as presented below:

                                                                                Trust Assets (Long-Term Debt
                                                Trust Preferred Interests         of TXU Corp. or TXU Gas)
                                             ------------------------------    -------------------------------
                                              December 31,     December 31,      December 31,    December 31,
                                                  2003             2002              2003            2002
                                             -------------    -------------     -------------   --------------
TXU Corp.
--------
Capital I Trust
  (9.2 million units of 7.25% Series due 2029).. $   223            $  223         $    237         $   237

Capital II Trust
  (6.0 million units of 8.70% Series due 2034)..     145               145              154             154

                                                  ------            ------         --------         -------
   Total........................................     368               368              391             391

TXU Gas
-------
Capital I Trust
   (150 thousand  units of Floating Rate
     Series due 2028(a).........................     147               147              155             155
                                                 -------            ------         --------         -------
   Total........................................ $   515            $  515         $    546         $   546
                                                 =======            ======         ========         =======

(a) Interest rate swaps effectively fixed the rate on $100 million and $50 million of the preferred interests at 6.629% and 6.444%, respectively, to July 1, 2003. These swaps were not renewed and the payments are now based on the three-month LIBOR rate plus a margin of 135 basis points.

      TXU Corp. and TXU Gas, as the parent companies, own the subsidiary trusts' common interests, which are reported in investments in the balance sheet, and each has effectively issued a full and unconditional guarantee of its trusts' preferred interests.

      As a result of the adoption of FIN 46 in the fourth quarter of 2003, the subsidiary trusts have been deconsolidated. Accordingly, TXU Corp.'s balance sheet reflects $546 million of long-term debt held by the trusts and an investment in the trusts of approximately $30 million, instead of the former presentation of $515 million of preferred interests of subsidiaries. The balance sheet at December 31, 2002 also reflects the deconsolidation. The income statement was unaffected by the deconsolidation.

11.    SHAREHOLDERS' EQUITY

      Common Stock Equity -- Under Texas law, TXU Corp. may only declare dividends out of surplus, which is statutorily defined as total shareholders' equity less the book value of common stock and preferred stock (stated capital). The write-off in 2002 of TXU Corp.'s investment in TXU Europe resulted in negative surplus as of December 31, 2002. Texas law permits, subject to the receipt of shareholder approval, the reclassification of stated capital into surplus. TXU Corp. received such shareholder approval of this reclassification in a special meeting of shareholders held February 14, 2003. Surplus at December 31, 2003 was $5.6 billion (reflecting the $8.0 billion reclassification made in February 2003).

      Additional paid-in capital at December 31, 2003 and 2002 includes $111 million related to the discount at issuance on the 9% Exchangeable Subordinated Notes of Energy. These notes were exchanged into preferred membership interests of Energy in July 2003 (see Note 9) and continue to be exchangeable into TXU Corp. common stock.

      The Board of Directors of TXU Corp., at its February 2004 meeting, declared a quarterly dividend of $0.125 a share, payable April 1, 2004, to shareholders of record on March 5, 2004. Future dividends may vary depending upon TXU Corp.'s profit levels, operating cash flows and capital requirements as well as financial and other business conditions existing at the time.

      TXU Corp. has a Direct Stock Purchase and Dividend Reinvestment (DRIP) Plan and an employee savings plan (Thrift Plan) (see Note 11). During 2003, 2002, and 2001, $10 million, $40 million and $12 million in common stock of TXU Corp. were allocated to these plans, respectively. Shares are purchased on the open market or from the LESOP trustee for the Thrift Plan. TXU Corp. has been issuing new shares for the DRIP since mid-August 2001.

      At December 31, 2003, the Thrift Plan had an obligation of $235 million outstanding in the form of a note that TXU Corp. had purchased from a third-party lender in 1990 and recorded as a reduction to common equity. The note had been issued in connection with purchases of TXU Corp. common stock on the open market by the Thrift Plan trustee to satisfy future matching requirements under the Thrift Plan. At December 31, 2003, the Thrift Plan trustee held 3,868,756 shares of TXU Corp. common stock, valued at $23.72 per share, under the leveraged employee stock ownership provision of the Thrift Plan. These shares (LESOP Shares) are held by the trustee until allocated to Thrift Plan participants when required to meet TXU Corp.'s obligations under terms of the Thrift Plan. The Thrift Plan uses dividends on the LESOP Shares held and contributions from TXU Corp., if required, to repay interest and principal on the note. TXU Corp. contributed $25 million in 2003, recorded as a charge to earnings, to service the note. Allocations of LESOP Shares to participants' accounts increased common stock equity by $4 million in 2003, $8 million in 2002 and $9 million in 2001.

      At December 31, 2003, authorized but unissued common shares of TXU Corp. were reserved for issuance pursuant to the following;

      DRIP Plan.........................................    2,759,578
      Thrift Plan (including LESOP).....................    6,914,596
      TXU Corp. long-term incentive compensation plan...    6,768,437
      Equity-linked debt securities.....................   30,514,000
      Exchangeable subordinated membership interests....   57,146,340
      Other.............................................    1,026,781
                                                          -----------
           Total........................................  105,129,732
                                                          ===========

      During 2002, TXU Corp. issued a total of 46,800,000 shares in two separate public offerings and also issued 8,365,133 shares related to equity-linked debt.

      During 2001, TXU Corp. had two equity purchase agreements with separate financial institutions to purchase shares of TXU Corp.'s common stock. In April 2001, TXU Corp. purchased 1,252,500 shares of its common stock for $44 million under one of the equity purchase agreements. Following that purchase, TXU Corp. terminated both contracts without purchasing additional shares. Settlement of these agreements had no effect on earnings.

      Stock-based Compensation Plans -- Effective with the 1997 merger of ENSERCH Corporation (now TXU Gas) and TXU Corp., outstanding options for ENSERCH Corporation common stock were exchanged for options for 532,913 shares of TXU Corp.'s common stock. At December 31, 2003, 23,674 of these options remained outstanding and exercisable at prices ranging from $20.93 to $28.83 per share. No further options have been, or will be, granted under this plan.

      The Long-Term Incentive Compensation Plan is a comprehensive, stock-based incentive compensation plan, providing for discretionary awards (Awards) of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, bonus stock and other stock-based awards. The maximum number of shares of common stock for which Awards may be granted under the plan is 10,000,000, of which 6,654,266 shares remain authorized and available for award. During 2003, 2002, and 2001, the Board of Directors granted the award of shares of restricted common stock, which were issued subject to performance and vesting requirements over a two, three or five-year period as shown below. No stock options have been granted under this Plan.

      TXU Australia's Employee Share Plan, introduced in 2001, was available to Australia-based directors and employees of TXU Australia with at least three months of service at the beginning of each six-month offering period, starting on January 1 and July 1. Employees who elect to participate in this plan enroll and re-enroll for six-month offer periods, and purchase TXU Corp. common stock at a 15% discount from the TXU Corp. stock price, based on the lower of the fair market value on the first business day of the offering period or the fair market value on a nominated date just prior to final contributions for the relevant offering period. Participants may elect between a tax exempt option or a tax deferred option. At the end of each offering period, participants may elect to continue, change their contribution amounts or exit the plan. As of December 31, 2003, participants had been granted rights to purchase 28,892 shares of TXU Corp. common stock under the plan at a weighted average exercise price of $27.59. The plan was terminated in connection with the sale of the business.

      At May 19, 2003, participants rights under the TXU Europe Sharesave Plan to purchase TXU Corp. Common Stock expired, and all outstanding rights were terminated.

      The following table presents information about stock options and stock grants at December 31, 2003.

                                                                               TXU Long-term
                                                                                 Incentive
                                                           Stock Option       Compensation Plan
                                                               Plan              (Stock Grants)
                                                           --------------     ------------------

     Balance -- December 31, 2000..........................   199,370              648,700
          Granted..........................................        -               593,325
          Lapsed...........................................    (3,165)             (40,000)
          Exercised........................................  (116,755)             (32,667)
                                                             --------           ----------
     Balance -- December 31, 2001..........................    79,450            1,169,358
                                                             --------           ----------
          Granted..........................................         -            1,002,650
          Lapsed ..........................................   (52,105)            (277,950)
          Exercised........................................    (1,139)            (361,067)
                                                             --------           ----------
     Balance -- December 31, 2002..........................    26,206            1,532,991
                                                             --------           ----------
          Granted..........................................        -             1,900,600
          Lapsed ..........................................    (2,532)            (515,591)
          Exercised........................................         -              (37,167)
                                                              -------           ----------
     Balance -- December 31, 2003..........................    23,674            2,880,833
                                                              =======           ==========

     Exercisable/will vest -- 2004.........................     4,305              407,067
     Exercisable/will vest -- 2005.........................     2,343            1,311,566
     Exercisable/will vest -- 2006.........................    17,026            1,162,200
     Exercisable/will vest -- 2007.........................         -                   -
     Exercisable/will vest -- thereafter...................         -                   -

     Weighted average exercise price -- 2003
          Outstanding -- Beginning of year..................  $ 24.55                   -
          Granted...........................................  $     -                   -
          Lapsed ...........................................  $ 25.08                   -
          Exercised.........................................  $     -                   -
          Outstanding -- End of year........................  $ 24.50                   -

     Weighted average fair value of awards granted in:
          2001 .............................................. $     -           $   44.12
          2002 .............................................. $     -           $   49.46
          2003 .............................................. $     -           $   17.75

      Compensation expense related to restricted stock issued under the TXU Long-term Incentive Compensation Plan is measured based on the market price of the stock at the end of the performance period because the number of shares that will be distributed is not known at the date of grant. Compensation expense must be estimated and allocated over the performance period, beginning with the period in which it becomes probable that the performance requirements will be met. Changes in estimates are recorded prospectively. The TXU Long-term Incentive Compensation Plan increased compensation expense by $9 million in 2001 and by $27 million in 2003 and decreased compensation expense by $17 million in 2002. Had compensation expense for TXU Corp.'s stock options under the TXU Gas Stock Option Plan, granted to employees in 1992 through 1996, been determined based upon the fair value methodology prescribed under SFAS 123, TXU Corp.'s net income would not have been materially different.

      Preference Stock -- TXU Corp. has 3,000 shares of Series B preference stock outstanding. The preference stock has a dividend rate of 7.24% until June 15, 2005. The dividend rate for subsequent periods will be determined according to periodic auctions. The Series B preference stock has a liquidation preference of $100,000 per share. TXU Corp. may not redeem the shares before June 15, 2005. TXU Corp. is authorized to issue up to 50 million shares of preference stock in one or more series.

      Shareholders Rights Plan -- In February 1999, the Board of Directors adopted a shareholder rights plan pursuant to which shareholders were granted rights to purchase one one-hundredth of a share of Series A Preference Stock (Rights) for each share of TXU Corp.'s common stock held.

      In the event that any person acquires more than 15% of TXU Corp.'s outstanding common stock, in a transaction not approved by the board of directors, the Rights become exercisable, entitling each holder (other than the acquiring person or group) to purchase that number of shares of securities or other property of TXU Corp. having a market value equal to two times the exercise price of the Rights. If TXU Corp. were acquired in a merger or other business combination, each Right would entitle its holder to purchase a number of the acquiring company's common shares having a market value of two times the exercise price of the Right. In either case, TXU Corp.'s Board of Directors may choose to redeem the Rights before they become exercisable. TXU Corp.'s Board declared a dividend of one Right for each outstanding share of Common Stock. Rights were distributed to shareholders of record on March 1, 1999.

      Dividend Restrictions -- Under existing provisions of the TXU Preferred Securities (Preferred Securities), so long as any Preferred Securities of any series remain outstanding, TXU Corp. shall not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of TXU Corp.'s capital stock, or make any guarantee payments with respect to the foregoing (other than payments under the guarantee relating to such Preferred Securities) if at such time (a) TXU Corp. shall be in default with respect to its payment or other obligations under the guaranty relating to such Preferred Securities, (b) there shall have occurred, and be continuing, a payment default (whether before or after expiration of any grace period) or an Event of Default under the Preferred Securities, or (c) TXU Corp. shall have elected to extend any payment period as provided in the agreement and any such period, or any extension thereof, shall be continuing.

      In connection with the issuance of equity-linked debt securities in June 2002 and October 2001 (see Note 8), TXU Corp. is required to make contract adjustment payments to the holders of the equity-linked debt securities. TXU Corp. has the right to defer the contract adjustment payments, but any such election would subject TXU Corp. to restrictions on the payment of dividends on and redemption of outstanding shares of common stock. TXU Corp. has no plans to defer these contract adjustment payments.

      In addition, under borrowing arrangements, TXU Corp. is required to maintain a specified equity ratio, which is affected by dividend payments; however, no dividends are presently restricted.

      The mortgage of Electric Delivery restricts Electric Delivery's payment of dividends to the amount of its retained earnings. Certain other debt instruments and preferred securities of TXU Corp.'s subsidiaries contain provisions that restrict payment of dividends during any interest or distribution payment deferral period or while any payment default exists. At December 31, 2003, there were no restrictions on the payment of dividends under these provisions.

12.   INCOME TAXES

      The components of TXU Corp.'s provisions for income taxes for continuing operations are as follows:

                                                                                     Year Ended December 31,
                                                                                  -----------------------------
                                                                                   2003       2002        2001
                                                                                  ------     ------      ------
    Current:
     US Federal.........................................................            $279        $ 67       $315
     State..............................................................              11           7         41
     Non-US.............................................................               1           2         (5)
                                                                                    ----        ----       ----
       Total............................................................             291          76        351
                                                                                    ----        ----       ----
   Deferred:
     US Federal.........................................................             (16)         26       (109)
     State..............................................................              (1)          1         (3)
     Non-US.............................................................               -           -         (1)
                                                                                    ----        ----       ----
       Total............................................................             (17)         27       (113)
                                                                                    ----        ----       ----
   Investment tax credits...............................................             (22)        (26)       (23)
                                                                                    ----        ----       ----
       Total............................................................            $252        $ 77       $215
                                                                                    ====        ====       ====

      Reconciliation of income taxes computed at the US federal statutory rate to provision for income taxes:

                                                                                      Year Ended December 31,
                                                                                  --------------------------------
                                                                                   2003        2002         2001
                                                                                  ------      ------       ------
Income from continuing operations before income taxes, extraordinary loss and cumulative effect of changes in accounting principles:
   Domestic.............................................................            $821       $184         $767
   Non-US...............................................................             (3)         (2)         (19)
                                                                                   ----        ----         ----
       Total............................................................           $818        $182         $748
                                                                                   ====        ====         ====

Income taxes at the US federal statutory rate of 35%....................           $286        $ 64         $262

   Depletion allowance..................................................            (25)        (25)         (25)
   Amortization of investment tax credits...............................            (22)        (26)         (23)
   Investment tax credits - deferred tax................................              6           7            -
   Amortization (under regulatory accounting) of statutory rate changes.             (8)         (8)          (8)
   State income taxes, net of federal tax benefit.......................              6           5           25
   Nondeductible losses.................................................              -          53            -
   Other................................................................              9           7          (16)
                                                                                   ----        ----         ----
Provision for income taxes..............................................           $252        $ 77         $215
                                                                                   ====        ====         ====
Effective tax rate......................................................             31%         42%         29%

      TXU Corp. had net tax benefits from dividend deductions related to LESOP Shares (see Note 11) of $2.7 million and $3.8 million in 2002 and 2001, respectively, which were credited directly to retained earnings.

      Deferred income taxes provided for significant temporary differences based on tax laws in effect at December 31, 2003 and 2002, balance sheet dates are as follows:

                                                                         December 31,
                                             -----------------------------------------------------------------------
                                                            2003                                 2002
                                             ---------------------------------     ----------------------------------
                                              Total      Current     Noncurrent     Total     Current    Noncurrent
                                             ------     ---------   -----------     ------    -------   -----------
Deferred Tax Assets
   Unamortized investment tax credits...... $  164         $  -      $  164        $  173        $  -     $  173
   Impairment of assets....................    183           -          183           182          -         182
   Alternative minimum tax.................    613           -          613           624          -         624
   Retail clawback liability...............     61           -           61            65          -          65
   Employee benefit liabilities............    259           -          259           233          -         233
   Net operating loss (NOL) carryforwards..  1,516          15        1,501         1,631         15       1,616
   NOL valuation allowance................. (1,283)          -       (1,283)       (1,569)         -      (1,569)
   Nuclear asset retirement obligation.....    150           -          150             -          -           -
   Excess mitigation credit................      -           -            -            60          -          60
   State income taxes......................      7           -            7             4          -           4
   Other...................................    272          94          178           343         72         271
                                            ------        ----       ------        ------       ----      ------
     Total.................................  1,942         109        1,833         1,746         87       1,659
                                            ------        ----       ------        ------       ----      ------
Deferred Tax Liabilities
   Depreciation differences and
    capitalized construction costs.........  4,213           -        4,213         3,930          -       3,930
   Deductions related to TXU Europe........    409           -          409           275          -         275
   Regulatory assets.......................    616           -          616           615          -         615
   State income taxes......................     42           -           42            12          -          12
   Other...................................    327          15          312           308          -         308
                                            ------        ----       ------        ------       ----      ------
     Total.................................  5,607          15        5,592         5,140          -       5,140
                                            ------        ----       ------        ------      -----      ------
   Net Deferred Tax (Asset) Liability...... $3,665        $(94)      $3,759        $3,394      $ (87)     $3,481
                                            ======        ====       ======        ======      =====      ======


                                                                             December 31,
                                            --------------------------------------------------------------------------
                                                          2003                                   2002
                                            -----------------------------------  -------------------------------------
                                                Net        Net         Net            Net          Net         Net
                                             Current    Current      Noncurrent     Current     Current    Noncurrent
                                              Asset     Liability     Liability      Asset     Liability  Liability
                                           ----------  ----------   -----------    --------     ---------  ----------
Summary of Deferred Income Taxes
    US Federal........................        $ 94        $  -         $ 3,724       $  87       $  -     $ 3,473
    State.............................           -           -              35           -          -           8
                                              ----        ----         -------       -----       ----     -------
          Total.......................        $ 94        $  -         $ 3,759       $  87       $  -     $ 3,481
                                              ====        ====         =======       =====       ====     =======

      At December 31, 2003, TXU Corp. had $613 million of alternative minimum tax credit carryforwards (AMT) available to offset future tax payments. The alternative minimum tax credit carryforwards have no expiration date. At December 31, 2003, TXU Corp. has net operating loss (NOL) carryforwards for U.S. federal income tax purposes of $4.4 billion that expire as follows: $7 million in 2008, $11 million in 2009, $57 million in 2010, $129 million in 2011, $32 million in 2012, $3.9 billion in 2022 and $293 million in 2023. The NOL carryforwards can be used to offset future taxable income to TXU Corp. TXU Corp. fully expects to utilize all of its NOL carryforwards prior to their expiration date. TXU Corp. did not utilize any NOL carryforwards in 2003. An NOL valuation allowance of $1.6 billion was established in 2002 for the deduction related to the worthlessness of TXU Corp.'s investment in TXU Europe. (See Note 3 for additional information). In 2003, the NOL valuation allowance was adjusted downward to $1.3 billion as a result of the filing of the 2002 federal income tax return. At December 31, 2003, TXU Australia had $545 million of tax loss carryforwards that can be used to offset future taxable income in their respective jurisdictions. These tax loss carryforwards do not have expiration dates.

      The tax effects of the components included in accumulated other comprehensive income for the year ended December 31, 2003, was a net benefit of $57 million.

      TXU Corp.'s income tax returns are subject to examination by applicable tax authorities. The Internal Revenue Service is currently examining the tax years ended 1993 through 2002. In management's opinion, an adequate provision has been made for any future taxes that may be owed as a result of any examination. To the extent that unfavorable adjustments to income tax accounts of acquired businesses for periods prior to their acquisition are required as a result of an examination, the adjustment will be charged first to tax reserves and then to goodwill.

13.   RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

      TXU Corp. is the plan sponsor of, and a participating employer in, the TXU Retirement Plan, which provides benefits to most US employees based on years of service and average earnings. The TXU Retirement Plan (Retirement Plan), is a defined benefit pension plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code) and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Employees are eligible to participate in the Retirement Plan upon their completion of one year of service and the attainment of age 21. All benefits are funded by the participating employers. The Retirement Plan provides benefits to participants under one of two formulas: (i) a cash balance formula under which participants earn monthly contribution credits based on their compensation and a combination of their age and years of service, plus monthly interest credits, or (ii) a traditional defined benefit formula based on years of service and the average earnings of the three years of highest earnings.

      All eligible employees hired after January 1, 2002, will participate under the cash balance formula. Certain employees who, prior to January 1, 2002, participated under the traditional defined benefit formula, continue their participation under that formula. Under the cash balance formula, future increases in earnings will not apply to prior service costs. It is TXU Corp.'s policy to fund the plans on a current basis to the extent deductible under existing federal tax regulations. Such contributions, when made, are intended to provide not only for benefits attributed to service to date, but also those expected to be earned in the future.

      In addition, eligible employees of TXU Corp. may participate in a qualified savings plan, the Thrift Plan. This plan is a participant-directed defined contribution profit sharing plan qualified under Section 401(a) of the Code, and is subject to the provisions of ERISA. The Thrift Plan includes an employee stock ownership component. Under the terms of the Thrift Plan, as amended effective in 2002, employees who do not earn more than the IRS threshold compensation limit used to determine highly compensated employees may contribute, through pre-tax salary deferrals and/or after-tax payroll deductions, the maximum amount of their regular salary or wages permitted under law. Employees who earn more than such threshold may contribute from 1% to 16% of their regular salary or wages. Employer matching contributions are also made in an amount equal to 100% of the first 6% of employee contributions for employees who are covered under the cash balance formula of the Retirement Plan, and 75% of the first 6% of employee contributions for employees who are covered under the traditional defined benefit formula of the Retirement Plan. Employer matching contributions are invested in TXU Corp. common stock. TXU Corp.'s contributions to the Thrift Plan, including cash and TXU Corp. common stock, aggregated $29 million for 2003, $30 million for 2002, and $16 million for 2001.

         Minimum Pension Liability -- The minimum pension liability represents the difference between the excess of the accumulated benefit obligation over the plans' assets and the liability already recorded. This additional liability is recorded as a reduction to shareholders' equity, as a component of accumulated comprehensive income. Based on the actuarial information at year end 2003 and 2002, an adjustment to the minimum pension liability (all related to US plans) of approximately $54 million and $83 million, respectively, net of tax, was recorded. The recording of the liability did not affect TXU Corp.'s financial covenants in any of its credit agreements.

      Changes in Assumed Discount Rate -- During 2003, TXU Corp. revised the discount rate used to determine the actuarial benefit obligations to reflect current interest rates. The discount rate of its US plans declined to 6.25% from 6.75%. In selecting the assumed discount rate, TXU Corp. considered fixed income security yields for a AA rated portfolio as reported by Moody's. The revised discount rate applies to both the pension and other postretirement benefit plans.

                                                                                       Year Ended December 31,
                                                                                    ---------------------------
                                                                                      2003      2002       2001
                                                                                     ------    ------      -----
Assumptions used to determine net periodic benefit cost:
Discount rate..............................................................          6.25%      6.75%      7.50%
Expected return on pension plan assets.....................................          8.50%      8.50%      9.00%
Rate of compensation increase..............................................          3.95%      3.95%      4.30%

Assumptions used to determine benefit obligations at December 31:
Discount rate: ............................................................          6.25%      6.75%      7.50%
Rate of compensation increase..............................................          3.95%      3.95%      4.30%


      Defined Benefit Plans --Information regarding defined benefit pension plans, based on December 31 measurement dates, follows:

                                                                                       Year Ended December 31,
                                                                                    -----------------------------
                                                                                      2003      2002       2001
                                                                                     ------    ------     ------
Components of Net Pension Costs:
Service cost...............................................................        $  48     $  42       $  37
Interest cost..............................................................          126       124         118
Expected return on assets..................................................         (142)     (157)       (155)
Amortization of unrecognized net transition asset..........................           (1)       (1)          -
Amortization of unrecognized prior service cost............................            5         5           5
Amortization of net (gain) loss............................................            7        (7)         (18)
Recognized settlement loss.................................................            2         -            -
                                                                                   -----      ----        -----
   Net periodic pension cost...............................................        $  45      $  6        $ (13)
                                                                                   =====      ====        =====


                                                                                    December 31,
                                                                                 ------------------
                                                                                  2003        2002
                                                                                 ------      ------
Change in Pension Obligation:
Projected benefit obligation at beginning of year..........................      $ 1,935     $1,696
   Service cost............................................................           48         42
   Interest cost...........................................................          126        124
   Plan amendments.........................................................            -          6
   Actuarial loss..........................................................          157        153
   Benefits paid...........................................................          (93)       (86)
                                                                                 -------     ------
Projected benefit obligation at end of year................................      $ 2,173     $1,935
                                                                                 =======     ======

Accumulated  benefit obligation at end of year.............................       $1,943     $1,715

Change in Plan Assets:
Fair value of assets at beginning of year..................................       $1,529     $1,741
   Actual return on assets.................................................          341       (151)
   Employer contributions..................................................           37         23
   Benefits paid...........................................................          (88)       (84)
                                                                                 -------     ------
Fair value of assets at end of year........................................      $ 1,819     $1,529
                                                                                 =======     ======
Funded Status:
Projected pension benefit obligation.......................................      $(2,173)   $(1,935)
Fair value of assets.......................................................        1,819      1,529
Unrecognized net transition asset..........................................           (1)        (1)
Unrecognized prior service cost............................................           29         33
Unrecognized net (gain)/loss...............................................          280        331
                                                                                 -------    -------
Accrued pension cost.......................................................      $   (46)   $   (43)
                                                                                 =======    =======

Amounts Recognized in the Balance Sheet Consist of:
Accrued benefit liability..................................................        $(124)     $(195)
Intangible asset...........................................................           29         10
Accumulated other comprehensive loss.......................................           32         92
Accumulated deferred income taxes..........................................           17         50
                                                                                 -------    -------
   Net amount recognized...................................................      $   (46)   $   (43)
                                                                                 =======    =======

      At December 31, 2003 and 2002, the projected benefit obligations exceeded the fair value of plan assets for all pension plans.

Information for Pension Plans with an Accumulated Benefit Obligation in Excess of Plan Assets -

                                                                                     December 31,
                                                                                  ------------------
                                                                                   2003        2002
                                                                                  ------      ------
Projected benefit obligation...............................................        $(974)    $(1,935)
Accumulated benefit obligation.............................................         (881)     (1,715)
Fair value of plan assets..................................................          717       1,529

      Asset Allocations - The weighted-average asset allocations of pension plans at December 31, 2003 and 2002, by asset category are as follows:

                                               Allocation of Plan Assets     Target       Expected
                                               --------------------------   Allocation    Long-term
                Asset Type                       2003             2002        Ranges       Returns
----------------------------------------      ---------         ---------  -----------   ---------
US equity...............................        52.3%              50.7%     40%-75%        9.3%
International equity...................         13.1%              11.7%      5%-20%        9.5%
Fixed income............................        31.2%              36.6%     15%-50%        6.7%
Real estate.............................         3.4%               1.0%      0%-10%        7.5%
                                               -----              -----                    ----
                                               100.0%             100.0%                   8.50%
                                               =====              =====                    ====

      Expected Long-term Rate of Return on Assets Assumption - TXU Corp. considered both historical returns and future expectations for returns of various asset classes in its determination of the expected long-term rate of return assumption. A key expectation is that current interest rates will move towards an equilibrium interest rate that produces a 6% yield on intermediate government bonds. Expected returns for other asset classes are based on incremental returns over such expected government bond yield. The expected return for each asset class is then weighted based on the target asset allocation to develop the expected long-term rate of return assumption for the portfolio.

      Investment Strategy - The investment objective is to provide a competitive return on the assets in each plan, while at the same time preserving the value of those assets. The strategy is to invest a third of the assets in fixed income and two thirds in equity, while maintaining sufficient cash to pay benefits and expenses.

      The fixed income assets are diversified by sector and security, are intermediate in duration, and maintain an average quality rating of at least "A" (as determined by a major ratings agency such as Moody's). The allocation to fixed income assets also includes an allocation to core, income producing real estate through private, unlevered real estate investment trusts. The equity assets are diversified by size, style and location with a conservative bias toward value securities.

      Contributions in 2004 -- Estimated funding in 2004 is $60 million for the pension plan and $55 million for the other postretirement benefits plan.

      Postretirement Benefits Other Than Pensions -- In addition to the Retirement Plan and the Thrift Plan, TXU Corp. offers health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree's age and years of service.


                                                                                        Year Ended December 31,
                                                                                     -----------------------------
                                                                                       2003      2002       2001
                                                                                      -----     ------     ------
Assumptions used to determine net periodic benefit cost:
Discount rate.......................................................                 6.25%        6.75%      7.50%
Expected return on plan assets......................................                 8.01%        8.26%      8.34%
Components of Net Periodic Postretirement Benefit Costs:
Service cost........................................................                   $18          $12       $20
Interest cost.......................................................                    63           63        52
Expected return on assets...........................................                   (15)         (16)      (16)
Amortization of unrecognized net transition obligation..............                     4            8         9
Amortization of unrecognized prior service cost.....................                     1            6         2
Amortization of net loss............................................                    29           11         1
                                                                                      ----         ----      ----
     Net postretirement benefit cost................................                  $100          $84       $68
                                                                                      ====         ====      ====

                                                                                       December 31,
                                                                                     -------------------
                                                                                      2003        2002
                                                                                     ------      -------
Assumptions used to determine benefit obligations at December 31:
Discount rate.......................................................                  6.25%        6.75%

Change in Postretirement Benefit Obligation:
Benefit obligation at beginning of year.............................               $ 1,156      $   914
    Service cost....................................................                    18           12
    Interest cost...................................................                    63           63
    Participant contributions.......................................                    11            8
    Plan amendments.................................................                  (270)           -
    Actuarial loss..................................................                    88          218
    Benefits paid...................................................                   (64)         (59)
                                                                                   -------      -------
Benefit obligation at end of year...................................               $ 1,002      $ 1,156
                                                                                   =======      =======

Change in Plan Assets:
Fair value of assets at beginning of year...........................                  $174         $190
    Actual return on assets.........................................                    29          (14)
    Employer contributions..........................................                    54           47
    Participant contributions.......................................                     9            7
    Benefits paid...................................................                   (60)         (56)
                                                                                   -------      -------
Fair value of assets at end of year.................................                  $206         $174
                                                                                   =======      =======
Funded Status:
Benefit obligation..................................................               $(1,002)     $(1,156)
Fair value of assets................................................                   206          174
Unrecognized transition obligation..................................                    17           81
Unrecognized prior service cost.....................................                  (166)          45
Unrecognized net loss...............................................                   549          505
                                                                                   -------      -------
Accrued postretirement benefit cost.................................               $  (396)     $  (351)
                                                                                   =======      =======

      The expected increase in costs of future benefits covered by the postretirement benefit plans is projected using a health care cost trend rate for pre-65 liabilities of 10% for 2004, decreasing by 1% each year until the ultimate rate of 5% is reached in 2009. For post-65 liabilities, the rate is 11% for 2004, decreasing by 1% each year until the ultimate rate of 5% is reached in 2010. A one percentage point increase in the assumed health care cost trend rate in each future year would increase the accumulated postretirement benefit obligation at December 31, 2003, by approximately $119 million and other postretirement benefits cost for 2003 by approximately $12 million. A one percentage point decrease in the assumed health care cost trend rate would decrease the accumulated postretirement benefit obligation at December 31, 2003, by approximately $98 million and other postretirement benefits cost for 2003 by approximately $10 million.

      The accumulated postretirement benefit obligations and fair value of plan assets for the postretirement benefit plans other than pensions with benefit obligations in excess of plan assets were $1.0 billion and $206 million, respectively, as of December 31, 2003, and $1.2 billion and $174 million, respectively, as of December 31, 2002. Amounts recognized in the balance sheet consist of accrued postretirement benefit liabilities of $396 million and $351 million as of December 31, 2003 and 2002, respectively.

         TXU Corp.'s other postretirement benefit plan weighted average asset allocations at December 31, 2003 and 2002, by asset category are as follows:

                                                   Allocation of Plan Assets
                                                  --------------------------
                    Asset Type                          2003         2002
-----------------------------------------------        -----        -----

     US equity...............................           57.9%     55.9%
     International equity...................             5.5%     5.0%
     Fixed income............................           35.2%     38.7%
     Real estate.............................            1.4%      0.4%
                                                       -----     -----
                                                       100.0%    100.0%
                                                       =====     =====


                                   Expected Long-term
                 Plan                   Returns
--------------------------------   ------------------

            401(h) accounts                8.5%

          Life Insurance VEBA              8.5%

               Union VEBA                  8.5%

             Non-Union VEBA                5.5%

     Insurance Continuation Reserve        6.0%
                                           ----
                                           8.01%

      Investment strategy and the basis used to determine the expected long-term return on assets for postretirement benefit plans is similar to that discussed above for the pension plans.

      Medicare Act --TXU Corp. elected to immediately reflect the financial impact of the recently enacted Medicare reform legislation in the accounting for other postretirement benefit costs, resulting in a $1.9 million reduction in expense in 2003 and a reduction in the accumulated postretirement benefit obligation of $142 million in accordance with FSP 106-1. The impact of the Medicare Act on the 2003 net periodic postretirement benefit cost assumed that TXU Corp. is eligible for and elects to receive the 28% federal subsidy each year beginning in 2006. No changes in future rates of participation in the TXU Corp. prescription drug plan as a result of the Medicare Act were assumed. The resulting reduction in accumulated postretirement benefit obligation was recognized on an amortized basis in annual expense as a negative prior service cost. In addition, the assumed claims costs for Medicare-eligible retiree claims decreased $539 per person from $3,335 per person to $2,796 per person and for Medicare-eligible spouse claims costs decreased $441 per person from $2,762 per person to $2,321 per person (presented in whole dollar amounts rather than millions). Regulatory guidance on the Medicare Act, such as how to determine whether the employer's prescription drug coverage is actuarially equivalent to Medicare Part D, and accounting guidance as to whether the federal subsidy will be treated as a cash credit that is recognized when received or as an offset to future liabilities that is recognized as a reduction in the benefit obligation, have not been issued and future guidance could change the accounting recognition.

      Information related to Discontinued Operations Disposed of in 2004 -- All data presented above includes TXU Gas as TXU Corp. has retained the obligations related to retirees and vested active employees of TXU Gas. Periodic pension and postretirement costs totaled $18 million for 2003, $14 million for 2002 and $10 million for 2001. Contributions were $20 million, $18 million and $14 million in 2003, 2002 and 2001, respectively. The amounts provided represent allocations of the TXU Corp. Retirement Plan to TXU Gas. As of December 31, 2003, a minimum pension liability of $6 million ($4 million after-tax) had been allocated to TXU Gas.

      All data presented above excludes TXU Australia as TXU Corp. has not retained any obligations related to the business. TXU Australia sponsored various defined benefit and defined contribution pension plans covering the majority of its employees. Periodic pension costs totaled $4 million in 2003 and $2 million in both 2002 and 2001. At December 31, 2003, the projected benefit obligation was $119 million and the fair value of the plan assets was $102 million. TXU Australia's contributions to its defined contribution plans were $1.7 million in 2003 and $1.3 million in both 2002 and 2001. Australia had no other postretirement benefit plans.

14.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts and related estimated fair values of TXU Corp.'s significant financial instruments were as follows:

                                                                          December 31, 2003      December 31, 2002
                                                                         ------------------    -------------------
                                                                         Carrying     Fair      Carrying      Fair
                                                                          Amount      Value      Amount      Value
                                                                         ---------  --------   ----------   -------
 On balance sheet assets (liabilities):
   Long-term debt (including current maturities) (a)(c)...........      $(11,273)   $(12,505)  $(10,374)    $(9,724)
   Long-term debt held by subsidiary trusts.......................          (546)       (554)      (546)       (524)
   Exchangeable preferred membership interests of subsidiary,
     net of discount(b)...........................................          (646)     (1,580)      (639)       (750)
   Preferred stock of subsidiary subject to mandatory redemption..             -           -        (21)        (15)
   LESOP note receivable (see Note 11)............................           235         280        241         294

Off balance sheet assets (liabilities):
   Financial guarantees...........................................            (2)        (10)        -          (33)

----------
      (a) Excludes capital leases.
      (b) Exchanged for preferred membership interest in 2003. Amount presented is net of discount.
      (c) Includes stock purchase contracts related to equity-linked debt.

      In accordance with SFAS 133, financial instruments that are derivatives are recorded on the balance sheet at fair value.

      The fair values of on balance sheet instruments are estimated at the lesser of either the call price or the market value as determined by quoted market prices, where available, or, where not available, at the present value of future cash flows discounted at rates consistent with comparable maturities with similar credit risk.

      The fair values of each financial guarantee is based on the difference between the credit spread of the entity responsible for the underlying obligation and a financial counterparty applied, on a net present value basis, to the notional amount of the guarantee.

      The carrying amounts for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments. The fair values of other financial instruments for which carrying amounts and fair values have not been presented are not materially different than their related carrying amounts.

15.   DERIVATIVE FINANCIAL INSTRUMENTS

      For derivative instruments designated as cash flow hedges, TXU Corp. recognized a net unrealized ineffectiveness gain of $6 million ($4 million after-tax) in 2003 and a net loss of $41 million ($27 million after-tax) in 2002. The ineffectiveness gains and losses in 2003 and 2002 related to commodity hedges and were reported as a component of revenues. In 2001, TXU Corp. experienced net hedge ineffectiveness of $4 million ($3 million after-tax), recorded as $1 million in interest expense and a $5 million ($3 million after-tax) increase in revenues.

      The net effect of unrealized mark-to-market ineffectiveness accounting, which includes the above amounts as well as the effect of reversing unrealized gains and losses recorded in previous periods to offset realized gains and losses in the current period, totaled $36 million in net gains in 2003 and $41 million in net losses in 2002.

      The maximum length of time TXU Corp. hedges its exposure to the variability of future cash flows for forecasted energy-related transactions is approximately four years.

      In 2002, TXU Corp. entered into certain cash flow hedges related to future forecasted interest payments. These hedges were terminated later in 2002, and $133 million ($86 million after-tax) was recorded as a charge to other comprehensive income. These losses are being amortized to earnings over a period of up to thirty years, as the forecasted transactions remain probable of occurring.

      Cash flow hedge amounts reported in accumulated other comprehensive income will be recognized in earnings as the related forecasted transactions are settled or are deemed to be no longer probable of occurring. No amounts were reclassified into earnings in 2003, 2002, or 2001 as a result of the discontinuance of cash flow hedges because of the probability a hedged forecasted transaction would not occur.

      As of December 31, 2003, TXU Corp. expects that $84 million ($55 million after-tax) in other comprehensive loss will be recognized in earnings over the next twelve months, including $9 million ($6 million after tax) related to TXU Australia. This amount represents the projected value of the hedges over the next twelve months relative to what would be recorded if the hedge transactions had not been entered into. The amount expected to be reclassified is not a forecasted loss incremental to normal operations, but rather it demonstrates the extent to which volatility in earnings (which would otherwise exist) is mitigated through the use of cash flow hedges. The following table summarizes balances currently recognized in accumulated other comprehensive gain/(loss):

                                                                            Accumulated
                                                                  Other Comprehensive Gain/ (Loss)
                                                                          at December 31, 2003
                                                                  --------------------------------
                                                                   Energy-related All other Total
                                                                   -------------- --------- -----
          Dedesignated hedges (amounts fixed).................     $   (30)   $   (95)   $  (125)
          Hedges subject to market price fluctuations.........         (17)         7        (10)
                                                                   -------    -------    -------
               Total..........................................     $   (47)   $   (88)   $  (135)
                                                                   =======    =======    =======

      The table above includes TXU Australia losses of $6 million for energy-related hedges subject to market price fluctuations and $14 million of gains for other hedges subject to market price fluctuations.

16.   TEXAS ELECTRIC INDUSTRY RESTRUCTURING

Restructuring Legislation

      As a result of the 1999 Restructuring Legislation, on January 1, 2002, TXU Corp. disaggregated (unbundled) its Texas electric utility business into a power generation company, a retail electric provider (REP) and a transmission and distribution (electricity delivery) utility. Unbundled electricity delivery utilities within ERCOT, such as Electric Delivery, remain regulated by the Commission.

      Effective January 1, 2002, REPs affiliated with electricity delivery utilities are required to charge "price-to-beat" rates established by the Commission to residential and small business customers located in their historical service territories. Energy, as a REP affiliated with an electricity delivery utility, may not charge prices to customers in either of those classes in the historical service territory that are different from the price-to-beat rate, adjusted for fuel factor changes, until the earlier of January 1, 2005 or the date on which 40% of the electricity consumed by customers in a class is supplied by competing REPs. Thereafter, Energy may offer rates different from the price-to-beat rate to customers in that class, but it must also continue to make the price-to-beat rate available for residential and small business customers until January 1, 2007. Twice a year, Energy may request that the Commission adjust the fuel factor component of the price-to-beat rate up or down based on changes in the market price of natural gas. In March and August of 2003, the Commission approved price-to-beat rate increases requested by Energy.

     In December 2003, the Commission found that Energy had met the 40% requirement to be allowed to offer alternatives to the price-to-beat rate for small business customers in the historical service territory.

      Also, effective January 1, 2002, power generation companies affiliated with electricity delivery utilities may charge unregulated prices in connection with ERCOT wholesale power transactions.

Regulatory Settlement Plan

      On December 31, 2001, US Holdings filed a Settlement Plan with the Commission. It resolved all major pending issues related to US Holdings' transition to competition pursuant to the 1999 Restructuring Legislation. The Settlement Plan does not remove regulatory oversight of Electric Delivery's business nor does it eliminate Energy's price-to-beat rates and related fuel adjustments. The Settlement Plan became final and non-appealable in January 2003.

      The major elements of the Settlement Plan are:

      Excess Mitigation Credit -- Over the two-year period ended December 31, 2003, Electric Delivery implemented a stranded cost excess mitigation credit in the amount of $389 million (originally estimated to be $350 million), plus $26 million in interest, applied as a reduction to delivery rates charged to all REPs, including Energy. The credit was funded by Energy in the form of a note payable to Electric Delivery.

      Regulatory Asset Securitization -- US Holdings received a financing order authorizing the issuance of securitization bonds in the aggregate principal amount of up to $1.3 billion to recover regulatory asset stranded costs and other qualified costs. Accordingly, Electric Delivery Transition Bond Company LLC, a bankruptcy remote financing subsidiary of Electric Delivery, issued an initial $500 million of securitization bonds in 2003, with terms of up to 12 years, (see Note 8) and is expected to issue approximately $790 million in the first half of 2004. The principal and interest payments of the bonds are recoverable through a delivery fee surcharge (transition charge) to all REPs, including Energy.

      Retail Clawback Credit -- The Settlement Plan provides that a retail clawback credit will be implemented unless 40% of the electricity consumed by residential and small business customers in the historical service territory is supplied by competing REPs after the first two years of competition. This threshold was reached for small business customers, as discussed above, but not for residential customers. The amount of the credit is equal to the number of residential customers retained by Energy in the historical service territory as of January 1, 2004, less the number of new customers Energy has added outside of the historical service territory as of January 1, 2004, multiplied by $90. The credit, which will be funded by Energy, will be applied to delivery fees charged by Electric Delivery to REPs, including Energy, over a two-year period beginning January 1, 2004. In 2002, Energy recorded a charge to cost of energy sold of $185 million ($120 million after-tax) to accrue an estimated retail clawback liability. In 2003, Energy reduced the liability to $173 million, with a credit to earnings of $12 million ($8 million after-tax) to reflect the calculation of the estimated liability applicable only to residential customers in accordance with the Settlement Plan. As the amount of the credit will be based on numbers of customers over the related two-year period, the liability is subject to further adjustments.

      Stranded Costs and Fuel Cost Recovery -- Energy's stranded costs, not including regulatory assets, are fixed at zero. US Holdings will not seek to recover its unrecovered fuel costs which existed at December 31, 2001. Also, it will not conduct a final fuel cost reconciliation, which would have covered the period from July 1998 until the beginning of competition in January 2002.

       See Note 4 for a discussion of extraordinary charges recorded in 2002 and 2001 in connection with the Settlement Plan.

17.   INVESTMENT IN TELECOMMUNICATIONS BUSINESS

      In August 2000, TXU Corp. entered into a transaction whereby it contributed its then wholly-owned telecommunications business, TXU Communications Ventures Company (TXU Communications), to a newly-formed holding company (Pinnacle). In exchange for the business, TXU Corp. received $600 million in cash and a 50% interest in Pinnacle. In connection with the transaction, Pinnacle issued $810 million of 8.83% senior secured notes due August 15, 2004. The notes are secured by all of Pinnacle's assets, including its shares of TXU Communications. The proceeds from the note issuances (net of transaction costs), combined with $150 million received from the joint venture partner, an unaffiliated business trust, funded the cash distribution to TXU Corp. and a $336 million distribution to a consolidated trust. The trust's assets, including principal and related interest earned, are used to pay interest on the senior secured notes and, until May 2003, distributions to the joint venture partner. The trust's assets consist of TXU Corp. debt securities with a principal amount of $91 million at December 31, 2003. The debt securities issued to the trust are reflected in long-term debt (see Note 8). Interest expense on the note payable totaled $9 million and $15 million for 2003 and 2002, respectively. During 2003, TXU Corp. funded Pinnacle's repurchase of $250 million of the senior secured notes, leaving $560 million outstanding at December 31, 2003.

      As discussed in Note 3, in 2003 TXU Corp. acquired the joint venture partner's interest and finalized a plan to sell TXU Communications. Based on a sales agreement entered into in January 2004, the business is expected to be sold in the first half of 2004 for $527 million.

      Pinnacle's results since March 1, 2003 are consolidated and reported in discontinued operations (see Note 3). Results for 2003 prior to its consolidation were a loss of $17 million, reported in other deductions in the statement of income. For the years ended December 31, 2002 and 2001, Pinnacle reported revenues of $215 million and $202 million, respectively, and incurred net losses of $180 million and $106 million, respectively, due largely to impairments of goodwill and other long-lived assets in 2002 of $75 million after-tax, interest expense on the senior secured notes and distributions to the joint venture partner. TXU Corp. recorded its equity in Pinnacle's losses for the years ended December 31, 2002 and 2001, of $104 million and $53 million, respectively, which is reported in other deductions.

      As a result of the impairments of goodwill and long-lived assets recorded by the joint venture in 2002, TXU Corp. evaluated its potential obligations related to the partnership arrangement. TXU Corp. determined that it was probable, in light of the decline in value of the business, that an economic loss had occurred, and accordingly recorded a charge of $150 million (without tax benefit) in 2002, reported in other deductions.

      At December 31, 2002, TXU Corp.'s investment in Pinnacle was negative $392 million, classified in noncurrent liabilities and other deferred credits in the balance sheet, which included the effect of the $150 million charge. The $392 million represented TXU Corp.'s potential obligation under the partnership agreement, including retirement of the $810 million in debt and amounts due the partner, net of estimated value realizable from the business.

      Contingencies Related to Pinnacle - In connection with the Pinnacle debt transaction, TXU Corp. issued 810,000 shares of Mandatorily Convertible Single Reset Preference Stock, Series C (Series C Preference Stock) to Pinnacle One Share Trust, a consolidated trust (Share Trust). The Series C Preference Stock is convertible into common stock of TXU Corp. in the event of:

        a)    a default by Pinnacle in connection with its senior secured notes,
        b) a decline in the market price of TXU Corp. common stock below $21.93 per share for ten consecutive trading days (the market price has declined below this price) coupled with a decline in the credit rating for TXU Corp.'s unsecured, senior long-term obligations to or below BB by S&P or Fitch Ratings (Fitch) or Ba2 by Moody's, or
       c) Pinnacle's inability to raise sufficient cash to repay its senior secured notes 120 days prior to maturity (August 2004) through the sale of its shares of TXU Communications or the sale of assets of TXU Communications.

      TXU Corp. would be required to sell equity, use available liquidity or otherwise raise proceeds sufficient to repay Pinnacle's senior secured notes. If TXU Corp. did not have available liquidity or raise sufficient proceeds, the Share Trust could be required to sell some or all of the Series C Preference Stock. The dividend rate and conversion price of the Series C Preference Stock would be reset at the time of sale to generate proceeds sufficient to redeem the senior secured notes. The market price of TXU common stock at the time of sale of the Series C Preference Stock would determine the dilutive impact to common stockholders. TXU Corp. expects that it will have sufficient liquidity, largely represented by the proceeds from the anticipated sale of TXU Communications, to satisfy its contingent obligations to repay Pinnacle's debt.

18.   COMMITMENTS AND OTHER CONTINGENCIES

      Request from CFTC -- In October 2003, TXU Corp. received an informal request for information from the US Commodity Futures Trading Commission (CFTC) seeking voluntary production of information concerning disclosure of price and volume information furnished by TXU Portfolio Management Company LP to energy industry publications. The request seeks information for the period from January 1, 1999 to the present. TXU Corp. has cooperated with the CFTC, and is in the process of completing its response to such information request. TXU Corp. believes that TXU Portfolio Management Company LP has not engaged in any reporting of price or volume information that would in any way justify any action by the CFTC.

      Clean Air Act -- The Federal Clean Air Act, as amended (Clean Air Act) includes provisions which, among other things, place limits on SO2 and NOx emissions produced by electricity generation plants. Energy's capital requirements have not been significantly affected by the requirements of the Clean Air Act. In addition, all permits required for the air pollution control provisions of the 1999 Restructuring Legislation have been applied for and Energy has initiated a construction program to install control equipment to achieve the required reductions.

     TXU Australia Environmental Liabilities -- Through past acquisitions, TXU Australia held certain contaminated properties. Liabilities totalling $10 million had been recorded for estimated costs of land reclamation and site restoration at these properties. TXU Australia had also recorded a $7 million liability for land remediation costs for its Torrens Island plant. TXU Corp. has not retained any such obligations in connection with the sale of the business.

     Power Purchase Contracts -- Certain contracts to purchase electricity provide for capacity payments to ensure availability and provide for adjustments based on the actual power taken under the contracts. Capacity payments paid under these contracts for the years ended December 31, 2003, 2002 and 2001 were $230 million, $296 million and $196 million, respectively.

      Expected future capacity payments under existing agreements are estimated as follows:

                2004...............................................  $238
                2005...............................................   162
                2006...............................................   117
                2007...............................................    18
                2008...............................................     -
                Thereafter.........................................     -
                                                                     ----
                      Total capacity payments......................  $535
                                                                     ====

       Gas Contracts -- TXU Australia and TXU Gas acquired gas under various types of long-term and short-term contracts in order to assure reliable supply to, and to help meet expected generation and customer needs. Some of these contracts required minimum purchases ("take-or-pay") of gas under which the buyer agrees to pay for a minimum quantity of gas in a year. At December 31, 2003, TXU Australia and TXU Gas had minimum commitments under long-term gas purchase contracts totaling $2,955 million and $658 million, respectively.

      TXU Corp. also enters into contracts for gas storage and transportation in order to ensure reliable supply to its generation plants and meet wholesale customer needs. At December 31, 2003, TXU Corp. had commitments for pipeline transportation and storage reservation fees as shown in the table below:

                2004....................................................   $24
                2005....................................................    7
                2006....................................................    6
                2007....................................................    4
                2008....................................................    1
                Thereafter..............................................    6
                                                                          ---
                      Total pipeline transportation and storage
                       reservation fees.................................  $48
                                                                          ===

      The total pipeline transportation and storage reservation fees exclude $441 million in minimum contractual commitments related to the TXU Australia business.

      Coal Contracts -- TXU Corp. has coal purchase agreements and coal transportation agreements. Commitments under these contracts for the next five years and thereafter are as follows:

                2004...................................................  $78
                2005...................................................   23
                2006...................................................   18
                2007...................................................    -
                2008...................................................    -
                Thereafter.............................................    -
                                                                        ----
                     Total ............................................ $119
                                                                        ====

      Leases -- TXU Corp. has entered into operating leases covering various facilities and properties including generation plant facilities, combustion turbines, transportation equipment, mining equipment, data processing equipment and office space. Certain of these leases contain renewal and purchase options and residual value guarantees. Lease costs charged to operating expense totaled $215 million, $222 million and $171 million for 2003, 2002 and 2001, respectively.

      As of December 31, 2003, future minimum lease payments under both capital leases and operating leases (with initial or remaining noncancelable lease terms in excess of one year) were as follows:

                                                      Capital   Operating
                                                      Leases     Leases
Year                                                 --------   ---------
2004..................................................    2       $ 91
2005..................................................    2         91
2006..................................................    3         79
2007..................................................    3         80
2008..................................................    2         77
Thereafter............................................    5        497
                                                       ----      -----
     Total future minimum lease payments..............   17      $ 915
Less amounts representing interest....................    2      =====
                                                       ----
Present value of future minimum lease payments........   15
Less current portion..................................    2
                                                       -----
Long-term capital lease obligation.................... $ 13
                                                       ====
      The above table excludes $1 million and $43 million of future minimum lease payments under operating leases related to TXU Gas and TXU Australia, respectively.

      Guarantees -- TXU Corp. has entered into contracts that contain guarantees to outside parties that could require performance or payment under certain conditions. These guarantees have been grouped based on similar characteristics and are described in detail below.

      Project development guarantees -- In 1990, US Holdings repurchased an electric co-op's minority ownership interest in the Comanche Peak nuclear generation plant and assumed the co-op's indebtedness to the US government for the facilities. US Holdings is making principal and interest payments to the co-op in an amount sufficient for the co-op to make payments on its indebtedness. US Holdings guaranteed the co-op's payments, and in the event that the co-op fails to make its payments on the indebtedness, the US government would assume the co-op's rights under the agreement, and such payments would then be owed directly by US Holdings. At December 31, 2003, the balance of the indebtedness was $136 million with maturities of principal and interest extending to December 2021. The indebtedness is secured by a lien on the purchased facilities.

      Residual value guarantees in operating leases -- TXU Corp. is the lessee under various operating leases, entered into prior to January 1, 2003 that obligate it to guarantee the residual values of the leased facilities. At December 31, 2003, the aggregate maximum amount of residual values guaranteed was approximately $286 million with an estimated residual recovery of approximately $172 million. The average life of the lease portfolio is approximately six years.

      Shared saving guarantees -- As part of the operations of the strategic retail services business, which Energy intends to sell, Energy has guaranteed that certain customers will realize specified annual savings resulting from energy management services it has provided. In aggregate, the average annual savings have exceeded the annual savings guaranteed. The maximum potential annual payout is approximately $8 million and the maximum total potential payout is approximately $56 million. The fair value of guarantees issued during the year ended December 31, 2003 was $1.8 million with a maximum potential payout of $42 million. The average remaining life of the portfolio is approximately nine years. These guarantees will be transferred or eliminated as part of expected transactions for the sale of strategic retail services operations.

      Letters of credit -- TXU Corp. has entered into various agreements that require letters of credit for financial assurance purposes. Approximately $403 million of letters of credit were outstanding at December 31, 2003 to support existing floating rate pollution control revenue bond debt of approximately $395 million. The letters of credit are available to fund the payment of such debt obligations. These letters of credit have expiration dates in 2008.

      Energy has outstanding letters of credit in the amount of $37 million to support hedging and risk management margin requirements in the normal course of business. As of December 31, 2003, approximately 82% of the obligations supported by these letters of credit mature within one year, and substantially all of the remainder mature in the next six years.

      At December 31, 2003, TXU Corp. had an outstanding letter of credit in the amount of $19 million as support for a subordinated loan to the SEA Gas joint venture pipeline project in Australia. The letter of credit was cancelled in connection with the sale of TXU Australia.

      At December 31, 2003, TXU Australia's outstanding letters of credit totaled approximately $100 million, of which $86 million allowed for participation in the electricity and gas spot markets and $14 million provided credit support primarily for the shipping of gas.

      Surety bonds -- TXU Corp. has outstanding surety bonds of approximately $55 million to support performance under various subsidiary contracts and legal obligations in the normal course of business. The term of the surety bond obligations is approximately one year. In addition, a $35 million bond has been filed with the RRC in connection with the state-wide TXU Gas rate case, which is pending approval by the RRC.

      Other -- US Holdings has entered into contracts with public agencies to purchase cooling water for use in the generation of electric energy and has agreed, in effect, to guarantee the principal, $12 million at December 31, 2003, and interest on bonds issued by the agencies to finance the reservoirs from which the water is supplied. The bonds mature at various dates through 2011 and have interest rates ranging from 5.50% to 7%. US Holdings is required to make periodic payments equal to such principal and interest, including amounts assumed by a third party and reimbursed to US Holdings. In addition, US Holdings is obligated to pay certain variable costs of operating and maintaining the reservoirs. US Holdings has assigned to a municipality all its contract rights and obligations in connection with $8 million remaining principal amount of bonds at December 31, 2003, issued for similar purposes, which had previously been guaranteed by US Holdings. US Holdings is, however, contingently liable in the event of default by the municipality.

      In 1992, a discontinued engineering and construction business of TXU Gas completed construction of a plant, the performance of which is warranted by TXU Gas through 2008. The maximum contingent liability under the guarantee is approximately $103 million. No claims have been asserted under the guarantee and none are anticipated. This guarantee was not assumed by Atmos Energy Corporation.

      Income Tax Contingencies -- On its US federal income tax return for calendar year 2002, TXU Corp. claimed a deduction related to the worthlessness of TXU Corp.'s investment in TXU Europe, the tax benefit of which is estimated to be $983 million (assuming the deduction is sustained on audit). While TXU Corp. believes that its tax reporting for the TXU Europe write-off was proper, there is a risk that the IRS could challenge TXU Corp.'s position regarding this deduction. Accordingly, TXU Corp. has not recognized in book income any tax benefit for the TXU Europe deduction. In the first quarter of 2003, TXU Corp. received a cash refund of $527 million related to the deduction, which may be repaid in the future, with interest, should TXU Corp. not prevail in its position. This issue is currently under examination by the IRS. At this time, it is uncertain whether the IRS will challenge TXU Corp.'s position. (Also see Note 3.)

       Nuclear Insurance -- With regard to liability coverage, the Price-Anderson Act (Act) provides financial protection for the public in the event of a significant nuclear power plant incident. The Act sets the statutory limit of public liability for a single nuclear incident at $10.6 billion currently and requires nuclear power plant operators to provide financial protection for this amount. The Act is being considered by the United States Congress for modification and extension. The terms of a modification, if any, are not presently known and therefore TXU Corp. is unable, at this time, to determine any impact it may have on nuclear liability coverage. As required, TXU Corp. provides this financial protection for a nuclear incident at Comanche Peak resulting in public bodily injury and property damage through a combination of private insurance and industry-wide retrospective payment plans. As the first layer of financial protection, TXU Corp. has $300 million of liability insurance from American Nuclear Insurers (ANI), which provides such insurance on behalf of a major stock insurance company pool, Nuclear Energy Liability Insurance Association. The second layer of financial protection is provided under an industry-wide retrospective payment program called Secondary Financial Protection (SFP).

      Under the SFP, each operating licensed reactor in the US is subject to an assessment of up to $100.6 million, subject to increases for inflation every five years, in the event of a nuclear incident at any nuclear plant in the US. Assessments are limited to $10 million per operating licensed reactor per year per incident. All assessments under the SFP are subject to a 3% insurance premium tax, which is not included in the above amounts.

      With respect to nuclear decontamination and property damage insurance, NRC regulations require that nuclear plant license-holders maintain not less than $1.1 billion of such insurance and require the proceeds thereof to be used to place a plant in a safe and stable condition, to decontaminate it pursuant to a plan submitted to and approved by the NRC before the proceeds can be used for plant repair or restoration or to provide for premature decommissioning. TXU Corp. maintains nuclear decontamination and property damage insurance for Comanche Peak in the amount of $3.4 billion, above which TXU Corp. is self-insured. The primary layer of coverage of $500 million is provided by Nuclear Electric Insurance Limited (NEIL), a nuclear electric utility industry mutual insurance company. The remaining coverage includes premature decommissioning coverage and is provided by NEIL in the amount of $2.25 billion and $610 million from other insurance markets and foreign nuclear insurance pools. TXU Corp. is subject to a maximum annual assessment from NEIL of $26.7 million.

      TXU Corp. maintains Extra Expense Insurance through NEIL to cover the additional costs of obtaining replacement power from another source if one or both of the units at Comanche Peak are out of service for more than twelve weeks as a result of covered direct physical damage. The coverage provides for weekly payments of $3.5 million for the first fifty-two weeks and $2.8 million for the next 110 weeks for each outage, respectively, after the initial twelve-week period. The total maximum coverage is $490 million per unit. The coverage amounts applicable to each unit will be reduced to 80% if both units are out of service at the same time as a result of the same accident. Under this coverage, TXU Corp. is subject to a maximum annual assessment of $8.6 million.

      There have been some revisions made to the nuclear property and nuclear liability insurance policies regarding the maximum recoveries available for multiple terrorism occurrences. Under the NEIL policies, if there were multiple terrorism losses occurring within a one-year time frame, NEIL would make available one industry aggregate limit of $3.24 billion plus any amounts it recovers from other sources up to the limits for each claimant. If terrorism losses occurred beyond the one-year period, a new set of limits and resources would apply. Under the ANI liability policy, the liability arising out of terrorist acts will be subject to one industry aggregate limit of $300 million which could be reinstated at ANI's option depending on prevailing risk circumstances and the balance in the Industry Credit Rating Plan reserve fund. Under the US Terrorism Risk Insurance Act of 2002, the US government provides reinsurance with respect to acts of terrorism in the US for losses caused by an individual or individuals acting on behalf of foreign parties. In such circumstances, the NEIL and ANI terrorism aggregates would not apply.

      Nuclear Decommissioning -- Through December 31, 2001, decommissioning costs were recovered from consumers based upon a 1992 site-specific study through rates placed in effect under TXU Corp.'s January 1993 rate increase request. Effective January 1, 2002, decommissioning costs are recovered through a tariff charged to REPs by Electric Delivery based upon a 1997 site-specific study, adjusted for trust fund assets, as a component of delivery fees effective under TXU Corp.'s 2001 Unbundled Cost of Service filing. Amounts recovered through regulated rates are deposited in external trust funds (see Note 5 under Investments). With the adoption of FAS 143, the liability for the decommissioning costs was recorded at discounted net present value.

      See Note 1 (under Changes in Accounting Standards) for a discussion of the impact of SFAS 143 on accounting for nuclear decommissioning costs.

      Legal Proceedings -- On October 9, 2003, a lawsuit was filed in the Supreme Court of the State of New York, County of New York, against TXU Corp., by purported beneficial owners of approximately 39% of certain TXU Corp. equity-linked securities issued in October 2001. The common stock purchase contracts that are a part of these securities require the holders to purchase TXU Corp. common stock on specified dates in 2004 and 2005 at prices that are above the current market price of TXU Corp. common stock. The plaintiffs seek a declaratory judgment that (a) a termination event has occurred under the common stock purchase contract as a result of the administration of TXU Europe and, therefore, that plaintiffs are not required to purchase TXU Corp. common stock pursuant to the contracts and (b) an event of default has occurred under the indenture for the senior notes that constitute a part of these equity linked securities. Plaintiffs also seek an injunction requiring TXU Corp. to give notice that a termination event under the common stock purchase contract has occurred. TXU Corp. disputes plaintiffs' allegations and believes that plaintiffs' interpretation of the common stock purchase contract and indenture is inconsistent with the clear language of these agreements and is contrary to applicable law. Therefore, TXU Corp. believes the claims are completely without merit and intends to vigorously defend the lawsuit. On November 13, 2003, TXU Corp. filed a motion to dismiss the action, and oral argument was held on January 26, 2004. The court has not yet ruled on the motion, therefore, TXU Corp. is unable to estimate any possible loss or predict the outcome of this action.

      On July 7, 2003, a lawsuit was filed by Texas Commercial Energy (TCE) in the United States District Court for the Southern District of Texas, Corpus Christi Division, against Energy and certain of its subsidiaries, as well as various other wholesale market participants doing business in ERCOT, claiming generally that defendants engaged in market manipulation, in violation of antitrust and other laws, primarily during the period of extreme weather conditions in late February 2003. An amended complaint was filed on February 3, 2004 that joined additional, unaffiliated defendants. Three retail electric providers have filed motions for leave to intervene in the action alleging claims substantially identical to TCE's. In addition, approximately 25 purported former customers of TCE have filed a motion to intervene in the action alleging claims substantially identical to TCE's, both on their own behalf and on behalf of a putative class of all former customers of TCE. TXU Corp. believes that it has not committed any violation of the antitrust laws and the Commission's investigation of the market conditions in late February 2003 has not resulted in any findings adverse to Energy. Accordingly, TXU Corp. believes that TCE's and the intervenors' claims against Energy and its subsidiary companies are without merit and Energy and its subsidiaries intend to vigorously defend the lawsuit. TXU Corp. is unable to estimate any possible loss or predict the outcome of this action.

      On April 28, 2003, a lawsuit was filed by a former employee of TXU Portfolio Management in the United States District Court for the Northern District of Texas, Dallas Division, against TXU Corp., Energy and TXU Portfolio Management. Plaintiff asserts claims under Section 806 of Sarbanes-Oxley arising from plaintiff's employment termination and claims for breach of contract relating to payment of certain bonuses. Plaintiff seeks back pay, payment of bonuses and alternatively, reinstatement or future compensation, including bonuses. TXU Corp. believes the plaintiff's claims are without merit. The plaintiff was terminated as the result of a reduction in force, not as a reaction to any concerns the plaintiff had expressed, and plaintiff was not in a position with TXU Portfolio Management such that he had knowledge or information that would qualify the plaintiff to evaluate TXU Corp.'s financial statements or assess the adequacy of TXU Corp.'s financial disclosures. Thus, TXU Corp. does not believe that there is any merit to the plaintiff's claims under Sarbanes-Oxley. Accordingly, TXU Corp., Energy and TXU Portfolio Management intend to vigorously defend the litigation. While TXU Corp., Energy and TXU Portfolio Management dispute the plaintiff's claims, TXU Corp. is unable to predict the outcome of this litigation or the possible loss in the event of an adverse judgment.

      In November 2002 and February and March 2003, three lawsuits were filed in the United States District Court for the Northern District of Texas asserting claims under the Employee Retirement Income Security Act (ERISA) on behalf of a putative class of participants in and beneficiaries of various employee benefit plans of TXU Corp. These ERISA lawsuits have been consolidated, and a consolidated complaint was filed on February 3, 2004 against TXU Corp., the directors of TXU Corp., Erle Nye, Peter B. Tinkham, Kirk R. Oliver, Biggs C. Porter, Diane J. Kubin, Barbara B. Curry and Richard Wistrand. The plaintiffs seek to represent a class of participants in such employee benefit plans during the period between April 26, 2001 and July 11, 2002. While TXU Corp. believes the claims are without merit and intends to vigorously defend the lawsuit, it is unable to estimate any possible loss or predict the outcome of this consolidated action.

      On March 10, 2003, a lawsuit was filed by Kimberly P. Killebrew in the United States District Court for the Eastern District of Texas, Lufkin Division, against TXU Corp. and TXU Portfolio Management, asserting generally that defendants engaged in manipulation of the wholesale electric market, in violation of antitrust and other laws. This case has been transferred to the Beaumont Division of the Eastern District of Texas. This action is brought by an individual, alleged to be a retail consumer of electricity, on behalf of herself and as a proposed representative of a putative class of retail purchasers of electricity that are similarly situated. On September 15, 2003, defendants filed a motion to dismiss the lawsuit and a motion to transfer the case to the Northern District of Texas, Dallas Division. TXU Corp. believes that the plaintiff lacks standing to assert any antitrust claims against TXU Corp. or TXU Portfolio Management, and that defendants have not violated antitrust laws or other laws as claimed by the plaintiff. Therefore, TXU Corp. believes that plaintiff's claims are without merit and plans to vigorously defend the lawsuit. TXU Corp. is unable to estimate any possible loss or predict the outcome of this action.

      On October 23, 2002, a derivative lawsuit was filed by a purported shareholder on behalf of TXU Corp. in the 116th Judicial District Court of Dallas County, Texas, against TXU Corp., Erle Nye, Michael J. McNally, David W. Biegler, J.S. Farrington, William M. Griffin, Kerney Laday, Jack E. Little, Margaret N. Maxey, J.E. Oesterreicher, Charles R. Perry and Herbert H. Richardson. The plaintiff alleges breach of fiduciary duty, abuse of control, mismanagement, waste of corporate assets, and breach of the duties of loyalty and good faith. The named individual defendants are current or former officers and/or directors of TXU Corp. No amount of damages has been specified. Furthermore, plaintiffs in such suit have failed to make a demand upon the directors as is required by law, and this case is currently stayed. Therefore, TXU Corp. is unable to estimate any possible loss or predict the outcome of this action.

      In October, November and December 2002 and January 2003, a number of lawsuits were filed in, removed to or transferred to the United States District Court for the Northern District of Texas against TXU Corp., and certain of its officers. These lawsuits have all been consolidated and lead plaintiffs have been appointed by the Court. On July 21, 2003, the lead plaintiffs filed an amended consolidated complaint naming Erle Nye, Michael J. McNally, V.J. Horgan and Brian N. Dickie and directors Derek C. Bonham, J.S. Farrington, William M. Griffin, Kerney Laday, Jack E. Little, Margaret N. Maxey, J.E. Oesterreicher, Herbert H. Richardson and Charles R. Perry, as defendants. The plaintiffs seek to represent classes of certain purchasers of TXU Corp. common stock and equity-linked debt securities during a proposed class period from April 26, 2001 to October 11, 2002. No class or classes have been certified. The complaint alleges violations of the provisions of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, and Sections 11 and 12 of the Securities Act of 1933, as amended (Securities Act), relating to alleged materially false and misleading statements, including statements in prospectuses related to the offering by TXU Corp. of its equity-linked debt securities and common stock in May and June 2002. On September 24, 2003, TXU Corp. and its officer and director defendants filed a motion to dismiss to plaintiffs' Amended Complaint. The plaintiffs have filed their response to the motion and the defendants have filed their reply brief, however, the court has not yet ruled on the motion to dismiss. The named individual defendants are current or former officers and/or directors of TXU Corp. While TXU Corp. believes the claims are without merit and intends to vigorously defend this lawsuit, it is unable to estimate any possible loss or predict the outcome of this action.

      Other Contingencies -- In October 2003, the former directors and officers of TXU Europe Limited and subsidiaries that are now in administration (collectively TXU Europe), who include current and former officers of TXU Corp. and subsidiary companies, received notices from certain creditors and the administrators of TXU Europe of various claims or potential claims relating to losses incurred by creditors, including claims for alleged omissions from a securities offering document and alleged breaches by directors of their English law duties as directors of these companies in failing to minimize the potential losses to the creditors of TXU Europe. Under the terms of the indemnification agreements and bylaw and charter provisions that provide for indemnification of corporate officers and directors, TXU Corp. or one of its subsidiaries will be obligated to indemnify these persons from these and similar claims, unless it is determined that the corporate officer's acts were committed in bad faith, were the result of active and deliberate dishonesty or that the corporate officer personally gained a financial profit to which he was not legally entitled. Similar claims have been asserted directly against TXU Corp., as well. TXU Corp. believes that these claims are without merit and intends to vigorously defend any such claims if they are ultimately asserted.

      Open-Access Transmission -- At the state level, the Texas Public Utility Regulatory Act, as amended, requires owners or operators of transmission facilities to provide open access wholesale transmission services to third parties at rates and terms that are non-discriminatory and comparable to the rates and terms of the utility's own use of its system. The Commission has adopted rules implementing the state open access requirements for utilities that are subject to the Commission's jurisdiction over transmission services, such as Electric Delivery.

      On January 3, 2002, the Supreme Court of Texas issued a mandate affirming the judgment of the Court of Appeals that held that the pricing provisions of the Commission's open access wholesale transmission rules, which had mandated the use of a particular rate setting methodology, were invalid because they exceeded the statutory authority of the Commission. On January 10, 2002, Reliant Energy Incorporated and the City Public Service Board of San Antonio each filed lawsuits in the Travis County, Texas, District Court against the Commission and each of the entities to whom they had made payments for transmission service under the invalidated pricing rules for the period January 1, 1997, through August 31, 1999, seeking declaratory orders that, as a result of the application of the invalid pricing rules, the defendants owe unspecified amounts. US Holdings and TXU SESCO Company are named defendants in both suits. Effective as of October 3, 2003, a global settlement among all parties to these lawsuits was reached. The settlement was not material to TXU Corp.'s financial position or results of operation, and requires that these suits be dismissed with prejudice.

      General -- In addition to the above, TXU Corp. and its US and Australian subsidiaries are involved in various other legal and administrative proceedings in the normal course of business the ultimate resolution of which, in the opinion of each, should not have a material effect upon their financial position, results of operations or cash flows.

19.   SEGMENT INFORMATION

      TXU Corp.'s operations are aligned into two reportable segments: Energy and Electric Delivery. The segments are managed separately because they are strategic business units that offer different products or services. TXU Australia was previously reported as a separate segment.

      Energy - consists of operations, principally in the competitive Texas market, involving power production (electricity generation), retail and wholesale energy sales, and hedging and risk management activities.

      Electric Delivery - consists of regulated operations involving the transmission and distribution of electricity in Texas.

      Corporate and Other - remaining non-segment operations consisting primarily of discontinued operations, general corporate expenses, equity earnings or losses of unconsolidated affiliates and interest on debt at the TXU Corp. level.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. TXU Corp. evaluates performance based on income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles. TXU Corp. accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

      The 2001 financial information for the Energy segment and the electricity delivery operations included in the Electric Delivery segment includes information derived from the historical financial statements of US Holdings. Reasonable allocation methodologies were used to disaggregate the financial statements of US Holdings between its generation and electricity delivery operations. Allocation of revenues reflected consideration of return on invested capital, which continues to be regulated for the electricity delivery operations. US Holdings maintained expense accounts for each of its component operations. Costs of energy sold, operating costs and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate common expenses, assets and liabilities between US Holdings' generation and electricity delivery operations. Further, certain financial information was deemed to be not reasonably allocable because of the changed nature of Energy's and Electric Delivery's operations subsequent to the opening of the market to competition, as compared to US Holdings' previous operations. Such activities and related financial information consisted primarily of costs related to retail customer support activities, including billing and related bad debts expense, as well as regulated revenues associated with these costs. Financial information related to these activities was reported in electricity delivery results of operations for the 2001 period. Interest and other financing costs were determined based upon debt allocated. Allocations reflected in the financial information for 2001 did not necessarily result in amounts reported in individual line items that are comparable to actual results in 2002 and 2003. Had the unbundled operations of US Holdings actually existed as separate entities in a deregulated environment, their results of operations could have differed materially from those included in the historical financial statements included herein.

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies. TXU Corp. evaluates performance based on income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles. TXU Corp. accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

      Certain of the business segments provide services or sell products to one or more of the other segments. Such sales are made at prices comparable with those received from nonaffiliated customers for similar products or services. No customer provided more than 10% of consolidated revenues.

      Effective with reporting for 2003, results for the Energy segment exclude expenses incurred by the US Holdings parent company in order to present the segment on the same basis as the results of the business are evaluated by management. Prior year amounts are presented on this revised basis.


                                                                Electric    Corp. and
                                                   Energy       Delivery    Other (1)   Eliminations    Consolidated
                                                 ---------     ---------    ----------  -------------    -----------
    Operating Revenues
                            2003.......          $  7,986        2,087           16       (1,489)         8,600
                            2002.......             7,678        1,994           17       (1,595)         8,094
                            2001.......             7,404        2,314           20       (1,776)         7,962
    Regulated Revenues - Included in Operating
      Revenues
                            2003.......                 -        2,087            -            -          2,087
                            2002.......                 -        1,994            -            -          1,994
                            2001.......             7,044        2,314            -            -          9,358
    Affiliated Revenues - Included in
      Operating Revenues
                            2003.......                (4)       1,488            5       (1,489)             -
                            2002.......                13        1,582            -       (1,595)             -
                            2001.......                 8        1,767            1       (1,776)             -
    Depreciation and Amortization - Including
        Goodwill Amortization
                            2003.......               407           29           19            1            724
                            2002.......               450          264           20           (1)           733
                            2001.......               409          239           23            1            672
    Equity in Earnings (Losses) of
          Subsidiaries -
         Unconsolidated Subsidiaries
                            2003.......                (1)           -          (10)           -            (11)
                            2002.......                (2)           -         (105)           -           (107)
                            2001.......                (4)           -          (49)           -            (53)
    Interest Income
                            2003.......                 8           52           38          (62)            36
                            2002.......                10           49           72          (98)            33
                            2001.......                38            -           89          (50)            77
    Interest Expense and Other Charges
                            2003.......               323          300          223          (62)           784
                            2002.......               215          265          311          (98)           693
                            2001.......               224          267          331          (47)           775
    Income Tax Expense (Benefit)
                            2003.......               231          126         (105)           --            252
                            2002.......               117          118         (158)           --             77
                            2001.......               242          119         (146)           --            215
    Income from Continuing Operations
      Before Extraordinary Loss and  Cumulative
       Effect of Changes in  Accounting Principles
                            2003.......               497          258         (189)           --            566
                            2002.......               322          245         (462)           --            105
                            2001.......               577          228         (272)           --            533


                                                                Electric    Corp. and
                                                   Energy       Delivery    Other (1)   Eliminations    Consolidated
                                                 ---------     ----------  ----------  -------------   -------------
    Investment in Equity Investees
                            2003.......                 1            -            1            -              2
                            2002.......                 3            -         (391)           -           (388)
                            2001.......                 7            -         (130)           -           (123)
    Total Assets
                            2003.......            14,571        9,316        9,514       (1,681)        31,720
                            2002.......            15,804        9,028        9,004       (2,431)        31,405
                            2001.......            18,205       10,780       23,567       (9,954)        42,598
    Capital Expenditures
                            2003.......               163          543           15            -            721
                            2002.......               285          513           15            -            813
                            2001.......               327          635           26            -            988

         *Assets by segment exclude investments in affiliates.
         (1) Corp. and other includes discontinued operations.

20.      SUPPLEMENTARY FINANCIAL INFORMATION

         Regulated Versus Unregulated Operations --

                                                                                    Year Ended December 31,
                                                                                ----------------------------
                                                                                  2003       2002       2001
                                                                                 ------     ------     ------
      Operating revenues
          Regulated........................................................     $ 2,087    $ 1,994    $ 9,358
          Unregulated......................................................       8,002      7,695        380
          Intercompany sales eliminations-regulated........................      (1,488)    (1,582)    (1,771)
          Intercompany sales eliminations-unregulated......................          (1)       (13)        (5)
                                                                                -------    -------    -------
               Total operating revenues....................................       8,600      8,094      7,962
                                                                                -------    -------    -------
      Costs and operating expenses
          Cost of energy sold and delivery fees-regulated*.................           -          -      2,996
          Cost of energy sold and delivery fees-unregulated*...............       3,640      3,199         42
          Operating costs-regulated........................................         709        676      1,219
          Operating costs-unregulated......................................         680        678         35
          Depreciation and amortization, other than goodwill-regulated.....         297        264        629
          Depreciation and amortization, other than goodwill-unregulated...         427        469         28
          Selling, general and administrative expenses-regulated...........         217        234        343
          Selling, general and administrative expenses-unregulated.........         690        812        449
          Franchise and revenue-based taxes-regulated......................         250        272        441
          Franchise and revenue-based taxes-unregulated....................         140        156         20
          Goodwill amortization-regulated..................................           -          -        (18)
          Goodwill amortization-unregulated................................           -          -         33
          Other income.....................................................         (58)       (41)       (23)
          Other deductions.................................................          42        533        322
          Interest income..................................................         (36)       (33)       (77)
          Interest expense and other charges...............................         784        693        775
                                                                                 ------     ------     ------
               Total  costs and expenses...................................       7,782      7,912      7,214
                                                                                 ------     ------     ------
      Income from continuing operations before income taxes, extraordinary
         loss and cumulative effect of changes in accounting principles....      $  818     $  182     $  748
                                                                                 ======     ======     ======

      *Includes cost of fuel consumed of $1,465 million (unregulated) in 2003, $1,325 million (unregulated) in 2002 and $1,081 million (largely regulated) in 2001, respectively. The balance represents energy purchased for resale and delivery fees.

      The operations of the Energy segment are included above as unregulated, as the Texas market is now open to competition. However, retail pricing to residential customers in the historical service territory continues to be subject to certain price controls as discussed in Note 16.

      Other Income and Deductions --

                                                                        Year Ended December 31,
                                                                   ------------------------------
                                                                     2003       2002       2001
                                                                    ------     -----      ------
      Other income
          Net gain on sale of properties and businesses.......     $    46    $    32    $     5
          Equity portion of allowance for funds used during
            construction......................................           4          3          4
          Other...............................................           8          6         14
                                                                   -------    -------    -------
               Total other income.............................     $    58    $    41    $    23
                                                                   =======    =======    =======
      Other deductions
          Loss on sale of properties..........................     $     2    $     2    $    10
          Equity losses of unconsolidated subsidiaries........          17        107         54
          Loss related to telecommunications partnership......           -        150          -
          Loss on retirement of debt..........................           4         27        149
          Regulatory asset write-off..........................           -          -         95
          Asset impairment-generation construction projects...           -        237          -
          Expenses related to impaired construction projects..           6          7          7
          Premium on redemption of preferred stock............           3          -          -
          Other...............................................          10          3          7
                                                                   -------    -------    -------
               Total other deductions                              $    42    $   533    $   322
                                                                   =======    =======    =======

      Credit Risk -- Credit risk relates to the risk of loss associated with non-performance by counterparties. TXU Corp. maintains credit risk policies with regard to its counterparties to minimize overall credit risk. These policies require an evaluation of a potential counterparty's financial condition, credit rating, and other quantitative and qualitative credit criteria and specify authorized risk mitigation tools, including but not limited to use of standardized agreements that allow for netting of positive and negative exposures associated with a single counterparty. TXU Corp. has standardized documented processes for monitoring and managing its credit exposure, including methodologies to analyze counterparties' financial strength, measurement of current and potential future credit exposures and standardized contract language that provides rights for netting and set-off. Credit enhancements such as parental guarantees, letters of credit, surety bonds and margin deposits are also utilized. Additionally, individual counterparties and credit portfolios are managed to preset limits and stress tested to assess potential credit exposure. This evaluation results in establishing credit limits or collateral requirements prior to entering into an agreement with a counterparty that creates credit exposure to TXU Corp. Additionally, TXU Corp. has established controls to determine and monitor the appropriateness of these limits on an ongoing basis. Any prospective material adverse change in the payment history or financial condition of a counterparty or downgrade of its credit quality will result in the reassessment of the credit limit with that counterparty. This process can result in the subsequent reduction of the credit limit or a request for additional financial assurances.

      Gross Credit Exposure -- TXU Corp.'s regional gross exposure to credit risk as of December 31, 2003, is as follows:

            Region                                     Credit Exposure
            ------                                     ---------------

            US............................                  $2,274
            Australia.....................                     539
                                                            ------
            Consolidated..................                  $2,813
                                                            ======
      TXU Corp.'s gross exposure to credit risk represents trade accounts receivable (net of allowance for uncollectible accounts receivable of $60 million), as well as commodity contract assets and other derivative assets that arise primarily from hedging activities. Credit is coordinated between regions to reduce exposure on a consolidated basis, to provide transparency between regions with respect to economic, regulatory, weather and other conditions, and to communicate objectives and processes through various risk committees and forums.

      A large share of gross assets subject to credit risk represents accounts receivable from the retail sale of electricity and gas to residential and small business customers. The risk of material loss (after consideration of allowances) from non-performance by these customers is unlikely based upon historical experience. Allowances for uncollectible accounts receivable are established for the potential loss from non-payment by these customers based on historical experience and market or operational conditions. In addition, Electric Delivery has exposure to credit risk as a result of non-performance by nonaffiliated REPs.

      Most of the remaining trade accounts receivable are with large business customers and hedging counterparties. These counterparties include major energy companies, financial institutions, gas and electric utilities, independent power producers, oil and gas producers and energy trading companies.

      The exposure to credit risk from these customers and counterparties, excluding credit collateral, as of December 31, 2003, is $1.3 billion net of standardized master netting contracts and agreements that provide the right of offset of positive and negative credit exposures with individual customers and counterparties, including $184 million and $94 million related to TXU Australia and TXU Gas, respectively. When considering collateral currently held by TXU Corp. (cash, letters of credit and other security interests), the net credit exposure is $1.0 billion. Of this amount, approximately 87% of the associated exposure is with investment grade customers and counterparties, as determined using publicly available information including major rating agencies' published ratings and TXU Corp.'s internal credit evaluation process. Those customers and counterparties without an S&P rating of at least BBB- or similar rating from another major rating agency are rated using internal credit methodologies and credit scoring models to estimate an S&P equivalent rating. TXU Corp. routinely monitors and manages its credit exposure to these customers and counterparties on this basis.

      TXU Corp. had no exposure to any one customer or counterparty greater than 10% of the net exposure of $1.0 billion at December 31, 2003. Additionally, approximately 67% of the credit exposure, net of collateral held, has a maturity date of two years or less. TXU Corp. does not anticipate any material adverse effect on its financial position or results of operations as a result of non-performance by any customer or counterparty.

      Interest Expense and Related Charges --

                                                                            Year Ended December 31,
                                                                       ----------------------------------
                                                                         2003         2002         2001
                                                                        ------       -----        ------
Interest.......................................................        $  728        $  637      $  664
Interest on long-term debt held by subsidiary trust............            31            30          91
Preferred stock dividends of subsidiaries......................             6             9          11
Amortization of debt discounts, premiums and issuance cost.....            31            29          30
Allowance for borrowed funds used during construction
   and capitalized interest....................................           (12)          (12)        (21)
                                                                       ------        ------      ------
      Total interest expense and other related charges.........        $  784        $  693      $  775
                                                                       ======        ======      ======

      FIN 46 and SFAS 150 have affected the balance sheet presentation of mandatorily redeemable securities. However, there has been no effect on the presentation of related interest charges on the income statement as the effect was not material.

      Regulatory Assets and Liabilities --

                                                                                                December 31,
                                                                                          -----------------------
                                                                                             2003          2002
                                                                                            ------        ------
Regulatory Assets
Generation-related regulatory assets recoverable by securitization bonds....               $1,654        $1,652
Securities reacquisition costs..............................................                  121           124
Recoverable deferred income taxes -- net....................................                   96            76
Other regulatory assets.....................................................                   95            46
                                                                                           ------        ------
    Total regulatory assets.................................................                1,966         1,898
                                                                                           ------        ------
Regulatory Liabilities
Liability related to excess mitigation credit...............................                    -           170
Investment tax credit and protected excess deferred  taxes..................                   88            98
Other ......................................................................                    6             -
                                                                                           ------        ------
    Total regulatory liabilities............................................                   94           268
                                                                                           ------        ------
      Net regulatory assets.................................................               $1,872        $1,630
                                                                                           ======        ======

      Included in net regulatory assets are assets of $121 million at December 31, 2003 and 2002 that were earning a return. The regulatory assets, other than those subject to securitization (See Note 16), have a remaining recovery period of 15 to 47 years.

      Included in other regulatory assets as of December 31, 2003 was $29 million related to nuclear decommissioning liabilities.

      Restricted Cash -- At December 31, 2003, TXU Corp. had a $525 million investment in LOC Trust, accounted for as restricted cash, representing collateral to support a new $500 million credit facility (see Note 7). The remaining restricted cash reported in investments on the balance sheet as of December 31, 2003 included $44 million held as collateral for letters of credit issued and $13 million principally related to payment of fees associated with the securitization bonds. At December 31, 2003, the Electric Delivery Transition Bond Company LLC had $12 million of restricted cash, representing collections from customers, that secure its securitization bonds and may be used only to service its debt and pay its expenses. As of December 31, 2003, all of the restricted cash of $210 million from the net proceeds of Electric Delivery's issuance of senior secured notes in December 2002 had been used to pay the interest and principal of Electric Delivery's first mortgage bonds due March 1 and April 1, 2003.

      Related Party Transactions -- See discussion in Note 5 under "Investments in Unconsolidated Entities."

      Accounts Receivable -- At December 31, 2003 and December 31, 2002, accounts receivable of $1.1 billion and $1.5 billion are stated net of allowance for uncollectible accounts of $52 million and $71 million, respectively. During 2003, bad debt expense was $120 million, account write-offs were $126 million and other activity decreased the allowance for uncollectible accounts by $13 million. During 2002, bad debt expense was $160 million, account write-offs were $126 million and other activity increased the allowance for uncollectible accounts by $3 million. Allowances related to receivables sold are reported in current liabilities and totaled $42 million and $20 million at December 31, 2003 and 2002, respectively.

      Accounts receivable included $411 million and $441 million of unbilled revenues at December 31, 2003 and 2002, respectively.

      Commodity Contracts -- At December 31, 2003 and 2002, current and noncurrent commodity contract assets totaling $1.1 billion and $1.8 billion, respectively, are stated net of applicable credit (collection) and performance reserves totaling $18 million and $43 million, respectively. Performance reserves are provided for direct, incremental costs to settle the contracts.

     Inventories by Major Category --

                                                                          December 31,
                                                                     ------------------------
                                                                       2003            2002
                                                                      ------          ------
Materials and supplies........................................       $  258          $  267
Fuel stock....................................................           78              71
Gas stored underground........................................           83              57
                                                                     ------          ------
    Total inventories.........................................       $  419          $  395
                                                                     ======          ======

      Inventories reflect a $22 million reduction as a result of the rescission of EITF 98-10 as discussed in Note 1.

      Property, Plant and Equipment --

                                                                                                  December 31,
                                                                                          --------------------------
                                                                                            2003             2002
                                                                                           ------           ------
   Energy:
        Generation...............................................................          $15,861       $15,636
        Nuclear fuel (net of accumulated amortization of $934 and $847)..........              131           137
        Other assets.............................................................              739           460
   Electric Delivery:
        Transmission - electricity...............................................            2,349         2,176
        Distribution - electricity...............................................            6,676         6,376
        Other assets.............................................................              480           456
   Corporate and  Other..........................................................              202           182
                                                                                           -------       -------
        Total....................................................................           26,438        25,423
   Less accumulated depreciation.................................................           10,025         9,287
                                                                                           -------       -------
        Net of accumulated depreciation..........................................           16,413        16,136
   Construction work in progress.................................................              390           390
                                                                                           -------       -------
        Net property, plant and equipment........................................          $16,803       $16,526
                                                                                           =======       =======

      As of December 31, 2003, substantially all of Electric Delivery's electric utility property, plant and equipment (with a net book value of $6.3 billion) is pledged as collateral on Electric Delivery's first mortgage bonds and senior secured notes.

      Supplemental Cash Flow Information --

                                                                            Year Ended December 31,
                                                                       --------------------------------
                                                                         2003         2002         2001
                                                                        ------       ------       ------
Cash payments (receipts) related to continuing operations:
   Interest (net of amounts capitalized).......................        $   720       $  635      $  755
   Income taxes................................................        $  (590)      $    3      $  104
Cash payments (receipts) related to discontinued operations:
   Interest (net of amounts capitalized).......................        $   164       $  178      $  216
   Income taxes................................................        $     3       $  (32)     $  (74)
Non-cash investing and financing activities:
   Note receivable from sale of assets.........................        $     -       $    -      $  186
   Equity purchase contracts...................................        $     -       $    -      $ (190)
   Equity-linked securities surrendered to meet obligations
     under related common stock purchase contracts.............        $     -       $  238      $    -
   Discount related to exchangeable preferred membership
     interests recorded to paid-in-capital.....................        $     -       $  111      $    -

      The consolidation of Pinnacle was a noncash activity.

      See Note 2 for the effects of adopting SFAS 143, which were noncash in nature.

      See Note 9 for discussion of the exchange of Energy subordinated notes for preferred membership interests, which was a noncash transaction.

     Quarterly Information (unaudited) -- The results of operations by quarter are summarized below and reflect the discontinuance of businesses as discussed in Note 3.

      In the opinion of TXU Corp., all other adjustments (consisting of normal recurring accruals) necessary for a fair statement of such amounts have been made. Quarterly results are not necessarily indicative of a full year's operations because of seasonal and other factors.

                                                                                       Quarter Ended
                                                                      ----------------------------------------------
                                                                       March 31    June 30     Sept. 30     Dec. 31
                                                                      ----------  ---------   ----------   ---------
2003:
Operating revenues ................................................    $ 1,922     $ 2,157     $ 2,615      $ 1,907
Income from continuing operations before extraordinary loss and
   cumulative effect of changes in accounting principles...........    $    34     $   160     $   333      $    39
Income (loss) from discontinued operations, net of tax effect......    $    69     $   (49)    $    64      $   (10)
Cumulative effect of changes in accounting principles, net of
  tax benefit......................................................    $   (58)    $       -   $     -      $     -
Net income before preference stock dividends ......................    $    45     $   111     $   397      $    29
Net income available for common stock .............................    $    40     $   105     $   392      $    23
Basic per share of common stock:
    Income from continuing operations before cumulative effect of changes in accounting principles after provision for
       preference dividends........................................    $    .11    $    .50    $   1.04     $    .12
    Income (loss) from discontinued operations, net of tax effect..    $    .22    $   (.15)   $    .20     $   (.03)
    Cumulative effect of changes in accounting principles, net of
       tax benefit ................................................    $   (.18)   $       -   $    -       $     -
    Preference stock dividend .....................................    $   (.02)   $   (.02)   $   (.02)    $   (.02)
    Net income available for common stock..........................    $    .13    $    .33    $   1.22     $    .07
Diluted per share of common stock:
    Income from continuing operations before cumulative effect of changes in accounting principles after provision for
       preference dividends........................................    $    .11    $    .45    $    .91     $    .12
    Income (loss) from discontinued operations, net of tax effect..    $    .18    $   (.13)   $    .17     $   (.04)
    Cumulative effect of changes in accounting principles, net of                  $
       tax benefit ................................................    $   (.15)   $      -    $      -     $      -
    Preference stock dividend......................................    $   (.01)   $   (.01)   $   (.01)    $   (.01)
    Net income available for common stock..........................    $    .13    $    .31    $   1.07     $    .07

2002:
Operating revenues ................................................    $  1,877     $ 2,105     $ 2,521      $ 1,590
Income (loss) from continuing operations before extraordinary loss
   and cumulative effect of changes in accounting principles.......    $    175     $   200     $   267      $  (538)
Income (loss) from discontinued operations, net of tax effect......    $     80     $     1     $   (56)     $(4,205)
Extraordinary loss, net of tax effect..............................    $      -     $     -     $    -       $  (134)
Net income (loss) before preference stock dividends................    $    255     $   201     $   211      $(4,877)
Net income (loss) available for common stock ......................    $    250     $   195     $   206      $(4,883)
Basic per share of common stock:
    Income (loss) from continuing operations before extraordinary
       loss after provision for preference dividends...............    $    .67    $    .75    $    .95     $  (1.81)
    Income (loss) from discontinued operations, net of tax effect      $    .30    $      -    $   (.20)    $ (14.16)
    Extraordinary loss, net of tax effect .........................    $     -     $      -    $      -     $   (.45)
    Preference stock dividend .....................................    $   (.02)   $   (.02)   $   (.02)    $   (.02)
    Net income (loss) available for common stock...................    $    .95    $    .73    $    .73     $ (16.44)
Diluted per share of common stock:
    Income (loss) from continuing operations before extraordinary
       loss after provision for preference dividends...............    $    .66    $    .74    $    .95     $  (1.81)
    Income (loss) from discontinued operations, net of tax effect..    $    .30    $     -     $   (.20)    $ (14.16)
    Extraordinary loss, net of tax effect .........................    $     -     $     -     $    -       $   (.45)
    Preference stock dividend......................................    $   (.02)   $   (.02)   $   (.02)    $   (.02)
    Net income (loss) available for common stock...................    $    .94    $    .72    $    .73     $ (16.44)

      Included in fourth quarter 2003 income from discontinued operations were impairment and other exit charges totaling $30 million ($20 million after-tax). Included in fourth quarter 2002 results of continuing operations were a $185 million ($120 million after-tax) accrual for regulatory-related retail clawback $187 million ($174 million after-tax) in impairment charges related to the telecommunications investments, and a $237 million ($154 million after-tax) writedown of an investment in generation plant construction projects. (See Notes 3 and 16.)

      Reconciliation of Previously Reported Quarterly Information -- The following table presents the changes to previously reported quarterly amounts (as reported in the 2003 Annual Report on Form 10-K) to reflect discontinued operations (see Note 3). Net income was not affected by these changes.

                                                                                Quarter Ended
                                                               ----------------------------------------------
                                                                March 31     June 30     Sept. 30    Dec. 31
                                                               ---------    --------    ----------  --------
                                                                Increase (Decrease) from Previously Reported
2003:
Revenues - from discontinued operations ..................      $   (838)   $   (460)    $   (489)   $   (620)
Income (loss) from continuing operations before
extraordinary loss and
   cumulative effect of changes in accounting principles..      $    (81)   $    (18)    $    (39)   $    (33)
Income (loss) from discontinued operations, net of tax
    effect ...............................................      $     81    $     18     $     39    $     33

2002:
Revenues - from discontinued operations...................     $    (544)   $   (366)    $   (366)   $   (527)
Income (loss) from continuing operations before
extraordinary loss and cumulative effect of changes in
   accounting principles..................................     $     (86)   $      8     $     (3)   $      3
Loss from discontinued operations, net of tax effect .....     $      86    $     (8)    $      3    $     (3)

21.      SUBSEQUENT EVENTS

      In the second quarter of 2004, TXU Corp. finalized plans to dispose of its TXU Australia, TXU Gas and Pedricktown, New Jersey (power production) businesses. The TXU Australia business was sold in July 2004 and the operations of TXU Gas were disposed of in a merger by division transaction in October 2004. Negotiations for the sale of the Pedricktown facility are ongoing and a transaction is expected to be completed no later than the second quarter of 2005. The financial statements have been reclassified to reflect these businesses as discontinued operations. Except as required to reflect the effects of the reclassification and dispositions discussed above, the financial statements have not been otherwise modified or updated.


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